    As filed with the Securities and Exchange Commission on May 4, 1999
                                                     Registration No. 333-74621

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                     PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         INDIAN VILLAGE BANCORP, INC.
      (Name of Small Business Issuer in its Certificate of Incorporation)


        PENNSYLVANIA                                        6035                                           34-1891199
(State or Other Jurisdiction of                (Primary Standard Industrial                    (IRS Employer Identification No.)
 Incorporation or Organization)                 Classification Code Number)


                    100 South Walnut Street                                             100 South Walnut Street
                      Gnadenhutten, Ohio                                                  Gnadenhutten, Ohio
                        (740) 254-4313                                                     (740) 254-4313
 (Address and Telephone Number of Principal Executive Offices)  (Address of Principal Place of Business or Intended Principal Place
                                                                                            of Business)

                                Marty R. Lindon
                President, Chief Executive Officer and Director
                         Indian Village Bancorp, Inc.
                            100 South Walnut Street
                              Gnadenhutten, Ohio
                                (740) 254-4313
           (Name, Address and Telephone Number of Agent for Service)


                                  Copies to:
                           Paul M. Aguggia, Esquire
                         Victor L. Cangelosi, Esquire
                        Muldoon, Murphy & Faucette LLP
                          5101 Wisconsin Avenue, N.W.
                            Washington, D.C. 20016
                                (202) 362-0840

     Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /______/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
    Title of each Class of            Amount to          Proposed Maximum         Proposed Maximum         Amount of
 Securities to be Registered       be Registered         Offering  Price        Aggregate Offering     Registration Fee
                                                           Per Unit                    Price (1)
------------------------------------------------------------------------------------------------------------------------
Common Stock
$.01 par Value                   793,500 Shares             $10.00            $7,935,000                   (2)
========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

(2) The registration fee of $2,206 was previously paid upon the initial filing of the Form SB-2.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS                                     [LOGO]

                                      INDIAN VILLAGE BANCORP, INC.
                    (Proposed Holding Company for Indian Village Community Bank)

                                   586,500 Shares of Common Stock


Indian Village Community Bank is converting from the mutual form to the stock form of organization and will become a wholly owned subsidiary of Indian Village Bancorp, Inc.




                           Price Per Share:  $10.00
                 Expected Trading Market:  OTC Bulletin Board


                                                Minimum          Maximum

Number of shares:                               433,500          586,500
Gross offering proceeds:                     $4,335,000       $5,865,000
Estimated underwriting commissions
  and other offering expenses:                 $380,000         $380,000
Estimated net proceeds:                      $3,955,000       $5,485,000
Estimated net proceeds per share:                 $9.12            $9.35

With the approval of the Office of Thrift Supervision, Indian Village Bancorp may increase the maximum number of shares by up to 15%, to 674,475 shares.


Trident Securities will use its best efforts to assist Indian Village Bancorp in selling at least the minimum number of shares but does not guarantee that this number will be sold. Trident Securities is not obligated to purchase any shares of common stock in the offering. Trident Securities intends to make a market in the common stock.


The offering to depositors and borrowers of Indian Village will end at 12:00 Noon, Eastern Time, on June ___, 1999. An offering to the general public may also be held and may end as early as 12:00 Noon, Eastern Time, on June __, 1999. If the conversion is not completed by _______, 1999, and the Office of Thrift Supervision gives Indian Village more time to complete the conversion, Indian Village Bancorp will allow all subscribers to increase, decrease or cancel their orders. All extensions may not go beyond ___________, 2001. Indian Village Bancorp will hold all funds of subscribers in an interest-bearing savings account at Indian Village until the conversion is completed or terminated. Funds will be returned promptly with interest if the conversion is terminated.


-------------------------------------------------------------------------------

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

For a discussion of certain risks that you should consider, see "Risk Factors" beginning on page ___.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------

For assistance, please contact the stock information center at (740) 254-9164.

                              TRIDENT SECURITIES

                 The date of this prospectus is May ___, 1999

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Summary...................................................................................................
Risk Factors..............................................................................................
Selected Financial Information............................................................................
Recent Developments.......................................................................................
Use of Proceeds...........................................................................................
Dividend Policy...........................................................................................
Market for Common Stock...................................................................................
Capitalization............................................................................................
Historical and Pro Forma Regulatory Capital Compliance....................................................
Pro Forma Data............................................................................................
Shares to be Purchased by Management with Subscription Rights.............................................
Management's Discussion and Analysis of Financial Condition
   and Results of Operations..............................................................................
Business of Indian Village Bancorp........................................................................
Business of Indian Village................................................................................
Management of Indian Village Bancorp......................................................................
Management of Indian Village..............................................................................
Regulation and Supervision................................................................................
Federal and State Taxation................................................................................
The Conversion............................................................................................
Restrictions on Acquisition of Indian Village Bancorp.....................................................
Description of Capital Stock of Indian Village Bancorp ...................................................
Registration Requirements.................................................................................
Legal and Tax Opinions....................................................................................
Experts...................................................................................................
Change in Accountants.....................................................................................
Where You Can Find More Information.......................................................................
Index to Financial Statements.............................................................................

--------------------------------------------------------------------------------

                                    SUMMARY



You should read the entire prospectus carefully before you decide to invest. For assistance, please contact the stock information center at (740) 254-9164.


                                 THE COMPANIES

Indian Village Bancorp, Inc. (page __)
100 South Walnut Street
Gnadenhutten, Ohio 44629
(740) 254-4313

Indian Village formed Indian Village Bancorp to be its holding company. To date, Indian Village Bancorp has only conducted organizational activities. After the conversion, it will own all of Indian Village's capital stock and will direct, plan and coordinate Indian Village's business activities. After the conversion, Indian Village Bancorp might become an operating company or acquire or organize other operating subsidiaries, including other financial institutions, although it currently has no specific plans or agreements to do so.

Indian Village Community Bank (page __)
100 South Walnut Street
Gnadenhutten, Ohio 44629
(740) 254-4313

Indian Village's business strategy is to operate as a traditional, community-oriented savings association dedicated to financing home ownership and providing quality customer service. Currently, Indian Village operates out of its main office in Gnadenhutten, Ohio. In February 1999 Indian Village received regulatory approval to open its first branch office, which will be located in New Philadelphia, Ohio. Gnadenhutten and New Philadelphia are both located in Tuscarawas County, which Indian Village considers as its primary market area for making loans and attracting deposits.

Indian Village's principal business is attracting deposits from the general public and using those funds to originate fixed-rate residential mortgage loans, which accounted for 82.1% of Indian Village's total loan portfolio at December 31, 1998. Indian Village also makes multi-family and commercial real estate loans. Indian Village introduced home equity loans and lines of credit in May 1996 and other consumer loans in April 1998. Indian Village also invests in U.S. government and agency securities and U.S. government insured or guaranteed mortgage-backed securities. At December 31, 1998, Indian Village had total assets of $40.0 million, deposits of $30.9 million and total equity of $5.1 million.

For a discussion of Indian Village's business strategy and recent results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." For a discussion of Indian Village's business activities, see "Business of Indian Village."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                THE CONVERSION

What is the Conversion (page ___)

The conversion is a change in Indian Village's legal form of organization. As a mutual savings association, Indian Village currently has no stock or stockholders. Instead, Indian Village operates for the mutual benefit of its depositors who elect its directors and vote on other important matters. Through the conversion Indian Village will become a stock savings association and will be owned and controlled by the holder of all its stock, Indian Village Bancorp. Voting rights in Indian Village Bancorp will belong to its stockholders.

Indian Village is conducting the conversion under the terms of its plan of conversion. The Office of Thrift Supervision has approved the conversion with the condition that Indian Village's members approve the plan of conversion. Indian Village has called a special meeting for June ___, 1999 to vote on the plan of conversion.


Reasons for the Conversion (page ___)

By converting to the stock form of organization, Indian Village will be structured in the form used by commercial banks, most business entities and a large number of savings institutions. The conversion will be important to Indian Village's future growth and performance because it will:

     .     provide a larger capital base from which to operate;

     . enhance its ability to attract and retain qualified management through stock-based compensation plans;

     .     expand its ability to serve the public;

     . afford its depositors, borrowers and local community residents the opportunity to participate as owners in the local financial institution with which they do business; and

     . enhance its ability to diversify into other financial services related activities.


Presently, Indian Village does not have any specific plans or arrangements for diversification or expansion into other financial services related activities.

Benefits of the Conversion to Management (page __)

Indian Village Bancorp and Indian Village intend to adopt the following benefit plans and employment agreements:


     . Employee Stock Ownership Plan. This plan intends to purchase 8% of the shares issued in the conversion. This would range from 34,680



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



           shares, assuming 433,500 shares are issued in the conversion, to 46,920 shares, assuming 586,500 shares are issued in the conversion. Indian Village will allocate these shares to employees over a period of years in proportion to their compensation.



     . Stock Option Plan. Under this plan, Indian Village Bancorp may award stock options to key employees and directors. The number of options available under this plan will be equal to 10% of the number shares sold in the conversion. This would range from 43,350 shares, assuming 433,500 shares are issued in the conversion, to 58,650 shares, assuming 586,500 shares are issued in the conversion. This plan will require shareholder approval.

     . Management Development and Recognition Plan. Under this plan, Indian Village Bancorp may award shares of restricted stock to key employees and directors at no cost to the recipient. The number of shares available under this plan will equal 4% of the number of shares sold in the conversion. This would range from 17,340 shares, assuming 433,500 shares are issued in the conversion, to 23,460 shares, assuming 586,500 shares are issued in the conversion. This plan will require shareholder approval.


     . Employment Agreement. Indian Village Bancorp and Indian Village intend to enter into employment agreements with Indian Village's President and Chief Executive Officer, and Vice President, Treasurer and Chief Financial Officer. These agreements will provide for severance benefits if the executive is terminated following a change in control of Indian Village Bancorp or Indian Village.

     . Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control of Indian Village Bancorp or Indian Village.


The following table summarizes the total number and dollar value of the shares of common stock, assuming 586,500 shares are issued in the conversion, which the employee stock ownership plan expects to acquire and the total value of all shares that are expected to be available for




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

award under the stock option plan and the management development and recognition plan. The table assumes the value of the shares is $10.00 per share. The table does not include a value for the options because their value would be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized on an option only if the market price of common stock increases above the price at which the options are granted.


                                                    Percentage
                                                     of Shares
                                 Number   Estimated   Issued
                                   of       Value    in the
                                 Shares   of Shares Conversion
                                 -------  --------- ----------
Employee stock ownership plan...  46,920   $469,200      8.0%
Management development
   and recognition plan awards..  23,460    234,600      4.0
Stock options...................  58,650         --     10.0
                                 -------   --------     ----
         Total.................. 129,030   $703,800     22.0%
                                 =======   ========     ====



For a discussion of risks associated with these plans and agreements, see "Risk Factors--The Implementation of Benefit Plans Will Increase Future Compensation Expense and May Lower Indian Village's Net Income," and "Risk Factors--Employment Agreements and Severance Plan Could Make Takeover Attempts More Difficult to Achieve," and "Risk Factors--Issuance of Shares for Benefit Programs May Lower Your Ownership Interest."

                                 THE OFFERING

Subscription Offering (page ___)

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

Indian Village has granted subscription rights in the following order of priority to:

     1. Persons with $50 or more on deposit at Indian Village as of December 31, 1997.

     2.  The Indian Village employee stock ownership plan.

     3. Persons with $50 or more on deposit at Indian Village as of March 31, 1999.


     4. Indian Village's depositors as of April 30, 1999 and borrowers of Indian Village as of January 20, 1999 whose loans continue to be outstanding as of April 30, 1999.


To ensure that Indian Village properly identifies your subscription rights, you must list all of your savings accounts and loans as of the eligibility dates on the stock order form. If

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed.

The subscription offering will end at 12:00 Noon, Eastern time, on June ___, 1999. If the offering is oversubscribed, Indian Village Bancorp will allocate the shares in order of the priorities described above under a formula outlined in the plan of conversion.

Community Offering (page __)

Indian Village Bancorp may offer shares not sold in the subscription offering to the general public in a community offering. People and trusts of people who are residents of Tuscarawas County, Ohio will have first preference to purchase shares in a community offering. If shares are available, Indian Village Bancorp expects to offer them to the general public immediately after the end of the subscription offering, but may begin a community offering at any time during the subscription offering.


Indian Village Bancorp and Indian Village may reject orders received in the community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order.

Time Period for Completing the
Conversion (page __)

If the conversion is not completed by __________, 1999 and the Office of Thrift Supervision gives Indian Village more time to complete the conversion, Indian Village Bancorp will contact everyone who subscribed for shares to see if they still want to purchase stock. This is known as a "resolicitation offering." A material change in the independent appraisal of Indian Village Bancorp and Indian Village would be the most likely, but not necessarily the only, reason for a delay in completing the conversion. Federal regulations permit the Office of Thrift Supervision to grant one or more time extensions, none of which may exceed 90 days. Extensions may not go beyond ________, 2001. In the resolicitation offering, Indian Village Bancorp would mail a supplement to this prospectus to you if you subscribed for stock to let you confirm, modify or cancel your subscription. If you fail to respond to the resolicitation offering, it would be as if you had canceled your order and all of your subscription funds, together with accrued interest, would be returned to you. If you authorized payment by withdrawal of funds on deposit at Indian Village, that authorization would terminate. If you affirmatively confirm your subscription order during the resolicitation offering, Indian Village Bancorp and Indian Village would continue to hold your subscription funds until the end of the resolicitation offering. Your resolicitation order would be irrevocable without the consent of Indian Village Bancorp and Indian Village until the conversion is completed or terminated.


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


Purchase Price

The purchase price is $10.00 per share. The Boards of Directors of Indian Village Bancorp and Indian Village consulted with Trident Securities in determining it. You will not pay a commission to buy any shares in the conversion.

Number of Shares to be Issued (page ___)

Indian Village Bancorp will sell between 433,500 and 586,500 shares of its common stock in this offering. With regulatory approval, Indian Village Bancorp may increase the number of shares to 674,475 without giving you further notice.

The amount of common stock that Indian Village Bancorp will offer in the conversion is based on an independent appraisal of the estimated market value of Indian Village Bancorp and Indian Village as if the conversion had occurred as of the date of the appraisal. Keller & Company, Inc., an independent appraiser, has estimated that, in its opinion, as of March 1, 1999, and updated as of April 8, 1998, the estimated market value ranged between $4,335,000 and $5,865,000, with a midpoint of $5,100,000. The appraisal was based in part on Indian Village's financial condition and operations and the effect on Indian Village of the additional capital raised by the sale of common stock in this offering. The independent appraisal will be updated before the conversion is completed.

In preparing its independent appraisal, Keller & Company focused primarily on the price/core earnings and price/book valuation methodologies, both of which are discussed in the appraisal report. See "Where You Can Find More Information" for how to obtain a copy of the appraisal report. The following table compares Indian Village's pro forma price/core earnings and price/book ratios at the minimum and maximum of the offering range to the averages for all publically traded thrift institutions, all publically traded Ohio thrift institutions and a comparable group of ten publically traded thrift institutions identified in the appraisal report. Thrift institutions in the mutual holding company structure are excluded from each comparison group.


                                            Price/
                                             Core      Price/
                                           Earnings     Book
                                            Ratio      Ratio
                                          ---------  ---------
Indian Village:
   Minimum..............................     13.26x     50.50%
   Maximum..............................     16.46      59.06
All Publically Traded Thrifts...........     16.89     117.97
All Publicly Traded Ohio Thrifts........     19.39     130.80
Comparable Group........................     14.73      90.45



The independent appraisal does not indicate market value. Do not assume or expect that Indian Village's discounted valuation as shown in the above table means that the


------------------------------------------------------------------------------

------------------------------------------------------------------------------


common stock will trade above the $10.00 purchase price after the conversion. Indian Village Bancorp cannot guarantee that anyone who purchases shares in the conversion will be able to sell their shares at or above the $10.00 purchase price. See "Risk Factors -- Possible Limited Market for Indian Village Bancorp's Common Stock May Lower Market Price."


Purchase Limitations (page ___)

The minimum purchase is 25 shares. The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $100,000 of common stock, which equals 10,000 shares.

The maximum purchase by any person in the community offering is $100,000 of common stock, which equals 10,000 shares.

The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $150,000 of common stock, which equals 15,000 shares.

How to Purchase Common Stock
(page ___)


Note: Once Indian Village receives your order, you cannot cancel or change it without Indian Village's consent. If Indian Village Bancorp intends to sell fewer than 433,500 shares or more than 674,475 shares, all subscribers will be notified and given the opportunity to change or cancel their orders. If you do not respond to this notice, Indian Village Bancorp will return your funds promptly with interest.

If you want to subscribe for shares in the subscription offering or place a purchase order for shares in the community offering, you must complete an original stock order form and send it together with full payment to Indian Village in the postage-paid envelope provided. You must sign the certification that is part of the stock order form. Indian Village must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate.

You may pay for shares in the subscription offering or the community offering in any of the following ways:



     .   By check or money order made payable to Indian Village Bancorp, Inc.


     .   By withdrawal from an account at Indian
         Village.  To use funds in an Individual
         Retirement Account at Indian Village, you must transfer your account to an unaffiliated institution or broker. Please contact the stock information center at least one week before the end of the subscription offering or the community offering, as appropriate, for assistance.


Indian Village will pay interest on your subscription funds at the rate it pays on passbook accounts from the date it receives

------------------------------------------------------------------------------

------------------------------------------------------------------------------


your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with Indian Village will earn interest at the applicable account rate until the conversion is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.



Use of Proceeds (page ___)

Indian Village Bancorp will pay 50% of the net offering proceeds to Indian Village to buy all of the common stock of Indian Village. Indian Village will use these funds to originate loans and purchase investments similar to the kinds it currently holds.

Indian Village Bancorp will also loan an amount equal to 8% of the gross proceeds of the offering to the employee stock ownership plan to fund its purchase of common stock and will keep the remainder of the net proceeds for general corporate purposes. These purposes may include, for example, paying cash dividends or buying back shares of common stock.


Indian Village Bancorp and Indian Village may also use the proceeds of the offering to expand and diversify their businesses, although they have no specific plans to do so at this time.

Purchases by Directors and Executive
Officers (page ___)

Indian Village's directors and executive officers intend to subscribe for 73,000 shares, regardless of the number of shares issued in the conversion, which equals 12.45% of the 586,500 shares that would be issued at the maximum of the offering range. If fewer shares are issued in the conversion, then directors and executive officers may own a greater percentage of Indian Village Bancorp. Directors and executive officers will pay the $10.00 per share price as will everyone else who purchases shares in the conversion.



Market for Common Stock (page ___)

Indian Village Bancorp intends to list the common stock over-the-counter through the OTC Bulletin Board or the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. Trident Securities intends to be a market maker in the common stock. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. Indian Village Bancorp cannot assure you that there will be an active trading market for the common stock. See "Risk Factors--Possible Limited Market for Indian Village Bancorp's Common Stock May Lower Market Price."

Dividend Policy (page ___)

Indian Village Bancorp intends to adopt a policy of paying regular cash dividends, but has not yet decided on the amount or frequency of payments.

------------------------------------------------------------------------------

                                 RISK FACTORS

         Before investing in Indian Village Bancorp's common stock please carefully consider the matters discussed below.

Indian Village's business depends heavily on economic conditions within its primary market area and the rural nature of the area limits growth prospects

         Indian Village's primary market area for lending and deposit gathering activities is Tuscarawas County, a predominantly rural county with a small population that is not growing rapidly. These characteristics limit Indian Village's ability to increase its loan portfolio and deposit base. Furthermore, because a substantial portion of Indian Village's borrowers and depositors and substantially all of its real estate collateral is located in this market area, a downturn in the economy of the primary market area could increase the risk of loan losses. See "Business of Indian Village--Market Area."

Indian Village's goal to increase consumer lending may hurt both asset quality and net income


         Indian Village has limited experience with consumer lending, which offers a higher rate of return but also possesses a greater risk of loss than mortgage lending. Indian Village did not offer consumer loans before May 1996, other than loans secured by deposit accounts at the institution, and intends to emphasize consumer lending in future periods. Indian Village's consumer loan portfolio has increased from $1.1 million, or 4.0% of total loans, at December 31, 1997 to $2.3 million, or 7.2% of total loans, at December 31, 1998. Although Indian Village did not charge-off any consumer loans in either 1997 or 1998, nonaccruing consumer loans increased from $59,000 at December 31, 1997 to $87,000 at December 31, 1998 and to $101,000 at March 31, 1999. Indian Village cannot assure you that the level of nonaccruing consumer loans will not be higher in future periods which would reduce net interest income, or that it will not have to charge-off material amounts of consumer loans in future periods, which could lead to a material increase in the provision for loan losses in future periods which would also reduce net income. See "Business of Indian Village--Lending Activities--Nonperforming Assets and Delinquencies" and "Business of Indian Village--Lending Activities--Consumer Loans" for additional information on Indian Village's consumer lending activities.


Rising interest rates could hurt Indian Village's profits

         Like most financial institutions, Indian Village's ability to make a profit depends largely on its net interest income, which is the difference between interest income it receives from its loans and investment securities and interest it pays on deposits and borrowings. A large percentage of Indian Village's assets are fixed-rate mortgage loans and fixed-rate investment securities. Therefore, if interest rates rise, Indian Village anticipates that its net interest income would decline as interest paid on deposits would increase more quickly than the interest earned on loans and investment securities. In addition, rising interest rates may adversely affect Indian Village's earnings because rising rates may cause a decrease in customer demand for loans and reduce the value of Indian Village's securities available for sale. For further discussion of how changes in interest rates could impact Indian Village, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk Analysis."

Investment of offering proceeds in debt securities could produce low earnings

         Indian Village Bancorp expects to retain 42% of the net offering proceeds for its own use. Indian Village Bancorp intends to invest these funds in short-term U.S. Government and agency obligations until they may be used for other purposes such as paying dividends or repurchasing stock. Furthermore, Indian Village also intends to invest the portion of the net offering proceeds that Indian Village Bancorp will contribute to it in short-term U.S. government and agency obligations until they may be used to make loans. Interest income earned on short-term investment securities is generally lower than interest income earned on loans. Consequently, as long as Indian Village Bancorp and Indian Village primarily invest the net offering proceeds in short term investment securities, particularly during times like now of low market interest rates, you should expect their earnings to be less than what they generally could be if the net offering proceeds were invested primarily in loans. See "Use of Proceeds" for further information regarding Indian Village Bancorp's and Indian Village's intended uses of the net proceeds of this offering.


Competition has hurt Indian Village's net interest income

         Indian Village faces intense competition both in making loans and attracting deposits. This competition has made it more difficult for Indian Village to make new loans and has forced it to offer higher deposit rates in its market area. This competition for loans and deposits has contributed to a narrow interest rate spread, which has hurt net interest income. The competition for deposits, particularly from mutual funds and other stock market investment vehicles, also has contributed to a decrease in Indian Village's deposit base in recent years. Indian Village expects that the competition for loans and deposits will continue to be intense. For more information about Indian Village's market area and the competition it faces, see "Business of Indian Village--Market Area" and "Business of Indian Village--Competition."

Indian Village's return on equity will continue to be below average after conversion because of high capital levels


         Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. In recent years, Indian Village's return on average equity has been below the average return on equity for publicly held savings associations and banks of comparable size. As a result of the additional capital that will be raised in this offering, Indian Village Bancorp expects that its return on average equity will continue to be below average after the offering. In addition, compensation expense will increase as a result of the new benefit plans. Over time, Indian Village Bancorp intends to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity competitive with other publicly traded financial institutions. This goal could take a number of years to achieve, and Indian Village Bancorp cannot assure you that this goal can be attained. Consequently, you should not expect a competitive return on equity in the near future. See "Pro Forma Data" for an illustration of the financial effects of this stock offering.

Implementation of benefit plans will increase future compensation expense and may lower Indian Village's net income

         Indian Village will recognize additional material employee compensation and benefit expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. Indian Village cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. Indian Village would recognize expenses for its employee stock ownership plan when shares are committed to be released to participants' accounts and would recognize expenses for the management development and recognition plan over the vesting period of awards made to recipients. These expenses have been reflected in the pro forma financial information under "Pro Forma Data" assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower. Recently proposed accounting rules could also require Indian Village Bancorp to recognize compensation expense for stock options awarded to nonemployee directors. For further discussion of these plans, see "Management of Indian Village--Benefits."

Year 2000 data processing problems could interrupt and hurt Indian Village's operations

         Computer programs that use only two digits to identify a year could fail or create erroneous results by or at the year 2000. All of the material data processing for Indian Village is performed by a third-party service bureau. If the service bureau is unable to complete its year 2000 adjustments in a timely fashion, or if it does not successfully make all the necessary year 2000 adjustments, resulting computer malfunctions could interrupt the operations of Indian Village and have a significant adverse impact on Indian Village's financial condition and results of operations. For further discussion of Indian Village's year 2000 compliance program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

Issuance of shares for benefit programs may lower your ownership interest

         If stockholders approve the new stock-based benefit programs, Indian Village Bancorp intends to issue shares to its officers and directors through these plans. If the shares for the management development and recognition plan are issued from authorized but unissued stock, your ownership interest could be reduced by up to approximately 3.85%. If the shares for the stock option plan are issued from authorized but unissued stock, your ownership interest could be reduced by up to approximately 9.09%. See "Pro Forma Data."


Expected voting control by management and employees may make takeover attempts more difficult to achieve


         The shares of common stock that Indian Village's directors and executive officers intend to purchase in the conversion, when combined with the shares that may be awarded or sold to participants under Indian Village's employee stock ownership plan and Indian Village Bancorp's stock-based benefit plans, could result in management and employees controlling a significant percentage of Indian Village Bancorp's common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts you would like to see happen. In addition, the total voting power of management and employees could reach in excess of 25% of Indian Village Bancorp's outstanding stock. That level would enable management and employees as a group to defeat any stockholder matter that requires an 75% vote. For information about management's intended stock purchases and the number of shares that may be awarded under new benefit plans, see "Shares to Be Purchased by Management with Subscription Rights," "Management of Indian Village--Executive Compensation" and "Restrictions on Acquisition of Indian Village Bancorp."

Anti-takeover provisions and statutory provisions could make takeover attempts more difficult to achieve

         Provisions in Indian Village Bancorp's Articles of Incorporation and Bylaws, the corporation law of the Commonwealth of Pennsylvania, and federal regulations may make it difficult and expensive to pursue a takeover attempt that management opposes. These provisions may discourage or prevent takeover attempts you would like to see happen. These provisions will also make the removal of the current board of directors or management of Indian Village Bancorp, or the appointment of new directors, more difficult. These provisions include: limitations on voting rights of beneficial owners of more than 10% of Indian Village Bancorp's common stock; supermajority voting requirements for certain business combinations; the election of directors to staggered terms of three years; the elimination of cumulative voting for directors; and the removal of directors without cause only upon the vote of holders of 75% of the outstanding voting shares. The Articles of Incorporation of Indian Village Bancorp also contain provisions regarding the timing and content of stockholder proposals and nominations and limiting the calling of special meetings. For further information about these provisions, see "Restrictions on Acquisition of Indian Village Bancorp."

Employment agreements and severance plan could make takeover attempts more difficult to achieve


         The employment agreements of senior officers of Indian Village Bancorp and Indian Village provide for cash severance payments and/or the continuation of health, life and disability benefits if the executive is terminated following a change in control of Indian Village Bancorp or Indian Village. If a change in control had occurred at December 31, 1998, the aggregate value of the severance benefits available to these executive officers under the agreements would have been approximately $238,000. In addition, if a change in control had occurred at December 31, 1998 and all eligible employees had been terminated, the aggregate payment due under the severance plan would have been approximately $31,000. These arrangements may have the effect of increasing the costs of acquiring Indian Village Bancorp, thereby discouraging future attempts to take over Indian Village Bancorp or Indian Village. For information about the proposed employment and severance agreements and severance plan, see "Management of Indian Village--Executive Compensation."

Possible limited market for Indian Village Bancorp's common stock may lower market price


         Because Indian Village Bancorp has never issued capital stock, Indian Village Bancorp does not know whether an active trading market will develop. Because of the relatively small size of the offering, it is highly unlikely that an active and liquid market for the common stock will develop. As a result, you may not be able to sell all of your shares on short notice and the sale of a large number of shares all at once could lower the market price. Therefore, you should consider the potentially illiquid and long-term nature of an investment in the common stock. Furthermore, Indian Village Bancorp cannot guarantee that anyone who purchases shares in the conversion will be able to sell their shares at or above the $10.00 purchase price. For further information on the expected trading market for Indian Village Bancorp's common stock, see "Market For Common Stock."



Banking reform legislation may reduce Indian Village Bancorp's and Indian Village's powers

         In 1998 the U.S. Congress considered legislation intended to modernize the financial services industry. Under the proposed legislation, newly formed unitary savings and loan holding companies would not have the broad powers currently available to them. Previous proposals would have eliminated the federal savings association charter by requiring all federal savings associations convert to national banks or other banking charters, but these provisions were not included in the final legislation that was considered. Indian Village is a federal savings association and, after the conversion, Indian Village Bancorp will be a unitary savings and loan holding company. Indian Village Bancorp does not know whether federal legislation will be enacted that affects the federal savings association charter or unitary savings and loan holding companies or, if the legislation is enacted, what form it might take. Accordingly, management of Indian Village and Indian Village Bancorp cannot predict what effect, if any, banking reform legislation would have on the activities and operations of Indian Village and Indian Village Bancorp.

                        SELECTED FINANCIAL INFORMATION

         The following tables contain certain information concerning the financial position and results of operations of Indian Village at the dates and for the periods indicated. This information should be read in conjunction with the Financial Statements and related Notes at the back of this prospectus.


                                                                                           At December 31,
                                                                                  ---------------------------------
                                                                                     1998       1997        1996
                                                                                  ----------  ---------  ----------
                                                                                           (In thousands)
SELECTED FINANCIAL DATA:

Total assets....................................................................     $40,024    $36,353     $36,065
Cash and cash equivalents.......................................................         797        923       3,869
Loans, net......................................................................      31,274     27,241      25,499
Investment securities available for sale:
   Mortgage-backed securities, net..............................................       4,227      3,783       2,306
   Investment securities, net...................................................       1,968      3,534       3,487
Deposits........................................................................      30,866     30,277      31,439
Federal Home Loan Bank advances.................................................       4,000      1,000          --
Total equity, substantially restricted..........................................       5,102      4,852       4,472
Real estate owned, net..........................................................         122         41         111
Nonperforming assets and troubled debt restructurings...........................         473        512         633


                                                                                       Year Ended December 31,
                                                                                  ---------------------------------
                                                                                     1998       1997        1996
                                                                                  ----------  ---------  ----------
                                                                                           (In thousands)
SELECTED OPERATING DATA:

Interest income.................................................................      $3,020     $2,891      $2,842
Interest expense................................................................       1,666      1,577       1,597
                                                                                     -------    -------     -------
Net interest income.............................................................       1,354      1,314       1,245
Provision for loan losses.......................................................          60         --         106
                                                                                   ---------   --------    --------
Net interest income after provision for loan losses.............................       1,294      1,314       1,139
Noninterest income..............................................................          29         21          55
Noninterest expense (1).........................................................        (950)      (805)     (1,080)
                                                                                     -------    -------     -------
Income before income taxes......................................................         373        530         114
Income taxes....................................................................         127        180          41
                                                                                     -------    -------     -------
Net income......................................................................     $   246    $   350     $    73
                                                                                     =======    =======     =======

--------------------
(1) Includes in 1996 a one-time, industry-wide, assessment to recapitalize the Savings Association Insurance Fund, which for Indian Village totaled $206,000.

                                                                                           At December 31,
                                                                                  ---------------------------------
                                                                                     1998       1997        1996
                                                                                  ----------  ---------  ----------
SELECTED OTHER DATA:

Number of:
   Mortgage loans outstanding...................................................         877        848         798
   Deposit accounts.............................................................       3,520      3,446       3,523
   Full-service offices.........................................................           1          1           1

                                                                                              At or For
                                                                                     the Year Ended December 31,
                                                                                  ---------------------------------
                                                                                     1998       1997        1996
                                                                                  ----------  ---------  ----------
SELECTED OPERATING RATIOS AND OTHER DATA:

Performance Ratios:
   Average yield earned on interest-earning assets..............................           8.17%      8.30%       8.05%
   Average rate paid on interest-bearing liabilities............................           5.08       5.10        5.15
   Average interest rate spread(1)..............................................           3.09       3.20        2.91
   Net interest margin(2).......................................................           3.68       3.78        3.38
   Ratio of interest-earning assets to interest-bearing liabilities.............         113.04     112.61      110.05
   Net interest income after provision for loan losses to noninterest expense...         136.21     163.23      105.46
   Noninterest expense as a percent of average assets...........................           2.48       2.24        3.00
   Return on average assets(3)..................................................           0.64       0.97        0.20
   Return on average equity(4)..................................................           4.87       7.52        1.66
   Efficiency ratio(5)..........................................................          68.69      60.30       83.08
Capital Ratios:
   Tangible capital ratio.......................................................           12.5       13.1        12.2
   Core capital ratio...........................................................           12.5       13.1        12.2
   Risk-based capital ratio.....................................................           25.8       28.8        30.2
   Ratio of average equity to average assets....................................          13.20      12.95       12.20
Asset Quality Ratios:
   Nonperforming loans and troubled debt restructurings
       as a percent of total loans(6)............................................          1.04       1.71        2.15
  Nonperforming loans and troubled debt restructurings
      as a percent of total assets(6)...........................................           0.82       1.30        1.45
   Allowance for loan losses as a percent of total loans........................           0.69       0.64        0.69
   Allowance for loan losses as a percent of nonperforming loans
      and troubled debt restructurings(6).......................................          66.46      37.37       33.72
   Net loans charged-off to average interest-earning loans......................           0.06         --          --


----------------------------------
(1) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(2)  Net interest income as a percentage of average interest-earning assets.
(3)  Net income divided by average total assets.
(4)  Net income divided by average total equity.
(5) Noninterest expense divided by the sum of net interest income and noninterest income. Efficiency ratio was 67.23% in 1996 without the one-time assessment to recapitalize the Savings Association Insurance Fund.

(6) Nonperforming loans consist of nonaccrual loans. See "Business of Indian Village--Lending Activities--Nonperforming Assets and Delinquencies."

                              RECENT DEVELOPMENTS

     The following selected financial and operating data at March 31, 1999 and for the three month periods ended March 31, 1999 and 1998 are derived from unaudited financial data but, in the opinion of management, reflect all adjustments needed to present fairly the results for these interim periods. All adjustments are normal recurring ones. The results of operations of the three months ended March 31, 1999 do not necessarily indicate the results of operations that may be expected for the year ending December 31, 1999.



                                                                   At                 At
                                                               March 31,         December 31,
                                                                  1999               1998
                                                             --------------   -------------------
                                                                       (Unaudited)
                                                                      (In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets..............................................      $41,831               $40,024
Cash and cash equivalents.................................          301                   797
Loans, net................................................       33,564                31,274
Investment securities available for sale:
  Mortgage-backed securities, net.........................        4,328                 4,227
  Investment securities, net..............................        1,706                 1,968
Deposits..................................................       30,824                30,866
Federal Home Loan Bank advances...........................        5,750                 4,000
Total equity, substantially restricted....................        5,149                 5,102
Real estate owned, net....................................          122                   122
Nonperforming assets and troubled debt restructurings.....          513                   473

                                                                     Three Months Ended
                                                                         March 31,
                                                           --------------------------------------
                                                                    1999               1998
                                                           ------------------ -------------------
                                                                        (Unaudited)
                                                                       (In thousands)
SELECTED OPERATING DATA:

Interest income...........................................           $777                $750
Interest expense..........................................            432                 397
                                                                    -----               -----

Net interest income.......................................            345                 353
Provision for loan losses.................................              3                  --
                                                                  -------              ------

Net interest income after provision for loan losses.......            342                 353

Noninterest income........................................             11                  12
Noninterest expense.......................................           (255)               (221)
                                                                   -------             -------

Income before income tax..................................             98                 144

Income tax expense........................................             34                  48
                                                                   ------              ------

Net income................................................          $  64               $  96
                                                                    =====               =====

                                                                             At or For the
                                                                           Three Months Ended
                                                                                March 31,
                                                                 --------------------------------------
                                                                        1999               1998
                                                                 ------------------ -------------------
KEY FINANCIAL RATIOS(1):

Performance Ratios:

Average yield earned on interest-earning assets...........                  7.81%               8.37%
Average rate paid on interest-bearing liabilities.........                  4.88                5.07
Average interest rate spread(2)...........................                  2.93                3.30
Net interest margin(3)....................................                  3.47                3.95
Ratio of interest-earning assets to interest-bearing
  liabilities.............................................                112.51              114.70
Net interest income after provision for loan losses
  losses to noninterest expense...........................                134.12              159.73
Return on average assets(4)...............................                  0.63                1.05
Return on average equity(5)...............................                  4.94                7.84
Efficiency ratio(6).......................................                 71.63               60.55

Capital Ratios:

Tangible capital ratio....................................                  12.1                13.2
Core capital ratio........................................                  12.1                13.2
Risk-based capital ratio..................................                  24.0                29.2
Average equity as a percent of average assets.............                 12.66               13.39

Asset Quality Ratios:

Nonperforming loans and troubled debt restructurings
   as a percent of total loans (7)........................                  1.09                1.95
Nonperforming loans and troubled debt restructurings
   as a percent of total assets(7)........................                  0.92                1.46
Allowance for loan losses as a percent of
   total loans............................................                  0.65                0.64
Allowance for loan losses as a percent of nonperforming
   loans and troubled debt restructurings(7)..............                  0.60                0.33
Net loan charged-off to average interest-earning loans....                    --                  --


------------------------------

(1)  Annualized where appropriate.
(2) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(3)  Net interest income as a percentage of average interest-earning assets.
(4)  Net income divided by average total assets.
(5)  Net income divided by average total equity.
(6) Noninterest expense divided by the sum of net interest income and noninterest income.
(7) Nonperforming loans consist of nonaccrual loans. See "Business of Indian Village--Lending Activities--Nonperforming Assets and Delinquencies."

Regulatory Capital

         The table below sets forth Indian Village's capital position in relation to its minimum regulatory capital requirements at the date indicated. For a discussion of Indian Village's regulatory capital requirements, see "Regulation -- Federal Regulation of Savings Associations -- Capital Requirements."




                                                                        At March 31, 1999
                                                              --------------------------------------
                                                                                     Percent of
                                                                                      Adjusted
                                                                    Amount         Total Assets(1)
                                                              ------------------ -------------------
                                                                            (In thousands)
Tangible capital..........................................             $5,073                  12.1%
Tangible capital requirement..............................                627                   1.5
                                                                       ------                 -----
Excess....................................................             $4,446                  10.6%
                                                                       ======                  ====

Core capital..............................................             $5,073                  12.1%
Core capital requirement..................................              1,254                   3.0
                                                                       ------                 -----
Excess....................................................             $3,819                   9.1%
                                                                       ======                 =====

Risk-based capital(2).....................................             $5,294                  24.0%
Risk-based capital requirement(2).........................              1,766                   8.0
                                                                       ------                 -----
Excess....................................................             $3,528                  16.0%
                                                                       ======                  ====


------------------------------

(1) Tangible capital levels and core capital levels are shown as a percentage of adjusted total assets of $41.8 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $22.1 million.
(2) Percentage represents total core and supplementary capital divided by total risk-weighted assets.

Non-Performing Assets and Delinquencies

         At March 31, 1999, Indian Village had $368,000 of loans accounted for on a nonaccrual basis, compared to $328,000 at December 31, 1998. Nonaccrual loans at March 31, 1999 consisted of $267,000 in residential real estate loans and $101,000 in consumer loans. See "Risk Factors -- Indian Village's Goal to Increase Consumer Lending May Hurt Both Asset Quality and Net Income." At March 31, 1999, Indian Village had no accruing loans contractually past due 90 days or more, no restructured loans and $122,000 of real estate owned.

         The allowance for loan losses was $221,000 at March 31, 1999. There were no charge-offs or recoveries in either the three months ended March 31, 1999 or 1998.

         The following table sets forth the breakdown of the allowance for loan losses by category at March 31, 1999.



                                                                       Percent of
                                                                      Allowance in      Percent of Loans
                                                                      Each Category          in Each
                                                                         to Total            Category
                                                       Amount           Allowance         to Total Loans
                                                 ------------------ ------------------  ------------------
                                                                     (In thousands)
Real estate loans:
   One- to four-family......................                $106                 47.96%              80.56%
   Multi-family.............................                  11                  4.98                5.05
   Commercial...............................                  17                  7.69                3.19
   Construction.............................                   2                  0.90                2.64
   Land.....................................                   1                  0.45                0.43
Consumer loans..............................                  12                  5.43                7.96
Commercial business loans...................                   3                  1.36                0.17
Unallocated.................................                  69                 31.23                  --
                                                            ----                ------              ------
     Total allowance for loan losses........                $221                100.00%             100.00%
                                                            ====                ======              ======




Comparison of Financial Condition at March 31, 1999 and December 31, 1998

         Total assets increased 4.5% from $40.0 million at December 31, 1998 to $41.8 million at March 31, 1999 primarily as a result of an increase in loans. Loans, net, increased 7.3% from $31.3 million to $33.6 million primarily as a result of growth in the residential mortgage loan and consumer loan portfolios. The residential mortgage loan portfolio increased from $26.1 million to $27.3 million. The consumer loan portfolio increased from $2.3 million to $2.7 million. Cash and cash equivalents decreased from $797,000 to $301,000 to fund loan growth. Mortgaged-backed securities, net, remained relatively unchanged while investment securities, net, decreased from $2.0 million to $1.7 million as a result of maturities.

         Deposits decreased from $30.9 million at December 31, 1998 to $30.8 million at March 31, 1999. Management attributes this decline to increased competition and the overall lack of growth in the Gnadenhutten market. To offset the lack of deposit growth, Indian Village increased its Federal Home Loan Bank advances from $4.0 million to $5.8 million in order to fund loans. Total equity increased as a result of retained net income.

Comparison of Operating Results for the Three Months Ended March 31, 1999 and
1998

         Net Income. Net income was $64,000 in the 1999 quarter compared to $96,000 in the 1998 quarter. Higher interest expense and higher noninterest expense were the primary reasons for the decline in net income.

         Net Interest Income. Net interest income decreased from $353,000 in the 1998 quarter to $345,000 in the current quarter. Total interest income increased from $750,000 to $777,000 primarily as a result of higher average loan balances. Total interest expense increased from $397,000 to $432,000 primarily because of increased interest expense on Federal Home Loan Bank advances due to higher average outstanding balances.

         Provision for Loan Losses. Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for probable losses based on management's evaluation of the collectibility of the loan portfolio, including past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. The provision for loan losses was $3,000 in the current quarter compared to no provision in the 1998 quarter. The provision was increased primarily because of the increased risk of loss associated with the overall growth and changes in composition of the loan portfolio, including the consumer loan portfolio which carries a higher inherent risk of loss than the residential mortgage loan portfolio. The allowance for loan losses was $221,000 at March 31, 1999 compared to $218,000 at December 31, 1998. Management deemed the allowance adequate at both dates. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond Indian Village's control. While Indian Village maintains its allowance for loan losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts. See "Business of Indian Village--Lending Activities--Allowance for Loan Losses" for further information.

         Noninterest Income. Noninterest income remained relatively stable, decreasing only $1,000 from $12,000 in the 1998 quarter to $11,000 in the current quarter.

         Noninterest Expense. Noninterest expense increased from $221,000 in the 1998 quarter to $255,000 in the current quarter primarily as a result of an increase in stationary and printing expense and advertising expense. The increase in stationary and printing expense, from $4,000 in the 1998 quarter to $12,000 in the current quarter, was the result of Indian Village's name change in January 1999. Advertising expense increased from $5,000 in the 1998 quarter to $12,000 in the current quarter primarily as a result of consumer loan advertising and advertising of debit cards. Noninterest expense is expected to increase in future periods because of the expenses associated with the proposed stock benefit plans, the costs associated with operating as a public company, and the costs of staffing and equipping the proposed new branch office in New Philadelphia, Ohio.

         Income Tax Expense. Income tax expense decreased from $48,000 to $34,000 as a result of lower income before taxes.

                                USE OF PROCEEDS


         The following table presents the estimated net proceeds of the offering, the amount to be retained by Indian Village Bancorp, the amount to be contributed to Indian Village, and the amount of Indian Village Bancorp's loan to the employee stock ownership plan. See "Pro Forma Data" for the assumptions used to arrive at these amounts. The Office of Thrift Supervision must approve the issuance of up to 674,475 shares in the conversion.




                                                                    433,500      586,500      674,475
                                                                   Shares at    Shares at    Shares at
                                                                    $10.00        $10.00       $10.00
                                                                   Per Share    Per Share    Per Share
                                                                   ---------    ----------   ----------
                                                                              (In thousands)
Gross proceeds...................................................     $4,335        $5,865       $6,745
Less:  estimated underwriting commissions and
       other offering expenses...................................        380           380          380
                                                                      ------        ------       ------
Net proceeds.....................................................     $3,955        $5,485       $6,365
                                                                      ======        ======       ======

Net proceeds to be retained by Indian Village Bancorp............     $1,977        $2,742       $3,182

Net proceeds to be contributed to Indian Village.................     $1,978        $2,743       $3,183

Amount of loan by Indian Village Bancorp to employee                  $  347        $  469       $  540
   stock ownership plan..........................................


         Indian Village Bancorp has received conditional Office of Thrift Supervision approval to purchase all of the capital stock of Indian Village to be issued in the conversion in exchange for 50% of the net proceeds of the stock offering. Receipt of 50% of the net proceeds of the sale of the common stock will increase Indian Village's capital and will support the expansion of Indian Village's existing business activities. Indian Village will use the funds contributed to it for general corporate purposes, including, initially, lending and investment in short-term U.S. Government and agency obligations and U.S. government agency issued mortgage-backed securities.


         Indian Village Bancorp intends to loan the employee stock ownership plan the amount necessary to purchase 8% of the shares sold in the conversion. Accordingly, the employee stock ownership plan purchases would range between 34,680 shares at the minimum of the offering range and 46,920 shares at the maximum of the offering range. At the midpoint of the offering range, the employee stock ownership plan would purchase 40,800 shares. If 674,475 shares are issued in the conversion, the employee stock ownership plan would purchase 53,958 shares. It is anticipated that the employee stock ownership plan loan will have a 15-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the conversion. The loan will be repaid principally from Indian Village's contributions to the employee stock ownership plan and from any dividends paid on shares of common stock held by the employee stock ownership plan.


         The remaining net proceeds retained by Indian Village Bancorp initially will be invested primarily in short-term U.S. Government and agency obligations. These proceeds will be available for additional contributions to Indian Village in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the stockholders of Indian Village Bancorp and for future repurchases of common stock as permitted under Pennsylvania law and federal regulations. Indian Village Bancorp will consider exploring opportunities to use these funds to expand operations through acquiring or establishing additional branch offices or acquiring other financial institutions. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any expansion activities.

         Except as described above, neither Indian Village Bancorp nor Indian Village has specific plans for the investment of the proceeds of this offering. Although Indian Village's capital currently exceeds regulatory requirements, it is converting to stock form primarily to structure itself in the form of organization used by commercial banks and most other financial services companies. For a discussion of management's business reasons for undertaking the conversion, see "The Conversion--Reasons for the Conversion."

         Following the conversion, the Board of Directors will have the authority to adopt plans that meet statutory and regulatory requirements for repurchases of common stock. Since Indian Village Bancorp has not yet issued stock, there currently is insufficient information upon which an intention to repurchase stock could be based. The Board of Directors will consider many facts and circumstances in determining whether to repurchase stock in the future. These factors include market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the ability to improve Indian Village Bancorp's return on equity. The avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans is another factor that will be considered. The Board of Directors will also consider any other circumstances in which repurchases would be in the best interests of Indian Village Bancorp and its stockholders.

         Before any stock repurchases, the Board of Directors must determine that both Indian Village Bancorp and Indian Village will be capitalized in excess of all applicable regulatory requirements after any repurchases and that capital will be adequate, taking into account, among other things, Indian Village's level of nonperforming and classified assets, Indian Village Bancorp's and Indian Village's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. For a discussion of the regulatory limitations applicable to stock repurchases, see "The Conversion--Restrictions on Repurchase of Stock."


                                DIVIDEND POLICY

General

         Indian Village Bancorp's Board of Directors intends to adopt a policy of paying regular cash dividends after the conversion, but has not decided the amount that may be paid or when the payments may begin. In addition, the Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account the amount of the net proceeds retained by Indian Village Bancorp, Indian Village Bancorp's financial condition, results of operations, tax considerations, capital requirements, industry standards, and economic conditions. The regulatory restrictions that affect the payment of dividends by Indian Village to Indian Village Bancorp discussed below will also be considered. Under Pennsylvania law, Indian Village Bancorp is prohibited from paying a cash dividend if, after the payment of the dividend, it would be unable to pay its debts as they become due in the usual course of business, or if its total assets would be less than its total liabilities plus the amount that would be needed under certain circumstances to satisfy any preferential rights of shareholders. In order to pay cash dividends, however, Indian Village Bancorp must have available cash either from the net proceeds raised in the conversion and retained by Indian Village Bancorp, borrowings by Indian Village Bancorp, dividends received from Indian Village or earnings on Indian Village Bancorp's assets. No assurances can be given that any dividends, either regular or special, will be declared or paid, if declared and paid, what the amount of dividends will be or whether they will continue uninterrupted.

Regulatory Restrictions

         Dividends from Indian Village Bancorp may depend, in part, upon receipt of dividends from Indian Village because Indian Village Bancorp initially will have no source of income other than dividends from Indian Village and earnings from the investment of the net proceeds from the offering retained by Indian Village Bancorp. Office of Thrift Supervision regulations require Indian Village to give the Office of Thrift Supervision 30 days' advance notice of any proposed declaration of dividends to Indian Village Bancorp, and the Office of Thrift Supervision has the authority under its supervisory powers to prohibit the payment of dividends to Indian Village Bancorp. The Office of Thrift Supervision imposes certain limitations on the payment of dividends from Indian Village to Indian Village Bancorp. These limitations utilize a three-tiered approach that permits various levels of distributions based primarily upon a savings association's capital level. Indian Village currently meets the criteria to be designated a Tier 1 association. Consequently, after prior notice to and no objection made by the Office of Thrift Supervision, Indian Village could distribute up to 100% of its net income during the calendar year, plus 50% of its capital in excess of the amount of capital necessary to maintain its Tier 1 designation at the beginning of the calendar year less any distributions previously paid during the year. In addition, Indian Village may not declare or pay a cash dividend on its capital stock if its effect would be to reduce the regulatory capital of Indian Village below the amount required for the liquidation account to be established as required by Indian Village's plan of conversion. See "Regulation--Federal Regulation of Savings Associations--Limitations on Capital Distributions," "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of Indian Village--Liquidation Account" and Note 12 of the Notes to Financial Statements included in the back of this prospectus.

         Additionally, Indian Village Bancorp and Indian Village have committed to the Office of Thrift Supervision that during the one-year period following the conversion, Indian Village Bancorp will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Tax Considerations

         In addition to the foregoing, retained earnings of Indian Village appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used by Indian Village to pay cash dividends to Indian Village Bancorp without the payment of federal income taxes by Indian Village at the then current income tax rate on the amount deemed distributed, which would include the amounts of any federal income taxes paid by Indian Village relating to the distribution. See "Taxation--Federal Taxation" and Note 7 of the Notes to Financial Statements included in the back of this prospectus. Indian Village Bancorp does not contemplate any distribution by Indian Village that would result in a recapture of Indian Village's bad debt reserve or create the above-mentioned federal tax liabilities.


                            MARKET FOR COMMON STOCK

         Because Indian Village Bancorp has never issued capital stock, there is no existing market for its common stock. Indian Village Bancorp intends to list the common stock over-the-counter through either the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. or the OTC Bulletin Board. Trident Securities has agreed to make a market in the common stock following the conversion, although it has no obligation to do so. However, there can be no assurance that timely and accurate quotations will be regularly available. The development of a liquid public market depends on the existence of willing buyers and sellers and their existence is not within the control of Indian Village Bancorp, Indian Village or any market maker. Because of the small size of the offering, it is highly unlikely that an active and liquid market for the common stock will develop and the number of active buyers and sellers at any particular time is expected to be limited. Under these circumstances, investors in the common stock could have difficulty disposing of their shares on short notice and should not view the common stock as a short-term investment. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the $10.00 per share purchase price or that published quotations will be regularly available.

                                CAPITALIZATION


         The following table presents the historical capitalization of Indian Village at December 31, 1998, and the pro forma capitalization of Indian Village Bancorp after giving effect to the assumptions listed under "Pro Forma Data," based on the sale of the number of shares of common stock indicated in the table. The issuance of 674,475 shares would require Office of Thrift Supervision approval of an updated appraisal confirming that valuation. This table does not reflect the issuance of additional shares under the proposed stock option plan. A change in the number of shares to be issued in the conversion may materially affect pro forma capitalization.



                                                                             Indian Village Bancorp
                                                                            Pro Forma Capitalization
                                                                             Based Upon the Sale of
                                                                  -------------------------------------------
                                                 Indian Village
                                                 Capitalization     433,500           586,500       674,475
                                                     as of         Shares at         Shares at     Shares at
                                                  December 31,      $10.00             $10.00       $10.00
                                                      1998         Per Share         Per Share     Per Share
                                                 --------------   -----------        ----------   -----------
                                                                          (In thousands)
Deposits (1)................................          $30,866       $30,866          $30,866       $30,866
Federal Home Loan Bank advances.............            4,000         4,000            4,000         4,000
                                                      -------       -------          -------       -------
Total deposits and borrowed funds...........          $34,866       $34,866          $34,866       $34,866
                                                      =======       =======          =======       =======
Stockholders' equity:
   Preferred stock:
      1,000,000 shares, $.01 par value per
         share, authorized; none issued or
         outstanding........................          $    --       $    --          $    --       $    --
   Common stock:
      5,000,000, $.01 par value per
         share, authorized; specified number
         of shares assumed to be issued and
         outstanding (2)....................               --             4                6             7

Additional paid-in capital..................               --         3,951            5,479         6,358

Retained earnings (3).......................            5,105         5,105            5,105         5,105

Accumulated other comprehensive
   income...................................               (3)           (3)              (3)           (3)

Less:
   Common stock acquired by employee
      stock ownership plan (4)..............               --          (347)            (469)         (540)
   Common stock to be acquired by
      management development and
      recognition plan (5)..................               --          (173)            (235)         (270)
                                                       ------        ------           ------       -------
Total stockholders' equity..................           $5,102        $8,537           $9,883       $10,657
                                                       ======        ======           ======       =======


-------------------------
(1) Withdrawals from deposit accounts for the purchase of common stock are not reflected. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(2) Indian Village's authorized capital consists solely of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which will be issued to Indian Village Bancorp, and 9,000 shares of preferred stock, no par value per share, none of which will be issued in connection with the conversion.
(3) Retained earnings are substantially restricted by applicable regulatory capital requirements. Additionally, Indian Village will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account, which will be established for the benefit of Indian Village's eligible depositors as of December 31, 1997 and March 31, 1999 at the time of the conversion and decreased subsequently as these account holders reduce their balances or cease to be depositors. See "The Conversion--Effects of Conversion on Depositors and Borrowers of Indian Village--Liquidation Account."
(4) Assumes that 8% of the common stock sold in the conversion will be acquired by the ESOP in the conversion with funds borrowed from Indian Village Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the ESOP represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to ESOP participants' accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from Indian Village Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Indian Village Bancorp. See "Management of Indian Village--Benefits--Employee Stock Ownership Plan."

(5) Assumes the purchase in the open market at $10.00 per share, under the proposed management development and recognition plan, of a number of shares equal to 4% of the shares of common stock issued in the conversion at the minimum, maximum and 15% above the maximum of the estimated valuation range. The shares are reflected as a reduction of stockholders' equity. See "Risk Factors--Issuance of Shares for Benefit Programs May Reduce Your Ownership Interest," "Pro Forma Data" and "Management of Indian Village--Benefits--Management Development and Recognition Plan." The management development and recognition plan will require stockholder approval at a meeting following the conversion.

            HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

         The following table presents Indian Village's historical and pro forma capital position relative to its capital requirements at December 31, 1998. The amount of capital infused into Indian Village for purposes of the following table is 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be acquired by the management development and recognition plan are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Indian Village, see "Regulation and Supervision--Federal Savings Institution Regulation--Capital Requirements."


                                                              Pro Forma at December 31, 1998
                                               ----------------------------------------------------------
                                                                                         15% Above
                                                  Minimum of          Maximum of         Maximum of
                                                   Estimated          Estimated          Estimated
                                                Valuation Range    Valuation Range    Valuation Range
                                               -----------------  ------------------ ------------------
                             Historical at      433,500 Shares        586,500 Shares     674,475 Shares
                           December 31, 1998   at $10.00 Per Share at $10.00 Per Share at $10.00 Per Share
                           ------------------  ------------------- ------------------- -------------------
                                    Percent of          Percent of          Percent of         Percent of
                                    Adjusted            Adjusted            Adjusted           Adjusted
                                      Total              Total                Total              Total
                            Amount  Assets (1) Amount   Assets (1) Amount   Assets (1) Amount  Assets (1)
                           -------- ---------- ------   ---------- ------   ---------- ------  ----------
                                                           (Dollars in thousands)

Generally accepted accounting
   principles equity(2)..    $5,102    12.7%   $6,559     15.8%     $7,141     17.0%   $7,475    17.6%
                             ======    ====    ======     ====      ======     ====    ======    ====

Tangible capital (2).....    $5,008    12.5%   $6,465     15.6%     $7,047     16.8%   $7,381    17.4%
Tangible capital
   requirement...........       599     1.5       621      1.5         630      1.5       635     1.5
                             ------    ----    ------     ----      ------     ----    ------    ----
Excess...................    $4,409    11.0%   $5,844     14.1%     $6,417     15.3%   $6,746    15.9%
                             ======    ====    ======     ====      ======     ====    ======    ====

Core capital (2).........    $5,008    12.5%   $6,465     15.6%     $7,047     16.8%   $7,381    17.4%
Core capital requirement.     1,198     3.0     1,242      3.0       1,259      3.0     1,269     3.0
                             ------    ----    ------     ----      ------     ----    ------    ----
Excess...................    $3,810     9.5%   $5,223     12.6%     $5,788     13.8%   $6,112    14.4%
                             ======    ====    ======     ====      ======     ====    ======    ====

Total risk-based
    capital (3)..........    $5,226    25.8%   $6,683     32.5%     $7,265     35.2%   $7,599    36.7%
Total risk-based capital
   requirement...........     1,621     8.0     1,644      8.0       1,653      8.0     1,659     8.0
                             ------    ----    ------     ----      ------     ----    ------    ----
Excess...................    $3,605    17.8%   $5,039     24.5%     $5,612     27.2%   $5,940    28.7%
                             ======    ====    ======     ====      ======     ====    ======    ====


--------------------------------
(1) Tangible capital levels and core capital levels are shown as a percentage of adjusted total assets of $39.9 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $20.3 million.
(2) Unrealized gains on investment securities and an unrecognized net asset adjustment relating to Indian Villages's pension plan account for the difference between generally accepted accounting principles capital and each of tangible capital and core capital. See Notes 8 and 10 to Notes to Financial Statements for additional information.
(3) Percentage represents total core and supplementary capital divided by total risk-weighted assets. Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

                                PRO FORMA DATA


         The plan of conversion requires that the common stock must be sold at a price equal to the estimated market value of Indian Village Bancorp and Indian Village, as converted, based upon an independent appraisal. The estimated valuation range as of March 1, 1999, is from a minimum of $4,335,000 to a maximum of $5,865,000 with a midpoint of $5,100,000. At a price per share of $10.00, this results in a minimum number of shares of 433,500, a maximum number of shares of 586,500 and a midpoint number of shares of 510,000.


         The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds indicated in the following table are based upon the following assumptions:

         (1) Trident Securities will receive a fixed payment of $100,000 to cover all of its fees and expenses as discussed under "The Conversion--Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings"; and

         (2) conversion expenses, excluding the fees and expenses paid to Trident Securities, will total approximately $280,000 regardless of the number of shares sold in the conversion.

         Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

         Indian Village Bancorp and Indian Village prepared the following pro forma data with the assistance of Keller & Company. The following table summarizes the historical net income and retained earnings of Indian Village and the pro forma net income and stockholders' equity of Indian Village Bancorp at and for the year ended December 31, 1998. Pro forma net income has been calculated as if the conversion were completed on January 1, 1998 and the estimated net proceeds had been invested at 4.62% beginning on that date, which represents the one-year U.S. Treasury Bill yield as of December 31, 1998. While Office of Thrift Supervision regulations call for the use of a yield equal to the arithmetic average of the weighted average yield earned by Indian Village on its interest-earning assets and the rates paid on its deposits, Indian Village Bancorp believes that the one-year U.S. Treasury Bill yield is a more realistic yield on the investment of the conversion proceeds.

         A pro forma after-tax return of 3.05% is used for both Indian Village Bancorp and Indian Village after giving effect to a combined federal and state income tax rate of 34%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the table.

         When reviewing the following table you should consider the following:


         . The final column gives effect to the sale of an additional 87,975 shares in the conversion, which may be issued without any further notice if Keller & Company increases its appraisal to reflect the results of this offering or changes in the financial condition or results of operations of Indian Village or changes in market conditions after the offering begins. See "The Conversion--Stock Pricing and Number of Shares to be Issued."


         . Since funds on deposit at Indian Village may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma table does not reflect withdrawals from deposit accounts.

         . Historical per share amounts have been computed as if the shares of common stock expected to be issued in the conversion had been outstanding at January 1, 1998. However, neither historical nor pro forma stockholders' equity has been adjusted to reflect the investment of the estimated net proceeds of the sale of the shares in the conversion, the additional employee stock ownership plan expense or the proposed management development and recognition plan expense.

         . "Book value" represents the difference between the stated amounts of Indian Village's assets and liabilities. The amounts shown do not reflect the liquidation account, which will be established for the benefit of eligible depositors as of December 31, 1997 and March 31, 1999, or the federal income tax consequences of the restoration to income of Indian Village's special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of Indian Village" and "Taxation." The amounts shown for book value do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation.

         . The amounts shown as pro forma stockholders' equity per share do not represent possible future price appreciation or depreciation of Indian Village Bancorp's common stock.

         . The amounts shown do not account for the shares to be reserved for issuance under the stock option plan, which requires stockholder approval at a meeting following the conversion. Recently proposed accounting rules would require Indian Village Bancorp to recognize compensation expense for stock options awarded to nonemployee directors.

         The following pro forma data, which are based on Indian Village's retained earnings at December 31, 1998 and net income for the year ended December 31, 1998, may not represent the actual financial effects of the conversion or the operating results of Indian Village Bancorp after the conversion. The pro forma data rely exclusively on the assumptions outlined above. The pro forma data do not represent the fair market value of Indian Village Bancorp's common stock, the current fair market value of Indian Village's or Indian Village Bancorp's assets or liabilities, or the amount of money that would be available for distribution to shareholders if Indian Village Bancorp is liquidated after the conversion.



                                                                      At or For the Year Ended December 31, 1998
                                                                   ------------------------------------------------
                                                                                            15% Above
                                                                   Minimum of  Maximum of  Maximum of
                                                                    Estimated  Estimated    Estimated
                                                                    Valuation  Valuation    Valuation
                                                                      Range      Range        Range
                                                                   ----------- ----------  -----------
                                                                     433,500    586,500      674,475
                                                                     Shares     Shares       Shares
                                                                    at $10.00  at $10.00    at $10.00
                                                                    Per Share  Per Share    Per Share
                                                                   ----------- ----------  -----------
                                                            (Dollars in thousands, except per share amounts)
Gross proceeds...................................................     $  4,335    $5,865      $ 6,745
Less:  estimated expenses........................................         (380)     (380)        (380)
                                                                      --------    ------      -------
Estimated net proceeds...........................................        3,955     5,485        6,365
Less:  common stock acquired by employee stock ownership plan....         (347)     (469)        (540)
Less:  common stock to be acquired by management development
          and recognition plan...................................         (173)     (235)        (270)
                                                                      --------    ------      -------
   Net investable proceeds.......................................     $  3,435    $4,781      $ 5,555
                                                                      ========    ======      =======
 Net income:
   Historical....................................................     $    246    $  246      $   246
   Pro forma income on net proceeds..............................          104       145          169
   Pro forma employee stock ownership plan adjustments (1).......          (15)      (21)         (24)
   Pro forma management development and recognition
      plan adjustments (2).......................................          (23)      (31)         (36)
                                                                      --------    ------      -------
      Pro forma net income.......................................     $    312    $  339      $   355
                                                                      ========    ======      =======
 Net income per share:
   Historical....................................................     $   0.61    $ 0.45      $  0.39
   Pro forma income on net proceeds..............................         0.26      0.27         0.27
   Pro forma employee stock ownership plan adjustments (1).......        (0.04)    (0.04)       (0.04)
   Pro forma management development and recognition
      plan adjustments (2).......................................        (0.06)    (0.06)       (0.06)
                                                                      --------    ------      -------
      Pro forma net income per share.............................     $   0.77    $ 0.62      $  0.56
                                                                      ========    ======      =======

Number of shares used to calculate pro forma net income per share      401,132   452,708      624,114

 Stockholders' equity (book value):
   Historical....................................................     $  5,102    $5,102     $  5,102
   Estimated net proceeds........................................        3,955     5,485        6,365
   Less:  common stock acquired by employee stock ownership plan.         (347)     (469)        (540)
   Less:  common stock to be acquired by management
      development and recognition plan (2).......................         (173)     (235)        (270)
                                                                      --------    ------      -------
      Pro forma stockholders' equity.............................     $  8,537    $9,883      $10,657
                                                                      ========    ======      =======

 Stockholders' equity per share:
   Historical....................................................     $  11.77    $ 8.70      $  7.56
   Estimated net proceeds........................................         9.12      9.35         9.44
   Less:  common stock acquired by employee stock ownership plan.        (0.80)    (0.80)       (0.80)
   Less:  common stock to be acquired by management development
             and recognition plan (2)............................        (0.40)    (0.40)       (0.40)
                                                                      --------    ------      -------
      Pro forma stockholders' equity per share...................     $  19.69    $16.85      $ 15.80
                                                                      ========    ======      =======

Number of shares used to calculate pro forma stockholders' equity
   per share.....................................................      433,500   586,500      674,475

Purchase price as a percentage of pro forma stockholders' equity
   per share.....................................................        50.79%   59. 53%       63.29%

Purchase price as a multiple of pro forma net income per share...        12.99x   16.13x        17.86x

------------------------
(1) Assumes that the employee stock ownership plan will purchase 8% of the shares of common stock offered in the conversion. The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the conversion retained by Indian Village Bancorp. The amount of this borrowing, which will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 7.75%, has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. Indian Village intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders' equity will be increased. Indian Village's payment of the employee stock ownership plan debt is based upon equal installments of principal over a 15-year period, assuming a combined federal and state income tax rate of 34%. Interest income earned by Indian Village Bancorp on the employee stock ownership plan debt offsets the interest paid by Indian Village on the employee stock ownership plan loan. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. Applicable accounting practices require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. See "Management of Indian Village--Benefits--Employee Stock Ownership Plan."

(2) In calculating the pro forma effect of the management development and recognition plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the management development and recognition plan on January 1, 1998 in open market purchases at the $10.00 per share purchase price, that 20% of the amount contributed was an amortized expense during the period, and that the combined federal and state income tax rate is 34%. The issuance of authorized but unissued shares of the common stock instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.85%.

     For purposes of this table, shares issued under the management development and recognition plan vest 20% per year and compensation expense is recognized on a straight-line basis over each vesting period. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the management development and recognition plan, total management development and recognition plan expense would be greater. The total estimated management development and recognition plan expense was multiplied by 20%, which is the total percent of shares for which expense is recognized in the first year.

     The following table shows what pro forma net income and stockholders' equity per share would be if shares for the management development and recognition plan were authorized but unissued shares instead of repurchased shares. The table also shows pre-tax management development and recognition plan expense.


                                                                                          15% Above
                                                                Minimum      Maximum       Maximum
                                                                  of           of            of
                                                               Estimated    Estimated     Estimated
                                                               Valuation    Valuation     Valuation
                                                                 Range        Range         Range
                                                              -----------  -----------  -------------
Pro forma net income per share:
   Year ended December 31, 1998...........................        $0.76        $0.61         $0.56

Pro forma stockholders' equity per share:
   At December 31, 1998...................................        19.32        16.59         15.58

Pre-tax management development and recognition plan expense:
   Year ended December 31, 1998...........................       34,680       46,920        53,958

         SHARES TO BE PURCHASED BY MANAGEMENT WITH SUBSCRIPTION RIGHTS

         The following table presents certain information as to the approximate purchases of common stock by each director and executive officer of Indian Village, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 35% of the shares sold in the conversion. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. Directors, executive officers, their associates, and employees of Indian Village Bancorp and Indian Village will pay the same price as all other subscribers for the shares for which they subscribe.



                                                                                     Percent of         Percent of
                                                 Anticipated       Anticipated       Shares at           Shares at
                                                  Number of       Dollar Amount       Minimum             Maximum
Name and                                        Shares to be          to be         of Estimated       of Estimated
Position                                        Purchased(1)      Purchased(1)    Valuation Range     Valuation Range
---------------                               -----------------  ---------------  ----------------   -----------------
Rebecca S. Mastin                                     10,000         $100,000            2.31%               1.71%
Chairperson of the Board

John A. Beitzel                                       10,000          100,000            2.31                1.71
Vice Chairman of the Board

Marty R. Lindon                                       10,000          100,000            2.31                1.71
President, Chief Executive Officer
and Director

Michael A. Cochran                                    15,000          100,000            3.46                2.56
Corporate Secretary and Director

Cindy S. Knisely                                       7,500           75,000            1.73                1.28
Director

Joanne Limbach                                         6,500           65,000            1.50                1.11
Director

Vernon E. Mishler                                     10,000          100,000            2.31                1.71
Director

Lori S. Frantz                                         4,000           40,000            0.91                0.66
Vice President, Treasurer and Chief
Financial Officer
                                                      ------         --------           -----               -----
                                                      73,000         $730,000           16.84%              12.45%
                                                      ======         ========           =====               =====


------------------------
(1) Does not include any shares to be awarded under the employee stock ownership plan and management development and recognition plan or options to acquire shares under the stock option plan.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of Indian Village. The information contained in this section should be read in conjunction with the Financial Statements and accompanying Notes in the back of this prospectus, and with the other sections of this prospectus.

Operating Strategy

         Indian Village's business strategy is to operate as a traditional, community-oriented savings association dedicated to financing home ownership and providing quality customer service. Its business consists principally of attracting retail deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences located primarily in Tuscarawas County, Ohio. To a lesser extent, Indian Village also originates multi-family loans, commercial real estate loans and residential construction loans. Indian Village introduced home equity loans and lines of credit in May 1996 and began offering other consumer loans in April 1998. Indian Village intends to attempt to grow its consumer loan portfolio because the shorter maturities of consumer loans help to manage interest rate risk and because consumer loans generally earn higher levels of interest income than mortgage loans. Indian Village is planning to establish a new office in New Philadelphia. Indian Village believes the new office will help to increase the overall size of its loan portfolio because New Philadelphia is more populated and more commercial than Gnadenhutten and because there is no locally owned financial institution currently headquartered in New Philadelphia.


         Indian Village generally retains the loans it originates for long-term investment. In an effort to meet the varying credit needs of the residents of its primary market area, Indian Village established a relationship with an unrelated third party lender in late 1998 under which Indian Village processes mortgage loan applications on behalf of the lender, who underwrites and funds the loan at closing. See "Business of Indian Village -- Lending Activities -- Loan Originations, Purchases and Sales" for further information.


         Indian Village funds its assets primarily with retail certificates of deposit. Transaction accounts are a relatively small portion of Indian Village's deposit base, but it expects to increase their amount with the opening of the New Philadelphia office. Indian Village also uses advances from the Federal Home Loan Bank of Cincinnati as a supplemental source of funds.

         The conversion will increase the consolidated capital of Indian Village Bancorp by the amount of the net proceeds. Funds withdrawn from deposit accounts will decrease interest-bearing liabilities, and new funds used to purchase shares will increase interest-earning assets. While Indian Village Bancorp expects these changes to increase its net interest income, Indian Village Bancorp also expects that the adoption of the management development and recognition plan and the additional costs of operating as a public company will increase its noninterest expenses. For additional information regarding the effects of this offering, see "Risk Factors--Implementation of Benefit Plan Will Increase Future Compensation Expense and May Lower Indian Village's Net Income" and "Pro Forma Data." Hiring new employees for the New Philadelphia office and the other expenses of equipping and operating the office will also increase noninterest expenses in future periods.

Comparison of Financial Condition at December 31, 1998 and 1997

         Total assets increased 10.1% from $36.4 million to $40.0 million. Cash and cash equivalents decreased from $923,000 to $797,000 at December 31, 1998 to fund the purchase of land for the new branch office. At December 31, 1998, Indian Village had time deposits totaling $499,000, which are interest-bearing deposits with other financial institutions, each with a balance of $100,000 or less. There were no similar time deposits a year earlier. Securities available for sale decreased from $7.3 million to $6.2 million at December 31, 1998 as a result of prepayments, sales and maturities. Loans increased 14.8% from $27.2 million to $31.3 million, primarily as a result of growth in the residential mortgage loan and consumer loan portfolios. The residential mortgage loan portfolio increased from $23.0 million to $26.1 million. The consumer loan portfolio increased from $1.1 million to $2.3 million. Management attributes this growth to more aggressive promotion of consumer loans and the introduction of an automobile loan program. Premises and equipment increased from $239,000 to $447,000 primarily due to the purchase of the land for the New Philadelphia office at a price of $213,000. Real estate owned increased from $41,000 to $122,000 because of the foreclosure of a commercial real estate loan secured by a commercial property located in Gnadenhutten.

         Deposits increased only $589,000 from $30.3 million to $30.9 million. Management attributes this flat deposit growth to increased competition and the overall lack of growth in the Gnadenhutten market. To offset the lack of deposit growth, Indian Village increased its Federal Home Loan Bank advances from $1.0 million to $4.0 million in order to fund loans. Total equity increased from $4.9 million to $5.1 million as a result of retained net income.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

         Net Income. Net income was $246,000 in 1998 compared to $350,000 in 1997. A higher provision for loan losses and increased noninterest expense were the primary reasons for the decline in net income.

         Net Interest Income. Net interest income increased from $1.3 million to $1.4 million. Total interest income increased from $2.9 million to $3.0 million primarily as a result of higher average loan balances. Interest on interest-bearing deposits and federal funds sold decreased from $70,000 to $46,000 as a result of lower average balances as funds were invested in loans. Total interest expense increased from $1.6 million to $1.7 million primarily because of increased interest expense on Federal Home Loan Bank advances due to higher average outstanding balances. Interest expense on deposits decreased by $23,000 due to a decrease in the average rate paid.


         Provision for Loan Losses. Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for probable losses based on management's evaluation of the collectibility of the loan portfolio, including past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. The provision for loan losses was $60,000 in 1998 compared to no provision in 1997. There was no provision for loan losses in 1997 because of modest loan growth and the absence of charge-offs during the year. The provision was increased primarily because of the increased risk of loss associated with the overall growth and changes in composition of the loan portfolio, including the consumer loan portfolio which carries a higher inherent risk of loss than the residential mortgage loan portfolio. In 1998, charge-offs were $18,000 compared to none in 1997. The allowance for loan losses was $218,000 at December 31, 1998 and $176,000 at December 31, 1997. Management deemed the allowance adequate at both dates. Although management uses the best information available, future adjustments to the allowance may be necessary due to changes in economic, operating, regulatory and other conditions that may be beyond Indian Village's control. While Indian Village maintains its allowance for loan losses at a level which it considers to be adequate to provide for probable losses, there can be no assurance that further additions will not be made to the allowance for loan losses and that actual losses will not exceed the estimated amounts. See "Business of Indian Village--Lending Activities-- Allowance for Loan Losses" for further information.

         Noninterest Income. Noninterest income increased from $21,000 to $29,000 primarily as a result of a $5,000 increase in miscellaneous service fees and safe deposit box rental income.

         Noninterest Expense. Noninterest expense increased from $805,000 to $950,000 primarily as a result of an increase in salaries and employee benefits and an increase in other expense. Salaries and employee benefits increased from $336,000 to $440,000 primarily due to the severance payment to Indian Village's immediate past President, who was employed from September 1997 to August 1998, and normal salary increases. The one-time severance payment amounted to $33,000. Other expense, which primarily includes advertising, regulatory assessments, postage and supplies as well as other miscellaneous expenses, increased from $114,000 to $160,000 primarily as a result of increased advertising and promotion expense associated with the consumer loan program. These increases were partially offset by a decrease in professional and consulting fees. Professional and consulting fees decreased from $68,000 to $56,000 primarily as a result of personnel search fees and a consulting agreement with the past President of Indian Village in 1997 that were not repeated in 1998. Noninterest expense is expected to increase in future periods because of the expenses associated with the proposed stock benefit plans, the costs associated with operating as a public company, and the costs of staffing and equipping the proposed new branch office in New Philadelphia, Ohio.

         Income Tax Expense. Income tax expense decreased from $180,000 to $127,000 as a result of lower income before taxes.

Average Balances, Interest and Average Yields/Cost

         The following table presents certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances were derived from month-end balances. Management does not believe that the use of month-end balances instead of daily balances causes any material differences in the information presented.


                                                                            Year Ended December 31,
                                               At      --------------------------------------------------------------
                                           December 31,
                                              1998                 1998                              1997
                                           ----------- ------------------------------   -----------------------------
                                                                              Average                         Average
                                              Yield/   Average                Yield/    Average               Yield/
                                                Rate   Balance   Interest      Rate     Balance  Interest       Rate
                                              ------   -------   --------     -------   -------  --------     -------
                                                                       (Dollars in thousands)
Interest-earning assets:
   Loans(1).........................             8.03% $28,449    $2,450         8.61% $25,998    $2,285         8.79%
   Mortgage-backed securities.......             6.82    3,874       280         7.23    2,964       218         7.35
   Investment securities:
      Taxable.......................             6.68    3,265       224         6.86    4,499       313         6.96
      Non-taxable(2)................             6.82      502        30         5.98       98         8         8.16
   Interest-bearing deposits........             5.24      976        46         4.71    1,288        70         5.43
                                                 ----  -------    ------       ------  -------    ------       ------
      Total interest-earning assets.             7.77   37,066     3,030         8.17   34,847     2,894         8.30
   Noninterest-earning assets.......                     1,219                           1,105
                                                       -------                         -------
      Total assets..................                   $38,285                         $35,952
                                                       =======                         =======
Interest-bearing liabilities:
   Deposits:
      Demand accounts...............             2.00  $   815        16         1.96  $   643        16         2.49
      Savings accounts..............             3.25    5,263       172         3.27    4,977       162         3.25
      Money market accounts.........             3.30    1,777        59         3.32    1,775        59         3.32
      Certificates of deposit.......             5.55   22,585     1,283         5.68   23,079     1,316         5.70
                                                 ----  -------    ------       ------  -------    ------       ------
         Total deposits.............             4.92   30,440     1,530         5.03   30,474     1,553         5.10
   Federal Home Loan Bank
      advances......................             5.14    2,351       136         5.78      471        24         5.10
                                                 ----  -------    ------       ------  -------    ------       ------
      Total interest-bearing
         liabilities................             4.95   32,791     1,666         5.08   30,945     1,577         5.10
                                                 ----             ------       ------             ------       ------
   Noninterest-bearing liabilities..                       439                             353
                                                       -------                         -------
      Total liabilities.............                    34,716                          32,430
   Equity...........................                     5,055                           4,654
                                                       -------                         -------
      Total liabilities and equity..                   $38,285                         $35,952
                                                       =======                         =======
   Net interest-earning assets......                   $ 4,275                         $ 3,902
                                                       =======                         =======
   Net interest income/interest
    rate spread.....................             2.82%            $1,364         3.09%            $1,317         3.20%
                                                 ====             ======         ====             ======         ====
   Net interest margin as a
       percentage of interest-earning
          assets....................                                             3.68%                           3.78%
                                                                               ======                          ======
   Ratio of interest-earning assets
       to interest-bearing liabilities                                         113.04%                         112.61%
                                                                               ======                          ======


----------------------
(1)  Average balances include nonaccrual loans.
(2) Average yield for municipal securities are presented on a tax equivalent basis based on an assumed tax rate of 34%.

Rate/Volume Analysis

         The following table presents the effects of changing rates and volumes on the interest income and interest expense of Indian Village. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume, which cannot be segregated, have been allocated proportionately based on the absolute value of the change due to rate and the change due to volume.


                                                                                               Year Ended
                                                                                            December 31, 1998
                                                                                               Compared to
                                                                                               Year Ended
                                                                                            December 31, 1997
                                                                                      -----------------------------
                                                                                      Increase (Decrease)
                                                                                            Due to
                                                                                      ------------------   --------
                                                                                        Rate     Volume     Total
                                                                                      --------  --------   --------
                                                                                          (Dollars in thousands)
Interest-earning assets:
   Loans...........................................................................     $  (47)     $212       $165
   Mortgage-backed securities......................................................         (4)       66         62
   Investment securities:
      Taxable......................................................................         (4)      (85)       (89)
      Non-taxable(1)...............................................................         (3)       25         22
   Interest-bearing deposits.......................................................         (8)      (16)       (24)
                                                                                        ------      ----       ----
      Total interest-earning assets................................................        (66)      202        136

Interest-bearing liabilities:
   Deposits:
      Demand accounts..............................................................         (4)        4         --
      Savings accounts.............................................................          1         9         10
      Money market accounts........................................................         --        --         --
      Certificates of deposit......................................................         (5)      (28)       (33)
   Federal Home Loan Bank advances.................................................          4       108        112
                                                                                        ------      ----       ----
      Total interest-bearing liabilities...........................................         (4)       93         89
                                                                                        ------      ----       ----
Increase (decrease) in net interest income.........................................     $  (62)     $109       $ 47
                                                                                        ======      ====       ====

-----------------------------
(1) Municipal securities are presented on a tax equivalent basis based on an assumed tax rate of 34%.


Market Risk Analysis

         General. Indian Village's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Indian Village's profitability is also affected by the level of income and expenses. Noninterest income includes service charges and fees and gain on sale of investments. Noninterest expenses primarily include compensation and benefits, occupancy and equipment expenses, deposit insurance premiums and data processing expenses. Indian Village's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and regulation and monetary and fiscal policies.

         Quantitative Aspects of Market Risk. Indian Village does not maintain a trading account for any class of financial instrument nor does it engage in hedging activities or purchase high-risk derivative instruments. Furthermore, Indian Village has no foreign currency exchange rate risk or commodity price risk. For information regarding the sensitivity to interest rate risk of Indian Village's interest-earning assets and interest-bearing liabilities, see the tables under "Business of Indian Village--Lending Activities--Maturity of Loan Portfolio," "--Investment Activities" and "--Deposit Activities and Other Sources of Funds--Deposit Accounts--Time Deposits by Maturities."

         Qualitative Aspects of Market Risk. Indian Village has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest rate sensitivity of Indian Village's interest-earning assets by originating loans with interest rates that periodically adjust to market conditions for its portfolio and by attempting to originate shorter-term consumer loans. Indian Village relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds.

         In order to encourage institutions to reduce their interest rate risk, the Office of Thrift Supervision adopted a rule incorporating an interest rate risk component into the risk-based capital rules. Using data compiled by the Office of Thrift Supervision, Indian Village receives a report which measures interest rate risk by modeling the change in net portfolio value over a variety of interest rate scenarios. This procedure for measuring interest rate risk was developed by the Office of Thrift Supervision to replace the "gap" analysis, which is the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period. Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in net portfolio value that will occur upon an immediate change in interest rates of at least 200 basis points with no effect given to any steps that management might take to counter the effect of that interest rate movement. Under Office of Thrift Supervision regulations, an institution with a greater than "normal" level of interest rate risk must take a deduction from total capital for purposes of calculating its risk-based capital. The Office of Thrift Supervision, however, has delayed the implementation of this regulation. An institution with a "normal" level of interest rate risk is defined as one whose "measured interest rate risk" is less than 2.0%. Institutions with assets of less than $300 million and a risk-based capital ratio of more than 12.0% are exempt. Indian Village is exempt because of its asset size. If the proposed regulation was implemented and applied at December 31, 1998, Indian Village believes that its level of interest rate risk would have caused it to be treated as an institution with greater than "normal" interest rate risk.

         The Office of Thrift Supervision provides Indian Village with the information presented in the following table. It presents the change in Indian Village's net portfolio value, at December 31, 1998, that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.


                                                                                        Net Portfolio as % of
                                         Net Portfolio Value                          Portfolio Value of Assets
                           ------------------------------------------------         ------------------------------
    Change in
 Interest Rates in
   Basis Points
      ("bp")                                                                          Net Portfolio       Change
   (Rate Shock)             Amount            $ Change           % Change             Value Ratio          (bp)
------------------         ------------------------------------------------         ------------------------------
                                          (Dollars in thousands)
         400              $2,256             $(3,319)               (60)%                  6.19%          (748)
         300               3,181              (2,394)               (43)                   8.46           (521)
         200               4,109              (1,467)               (26)                  10.59           (308)
         100               4,952                (623)               (11)                  12.41           (126)
      Static               5,576                  --                 --                   13.67             --
        (100)              5,992                 417                  7                   14.44             77
        (200)              6,336                 760                 14                   15.03            136
        (300)              6,758               1,183                 21                   15.75            209
        (400)              7,043               1,467                 26                   16.19            252

         The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity and Capital Resources

         Indian Village's primary sources of funds are maturities and prepayments of investment securities, customer deposits, proceeds from principal and interest payments on loans and Federal Home Loan Bank of Cincinnati advances. While investment securities maturities and scheduled amortization of loans are a predictable source of funds, deposit flows, investment securities prepayments and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

         Indian Village must maintain an adequate level of liquidity to ensure the availability of sufficient funds to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. Indian Village generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At December 31, 1998, cash and interest-bearing deposits and time deposits totaled $1.3 million, and investment securities classified as available-for-sale totaled $6.2 million, which together totaled 18.7% of total assets. At December 31, 1998, Indian Village had outstanding advances of $4.0 million. At December 31, 1998, Indian Village was eligible to borrow up to $20.0 million with the Federal Home Loan Bank of Cincinnati.

         Office of Thrift Supervision regulations require savings institutions to maintain an average daily balance of liquid assets, consisting of cash and eligible investments, equal to at least 4.0% of the average daily balance of its net withdrawals, deposits and short-term borrowings. Indian Village's actual liquidity ratio at December 31, 1998 was 13.4%. See "--Comparison of Financial Condition at December 31, 1998 and 1997" and "Business of Indian Village--Investment Activities."

         Indian Village's primary investing activity is the origination of one- to four-family mortgage loans. During the years ended December 31, 1998 and 1997, Indian Village originated $5.1 million and $4.8 million of these loans, respectively. At December 31, 1998, Indian Village had loan commitments totaling $2.4 million. Indian Village anticipates that it will have sufficient funds available to meet current loan commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 1998 totaled $14.3 million. Historically, Indian Village has been able to retain a significant amount of its deposits as they mature. In addition, management of Indian Village believes that it can adjust the offering rates of certificates of deposit to retain deposits in changing interest rate environments. If Indian Village does not retain a significant portion of these deposits, Indian Village could use Federal Home Loan Bank of Cincinnati advances to fund deposit withdrawals, which would increase interest expense if the average rate paid on advances exceeds the average rate paid on deposits of similar duration.

         Office of Thrift Supervision regulations require Indian Village to maintain specific amounts of regulatory capital. As of December 31, 1998, Indian Village complied with all regulatory capital requirements as of that date with tangible, core and risk-based capital ratios of 12.5%, 12.5% and 25.8%, respectively. For a detailed discussion of regulatory capital requirements, see "Regulation--Federal Regulation of Savings Associations--Capital Requirements." See also "Historical And Pro Forma Regulatory Capital Compliance."

Year 2000 Issues

         Indian Village uses computers, computer software and equipment utilizing embedded microprocessors that will be effected by the year 2000 issue. The year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing.

         Indian Village's year 2000 committee consists of Cindy S. Knisely, Michael A. Cochran, Marty R. Lindon and Lori S. Frantz. The committee reports monthly to the Board of Directors. The committee has developed and is implementing a comprehensive plan to make all information and non-information technology assets year 2000 compliant. The plan is comprised of the following phases:

         1. Awareness - Educational initiatives on year 2000 issues and concerns. This phase is ongoing, especially as it relates to informing customers of Indian Village's year 2000 preparedness.

         2. Assessment - Inventory of all technology assets and identification of third-party vendors and service providers. Indian Village has analyzed the operation of all date-sensitive computer systems and identified in writing all third-party vendors and service providers associated with these systems. This phase was completed as of June 30, 1998.

         3. Renovation - Review of vendor and service providers responses to Indian Village's year 2000 inquiries and development of a follow-up plan and timeline. This phase was completed as of December 31, 1998.

         4. Validation - Testing all systems and third-party vendors for year 2000 compliance. Indian Village is currently in this phase of its plan. Indian Village has replaced all in-house equipment, such as teller station equipment, with year 2000 compliant equipment. A third-party service bureau processes all customer transactions and has completed upgrades to its systems to be year 2000 compliant. Indian Village conducted in-house proxy testing in August 1998 and on-line testing in February 1999. The results of both forms of testing were satisfactory and without material exceptions. Other parties whose year 2000 compliance may effect Indian Village include the Federal Home Loan Bank of Cincinnati, brokerage firms, the operator of Indian Village's automated teller machines network and Indian Village's pension plan administrator. These third parties have indicated their compliance or intended compliance. Where it is possible to do so, Indian Village has scheduled testing with these third parties. Where testing is not possible, Indian Village will rely on certifications from vendors and service providers.


         5. Implementation - Replacement or repair of non-compliant technology. As Indian Village progresses through the validation phase, Indian Village expects to determine necessary remedial actions and provide for their implementation. Indian Village has already implemented a new year 2000 compliant computerized teller system and has verified the year 2000 compliance of its computer hardware and other equipment containing embedded microprocessors. Indian Village's plan provides for year 2000 readiness to be completed by June 30, 1999.

         Management of Indian Village has had discussions with a majority of its commercial borrowers, including all of its large borrowers, regarding their year 2000 readiness. These discussions have revealed that these borrowers are not heavily dependent on computers. Accordingly, Indian Village does not believe that its commercial borrowers will be adversely affected by the year 2000.

         Indian Village estimates its total cost to replace computer equipment, software programs or other equipment containing embedded microprocessors that were not year 2000 compliant to be approximately $35,000, none of which had been incurred as of December 31, 1998. System maintenance or modification costs are charged to expense as incurred, while the cost of new hardware, software or other equipment is capitalized and amortized over their estimated useful lives. Indian Village does not separately track the internal costs and time that its own employees spend on year 2000 issues, which are principally payroll costs.

         Because Indian Village depends substantially on its computer systems and those of third parties, the failure of these systems to be year 2000 compliant could cause substantial disruption of Indian Village's business and could have a material adverse financial impact on Indian Village. Failure to resolve year 2000 issues presents the following risks to Indian Village, which it believes reflects its most reasonably likely worst-case scenario:

         1. Indian Village could lose customers to other financial institutions, resulting in a loss of revenue, if Indian Village's third-party service bureau is unable to properly process customer transactions;

         2. Governmental agencies, such as the Federal Home Loan Bank of Cincinnati, and correspondent institutions could fail to provide funds to Indian Village, which could materially impair Indian Village's liquidity and affect Indian Village's ability to fund loans and deposit withdrawals;

         3. Concern on the part of depositors that year 2000 issues could impair access to their deposit account balances could result in Indian Village experiencing deposit outflows before December 31, 1999; and

         4. Indian Village could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise performed.


         Management believes that it is impossible to estimate the potential lost revenue due to the year 2000 issue, as the extent and longevity of any potential problem cannot be predicted. Because substantially all of Indian Village's loan portfolio consists of loans to individuals rather than commercial enterprises, management believes that year 2000 issues will not impair materially the ability of Indian Village's borrowers to repay their debt.


         There can be no assurances that Indian Village's year 2000 plan will effectively address the year 2000 issue, that Indian Village's estimates of the timing and costs of completing the plan will ultimately be accurate or that the impact of any failure of Indian Village or its third-party vendors and service providers to be year 2000 compliant will not have a material adverse effect on Indian Village's business, financial condition or results of operations.

         Indian Village has a business resumption contingency plan for year 2000 compliance that calls for Indian Village to resort to manual processing of transactions until the computer systems resume operation.

Impact of Accounting Pronouncements and Regulatory Policies

         Accounting for Stock-Based Compensation. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting method are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this statement had been adopted. The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. Management expects to use the financial statement footnote disclosure option after the conversion and the adoption of stock based benefit plans.

         Earnings Per Share. Statement of Financial Accounting Standards No. 128, "Earnings Per Share," issued in February 1997, establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share and requires the dual presentation of basic and diluted earnings per share on the face of the income statement. This statement is effective for financial statements issued for periods after December 15, 1997 including interim periods; earlier applications are not permitted. This statement requires restatement of all prior period earnings per share data presented.

         Disclosure About Segments. Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information," issued in June 1997, establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." The statement becomes effective for Indian Village's fiscal year ending December 31, 1998, and requires that comparative information from earlier years be restated to conform to its requirements. Management of Indian Village has determined that Indian Village operates in only one segment, banking, and therefore additional disclosures are not required.

         Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," issued in June 1998, standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. The Statement requires entities to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value, gains and losses, of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reasons for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows or foreign currencies. The statement is effective for financial statements issued for periods beginning after June 15, 1999. Currently, Indian Village is evaluating the effects of the statement.

         Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," issued in October 1998, amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities," and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," for years beginning after December 15, 1998. Currently, neither Indian Village Bancorp nor Indian Village conduct any mortgage banking activities.

Effect of Inflation and Changing Prices

         The financial statements and related financial data presented herein have been prepared following generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of Indian Village's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                      BUSINESS OF INDIAN VILLAGE BANCORP

General

         Indian Village Bancorp was organized as a Pennsylvania business corporation at the direction of Indian Village in March 1999 to become the Holding Company for Indian Village upon completion of the conversion. As a result of the conversion, Indian Village will be a wholly owned subsidiary of Indian Village Bancorp and all of the issued and outstanding capital stock of Indian Village will be owned by Indian Village Bancorp.

Business

         Before the completion of the conversion, Indian Village Bancorp will not engage in any significant activities other than of an organizational nature. Upon completion of the conversion, Indian Village Bancorp's sole business activity will be the ownership of the outstanding capital stock of Indian Village. In the future, Indian Village Bancorp may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

         Initially, Indian Village Bancorp will neither own nor lease any property but will instead use the premises, equipment and furniture of Indian Village with the payment of appropriate rental fees, as required by applicable law and regulations.

         Since Indian Village Bancorp will only hold the outstanding capital stock of Indian Village after the conversion, the competitive conditions applicable to Indian Village Bancorp will be the same as those confronting Indian Village. See "Business of Indian Village--Competition."


                          BUSINESS OF INDIAN VILLAGE

General

         Indian Village was founded in 1923 as an Ohio-chartered mutual savings association. In 1938 Indian Village adopted a federal mutual charter under the name "Indian Village Federal Savings and Loan Association." Indian Village changed its name to "Indian Village Community Bank" on January 20, 1999. Indian Village is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Indian Village's deposits have been federally insured since 1938 and are currently insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. Indian Village has been a member of the Federal Home Loan Bank System since 1934.


         Indian Village operates as a traditional savings association, specializing in single-family residential mortgage lending and savings deposits. Indian Village's business consists primarily of attracting retail deposits from the general public and using those funds to originate fixed-rate residential mortgage loans. Indian Village generally holds its loans for long-term investment purposes. See "--Lending Activities." Because a large portion of Indian Village's assets consist of fixed-rate mortgage loans, Indian Village's earnings could be hurt by rising interest rates. See "Risk Factors -- Rising Interest Rates Could Hurt Indian Village's Profits."

         Indian Village introduced home equity loans and lines of credit to its product line in May 1996 and other consumer loans in April 1998. Because these loans often have shorter maturities than residential mortgage loans, they help reduce Indian Village's interest rate risk associated with its fixed-rate residential mortgage loans. However, consumer loans are inherently riskier than residential mortgage loans and the balance of Indian Village nonperforming consumer loans has increased in recent periods. See "Risk Factors -- Indian Village's Goal to Increase Consumer Lending May Hurt Both Asset Quality and Net Income" and "Recent Developments--Non- Performing Assets and Delinquencies" for further information.


Market Area

         Tuscarawas County in east central Ohio is Indian Village's primary market area, although it also originates loans to borrowers and accepts deposits from individuals residing in contiguous counties. Much of Tuscarawas County is rural with dairy and grain farming being the primary businesses. Light manufacturing and services are located in and around the towns of Dover and New Philadelphia. Major industries include steel, machine tooling, chemicals and heavy machinery.


         Because Tuscarawas County is primarily rural and its economy is based predominately in agriculture, its demographics are generally weaker, on average, than Ohio and the U.S. as a whole. According to published statistics, Tuscarawas County's 1998 population was slightly less than 90,000 and consisted of approximately 34,000 households. The population increased approximately 5.6% from 1990. Per capita income in 1998 for Tuscarawas County was approximately $14,000, which was less than both the Ohio average of approximately $17,000 and the U.S. average of approximately 18,000. Likewise, 1998 median household income for Tuscarawas County was approximately $31,600 compared to approximately $35,400 and $38,100 for Ohio and the U.S., respectively. See "Risk Factors -- Indian Village's Business Depends Heavily on Economic Conditions Within its Primary Market Area and the Rural Nature of the Area Limits Growth Prospects."

Competition

         Indian Village faces intense competition for the attraction of deposits and origination of loans in its primary market area. Its most direct competition for deposits has historically come from the several commercial banks operating in Indian Village's primary market area and, to a lesser extent, from other financial institutions, such as brokerage firms, credit unions and insurance companies. Particularly in times of high interest rates, Indian Village has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. Indian Village's competition for loans comes primarily from the commercial banks and loan brokers operating in its primary market area. Competition for deposits and the origination of loans may limit Indian Village's growth in the future. See "Risk Factors--Competition Has Hurt Indian Village's Net Interest Income."

Lending Activities

         General. At December 31, 1998, Indian Village's net loans totaled $31.3 million, or 78.1% of total assets. Indian Village has concentrated its lending activities on fixed-rate one- to four-family mortgage loans, with these loans amounting to 82.1% of loans at December 31, 1998. To a lesser extent, Indian Village also originates multi-family, commercial real estate, land, residential construction loans, and consumer loans. Indian Village occasionally purchases participation interests in multi-family loans originated by other lenders and secured by properties located in other areas of Ohio.

         Loan Portfolio Analysis. The following table presents the composition of Indian Village's loan portfolio at the dates indicated. Indian Village had no concentration of loans exceeding 10% of total loans receivable other than as disclosed below.

                                                                        At December 31,
                                                         ----------------------------------------------
                                                                 1998                      1997
                                                        -----------------------   ----------------------
                                                                      Percent                  Percent
                                                          Amount     of Total      Amount      of Total
                                                        ----------  -----------   ---------   ----------
                                                                     (Dollars in thousands)
Real estate loans:
   One- to four-family...............................      $26,080        82.57%    $23,002        83.59%
   Multi-family......................................        1,736         5.50       1,447         5.26
   Commercial........................................          647         2.05         763         2.77
   Construction......................................          677         2.14       1,107         4.02
   Land..............................................          135         0.43          45         0.16
                                                           -------      ------      -------      -------
      Total real estate loans........................       29,275        92.69      26,364        95.80

Consumer loans:
   Home equity loans and lines of credit.............          887         2.81         842         3.06
   Home improvement loans............................          301         0.95          43         0.16
   Automobile........................................          516         1.63          --           --
   Loans on deposit accounts.........................          294         0.93         207         0.75
   Unsecured.........................................           12         0.04          --           --
   Other.............................................          274         0.87          --           --
                                                           -------      ------      -------      -------
      Total consumer loans...........................        2,284         7.23       1,092         3.97

Commercial business loans............................           27         0.08          62         0.23
                                                           -------      ------      -------      -------

      Total loans....................................       31,586      100.00%      27,518      100.00%
                                                                        ======                   ======

Less:
   Net deferred loan fees and costs..................          (54)                     (49)
   Loans in process..................................          (40)                     (52)
   Allowance for loan losses.........................         (218)                    (176)
                                                           -------                  -------

      Net loans......................................      $31,274                  $27,241
                                                           =======                  =======

         One- to Four-Family Real Estate Loans. Indian Village's primary lending activity is the origination of loans secured by one- to four-family residences located in its primary market area. At December 31, 1998, $26.1 million, or 82.6%, of Indian Village's total loans consisted of one- to four-family loans. One- to four-family mortgage loans are generally held in Indian Village's portfolio for long-term investment.

         At December 31, 1998, Indian Village's residential mortgage loan portfolio consisted primarily of fixed-rate fully amortizing loans with maturities ranging between 15 and 25 years. Management establishes the loan interest rate based on market conditions. Indian Village generally retains these loans in its portfolio because they generally do not conform to guidelines for sale in the secondary market. These nonconforming characteristics generally relate to the characteristics of the real property, such as excess acreage or the lack of site surveys, rather than the credit worthiness of the borrower. Indian Village generally underwrites and documents its residential mortgage loans to secondary market standards.

         Recently, in order to improve its interest rate risk exposure, Indian Village began offering adjustable rate mortgage loans with an interest rate based on the one year Constant Maturity Treasury Bill index that adjusts every year and with terms up to 25 years. These loans have a minimum interest rate of 6% and a maximum interest rate of 16% over the life of the loan. Interest rate adjustments are limited to no more than 2% during any adjustment period. At December 31, 1998, adjustable rate mortgage loans secured by one- to four-family residences amounted to $138,000.

         Adjustable rate mortgage loans, which Indian Village intends to originate and retain in its portfolio, will help reduce Indian Village's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the borrower. It is possible that during periods of rising interest rates the risk of default on adjustable rate mortgage loans may increase as a result of repricing and the increased payments required by the borrower. In addition, although adjustable rate mortgage loans allow Indian Village to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations Indian Village has no assurance that yields on adjustable rate mortgage loans will be sufficient to offset increases in Indian Village's cost of funds during periods of rising interest rates. Indian Village believes these risks, which have not had a material adverse effect on Indian Village to date, generally are less than the risks associated with holding fixed-rate loans in its portfolio in a rising interest rate environment.

         Indian Village generally requires an acceptable attorney's opinion on the status of its lien on all loans where real estate is the primary source of security. Indian Village also requires that fire and casualty insurance and, if appropriate, flood insurance be maintained in an amount at least equal to the outstanding loan balance.

         Indian Village's one- to four-family residential mortgage loans do not exceed 80% of the appraised value of the security property. Indian Village does not use private mortgage insurance which would permit it to make loans with higher loan-to-value ratios. An independent certified appraiser generally appraises all properties.

         Multi-family and Commercial Real Estate Loans. Indian Village occasionally originates and purchases mortgage loans for the acquisition and refinancing of multi-family and commercial real estate properties. At December 31, 1998, $1.7 million, or 5.5%, of Indian Village's total loans, consisted of loans secured by multi-family residential property, and $647,000, or 2.1%, of Indian Village's total loans, consisted of loans secured by commercial real estate. All purchased participation interests are underwritten according to the same standards that Indian Village would use if it were originating the underlying loans. Indian Village has no written or oral commitments with any institution to purchase predetermined numbers or types of participation interests. At December 31, 1998, purchased participation interests amounted to $62,000.

         At December 31, 1998, the largest multi-family loan had an outstanding balance of $450,000, was secured by seven duplex properties located in New Philadelphia, Ohio, and was performing according to its original terms.

         At December 31, 1998, Indian Village's commercial real estate loans are secured by churches, storefronts, a strip shopping center and a warehouse, all of which are located in Ohio. At December 31, 1998, Indian Village's largest commercial real estate loan had an outstanding balance of $226,000. The loan is secured by a strip shopping center located in Rittman, Ohio. At December 31, 1998, this loan was performing according to its original terms.

         Multi-family and commercial real estate loans are fully amortizing loans that are generally originated with fixed interest rates, but are occasionally originated with variable rates. Fixed rate loans are originated for terms up to 25 years. Variable rate loans are originated for terms up to 25 years. The interest rate on variable rate loans adjusts at either one, three or five year intervals.

         Multi-family and commercial real estate lending affords Indian Village an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by these properties usually are greater in amount and are more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by income producing properties are often dependent on the successful operation and management of the properties, repayment of these loans may be affected by adverse conditions in the real estate market or the economy. Indian Village seeks to minimize these risks by limiting the maximum loan-to-value ratio to up to 80% for multi-family and commercial real estate loans and by strictly scrutinizing the financial condition of the borrower, the cash flow of the project, the quality of the collateral and the management of the property securing the loan. Indian Village also generally obtains loan guarantees from financially capable parties based on a review of personal financial statements.

         Residential Construction Loans. Indian Village originates residential construction loans to local home builders and to individuals for the construction and acquisition of personal residences. At December 31, 1998, residential construction loans amounted to $677,000, or 2.1% of Indian Village's total loans.

         Indian Village's construction loans to builders generally have fixed interest rates and are for a term of six months. Loans to builders are typically made with a maximum loan to value ratio of 80%. These loans are usually made to the builder before there is an identified buyer for the completed home. Indian Village generally lends to no more than three builders with whom it has long standing relationships and limits each builder to no more than three homes under construction at a time. At December 31, 1998, the largest amount of construction loans outstanding to one builder was $220,000, $65,000 of which was for speculative construction. Construction loans to individuals are made on the same terms as Indian Village's one- to four-family mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months with a contingency for an additional six months. At the end of the construction phase, the loan converts to a permanent mortgage loan.

         Before making a commitment to fund a construction loan, Indian Village requires an appraisal of the property by an independent certified appraiser. Indian Village also reviews and inspects each project before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion.

         Construction lending affords Indian Village the opportunity to earn higher interest rates with shorter terms to maturity relative to single-family permanent mortgage lending. Construction lending, however, is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. These loans are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, Indian Village may be required to advance funds beyond the amount originally committed to protect the value of the project. If the estimate of value upon completion proves to be inaccurate, Indian Village may be confronted with a project whose value is insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the payoff for the loan depends on the builder's ability to sell the property before the construction loan is due.

         Indian Village has attempted to minimize the foregoing risks by, among other things, limiting its construction lending to residential properties. It is also Indian Village's general policy to obtain regular financial statements from builders so that it can monitor their financial strength and ability to repay.

         Land Loans. Indian Village occasionally originates loans secured by unimproved land. These loans have terms of up to 15 years and generally have fixed interest rates and loan-to-value ratios of up to 65%. At December 31, 1998, land loans totaled $135,000, or 0.4% of total loans.

         Consumer Loans. Indian Village introduced home equity loans and lines of credit in May 1996 and other consumer loans in April 1998. At December 31, 1998, consumer loans amounted to $2.3 million, or 7.2% of total loans. Indian Village intends to increase its emphasis on consumer loans because they have shorter maturities than real estate mortgage loans, which helps to reduce Indian Village's interest rate risk exposure, and higher yields than real estate mortgage loans.

         Home equity loans are generally fixed rate loans that fully amortize over terms up to 10 years. Home equity lines of credit are written with variable interest rates. The loan-to-value ratios on both home equity loans and lines of credit are generally limited to 80%, taking into account the outstanding balance of the first mortgage loan.

         Home improvement loans are generally fixed-rate loans that fully amortize over terms up to 15 years. Home improvement loans are generally secured by a second mortgage on the property being improved. The loan-to-value ratio generally does not exceed 80%, taking into account the outstanding balance of the first mortgage loan.

         Automobile loans are generally fixed rate loans. Loans on new automobiles are written with terms up to 66 months and with loan-to-value ratios not exceeding 100% for new cars and 90% for used cars. Loans on used cars are written for lesser terms depending on the age of the vehicle. Indian Village does not engage in indirect consumer lending.

         Loans on deposit accounts generally carry interest rates up to 2% above the rate paid on the deposit account securing the loan. The terms are generally written for terms not exceeding five years, but may also be written as renewable short term interest-only demand loans.

         At December 31, 1998, Indian Village had other consumer loans totaling $274,000. These loans generally consist of loans secured by various personal property other than real estate and secured lines of credit.


         Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. See "Risk Factors -- Indian Village's Goal to Increase Consumer Lending May Hurt Both Asset Quality and Net Income" and "Recent Developments" for a discussion of Indian Village's non-performing consumer loans.


         Commercial Business Loans. Indian Village does not actively originate commercial business loans. These loan are generally fixed-rate loans with terms up to five years and secured by vehicle and business equipment. At December 31, 1998, commercial business loans amounted to $27,000 or 0.1% of total loans.

         Loans to One Borrower. The maximum amount that Indian Village may lend to one borrower is limited by federal regulations. At December 31, 1998, Indian Village's regulatory limit on loans to one borrower was $771,000. At that date, Indian Village's largest amount of loans to one borrower, including the borrower's related interests, was $552,000 and consisted of one multi-family loan and three residential mortgage loans. These loans were performing according to their original terms at December 31, 1998.

         Maturity of Loan Portfolio. The following table presents certain information at December 31, 1998 regarding the dollar amount of loans maturing in Indian Village's portfolio based on their contractual terms to maturity, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

                                                                     At December 31, 1998
                                            ----------------------------------------------------------------------
                                                          Multi-
                                             One- to    Family and
                                              Four-     Commercial                           Commercial    Total
                                            Family(1)   Real Estate  Construction Consumer    Business     Loans
                                            ---------   -----------  -----------  ---------  ----------  ---------
                                                                    (Dollars in Thousands)
Amounts due in:
   One year or less.......................    $    95       $   --         $ --     $  112         $--    $   207
   More than one year to three years......        201           13           --        589          --        803
   More than three years to five years....        744          181           --        370          27      1,322
   More than five years to 10 years.......      3,396          594           --        106          --      4,096
   More than 10 years to 15 years.........     14,084          562          214        119          --     14,979
   More than 15 years.....................      7,695        1,033          463        988          --     10,179
                                              -------       ------         ---- -   ------         ---    -------
      Total amount due....................    $26,215       $2,383         $677     $2,284         $27    $31,586
                                              =======       ======         ====     ======         ===    =======

-------------------------------
(1)   Includes land loans.


         The following table presents the dollar amount of all loans due after December 31, 1999, which have fixed interest rates and have floating or adjustable interest rates.

                                                         Due After December 31, 1999
                                                     ------------------------------------
                                                       Fixed-    Adjustable-
                                                        Rate        Rate         Total
                                                     ----------  ----------   -----------
                                                            (Dollars in Thousands)
Real estate loans:
   One- to four-family.............................     $25,851     $   138       $25,989
   Multi-family....................................       1,174         562         1,736
   Commercial......................................         647          --           647
    Construction...................................         463         214           677
   Land............................................         131          --           131
                                                        -------     -------       -------
        Total real estate loans....................      28,266         914        29,180
   Consumer loans..................................       1,547         625         2,172
   Commercial business loans.......................          27          --            27
                                                        -------     -------       -------
        Total loans................................     $29,840      $1,539       $31,379
                                                        =======      ======       =======

         Scheduled contractual principal repayments of loans do not reflect the actual life of the loans. The average life of a loan is substantially less than its contractual term because of prepayments. In addition, due-on-sale clauses on loans generally give Indian Village the right to declare loans immediately due and payable if, among other things, the borrower sells the real property with the mortgage and the loan is not repaid. The average life of a mortgage loan tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, tends to decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

         Loan Solicitation and Processing. Indian Village's lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by Indian Village's Board of Directors and management. Loan originations come from a number of sources. The customary sources of loan originations are realtors, referrals and existing customers. Indian Village does not utilize mortgage brokers or other third-party originators. Loans less than or equal to $100,000 may be approved by Marty R. Lindon and John A. Beitzel, jointly. Loans above $100,000 but less than $200,000 are approved by the Loan Committee. Loans equal to or greater than $200,000 are approved by the full Board of Directors.


         Loan Originations, Purchases and Sales. Indian Village primarily originates fixed-rate mortgage loans with amortization terms of up to 25 years.

         In late 1998, Indian Village began originating mortgage loans for Countrywide Home Loans Inc., an unrelated party. Generally, these loans are 30-year fixed rate mortgage loans that Indian Village chooses not to originate for its portfolio, either for investment or for sale, because of interest rate risk management, or loans that do not meet the credit standards for loans that Indian Village retains in its portfolio. Indian Village's functions are limited to accepting the application, obtaining credit reports and appraisals, verifying employment history and other application processing functions. Indian Village generally receives a processing fee equal to 1% of the loan balance as compensation. Countrywide underwrites the loan, issues any interest rate commitment to the borrower, writes the loan on its own loan documents and funds the loan at closing. These loans never become an asset of Indian Village, exposing it to credit risk or interest rate risk. Furthermore, Countrywide has no right of recourse against Indian Village on any of these loans. During 1998, Indian Village originated an immaterial dollar amount of loans under this program and recorded an immaterial amount of income.


         Occasionally, Indian Village purchases participation interests in multi-family loans secured by properties located in Ohio but outside of its primary market area. Indian Village generally limits its participation interest to between 5% and 25%. Indian Village has established a policy that limits the maximum participation interest per loan to $500,000 or less. Generally, the lead lender retains the servicing rights. Indian Village pays no fee on the loans it purchases and has no agreements or understandings with any lender to purchase a predetermined amount of participation interests. Indian Village underwrites all purchased participation interests according to the underwriting standards it uses for loans it originates.

         Except as for residential mortgage loans originated on behalf of a third party private lender, as discussed above, Indian Village holds all loans for long-term investment.

         The following table presents total loans originated, purchased, sold and repaid during the periods indicated.


                                                                                              For the Year Ended
                                                                                                 December 31,
                                                                                            -----------------------
                                                                                               1998         1997
                                                                                            ----------   ----------
                                                                                                (In thousands)
Total loans at beginning of period.........................................................    $27,518      $26,207

   Originations:
      Real estate:
         One- to four-family...............................................................      5,113        4,807
         Multi-family......................................................................        560           --
         Commercial........................................................................        205          190
         Construction......................................................................      1,178          897
         Land..............................................................................        112           --
                                                                                               -------      -------
            Total real estate loans........................................................      7,168        5,894
      Consumer loans.......................................................................      1,596          611
      Commercial business..................................................................         --           23
                                                                                               -------      -------
            Total loans originated.........................................................      8,764        6,528

   Purchases...............................................................................         --           --

   Sales...................................................................................         --           --

Less:
   Principal loan repayments and prepayments...............................................     (4,615)      (5,173)
   Transfers to real estate owned..........................................................        (81)         (44)
                                                                                               -------      -------
                                                                                                (4,696)      (5,217)
Net loan activity..........................................................................      4,068        1,311
                                                                                               -------      -------
Total loans at end of period...............................................................    $31,586      $27,518
                                                                                               =======      =======

         Loan Commitments. Indian Village issues commitments for mortgage loans conditioned upon the occurrence of certain events. Commitments are made in writing on specified terms and conditions and are honored for up to 30 days from approval. At December 31, 1998, Indian Village had variable rate loan commitments totaling $494,000, ranging in rates from 6.25% to 7.75%, and fixed-rate loan commitments totaling $1.9 million, ranging in rates from 7.00% to 8.75%. See Note 9 of the Notes to Financial Statements included in the back of this prospectus.

         Loan Fees. In addition to interest earned on loans, Indian Village receives income from fees in connection with loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period depending upon the volume and type of loans made and competitive conditions.

         Indian Village charges loan origination fees for fixed-rate loans which are calculated as a percentage of the amount borrowed. As required by applicable accounting procedures, loan origination fees and discount points in excess of loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are accreted and amortized in the same manner. At December 31, 1998, Indian Village had $54,000 of deferred loan fees. Indian Village recognized $70,000 and $14,000 of deferred loan fees during the years ended December 31, 1998 and 1997, respectively, in connection with loan refinancings, payoffs, sales and ongoing amortization of outstanding loans.

         Nonperforming Assets and Delinquencies. All loan payments are due on the first day of each month. When a borrowers fails to make a required loan payment, Indian Village attempts to cure the deficiency by contacting the borrower and seeking the payment. A late notice is mailed on the 30th day of the month. In most cases, deficiencies are cured promptly. If a delinquency continues beyond the 30th day of the month, a phone call to the borrower is usually made on the 45th day of delinquency. On or about the 60th day of delinquency, Indian Village sends a certified letter to the borrower giving the borrower 10 days in which to work out a payment schedule. While Indian Village generally prefers to work with borrowers to resolve problems, Indian Village will institute foreclosure or other proceedings after the 90th day of a delinquency, as necessary, to minimize any potential loss.

         Management informs the Board of Directors monthly of the amount of loans delinquent more than 60 days, all loans in foreclosure, and all foreclosed and repossessed property that Indian Village owns.

         Indian Village ceases accruing interest on mortgage loans when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Indian Village does not accrue interest on mortgage loans past due 90 days or more when the estimated value of collateral and collection efforts are deemed insufficient to ensure full recovery.

         The following table presents information with respect to Indian Village's nonperforming assets at the dates indicated.

                                                                                                 At December 31,
                                                                                              ---------------------
                                                                                                1998        1997
                                                                                              ---------   ---------
                                                                                              (Dollars in thousands)
Nonaccruing loans:
   One- to four-family.......................................................................    $241        $412
   Multi-family..............................................................................      --          --
   Commercial real estate....................................................................      --          --
   Construction..............................................................................      --          --
   Land......................................................................................      --          --
   Consumer..................................................................................      87          59
   Commercial business.......................................................................      --          --
                                                                                                 ----        ----
      Total nonaccruing loans(1).............................................................     328         471
Loans past due 90 days and accruing interest.................................................      --          --
Real estate owned(2).........................................................................     122          41
Other repossessed assets.....................................................................      23          --
                                                                                                 ----        ----
      Total nonperforming assets(3)..........................................................     473         512
Troubled debt restructurings.................................................................      --          --
                                                                                                 ----        ----
Troubled debt restructurings and total nonperforming assets..................................    $473        $512
                                                                                                 ====        ====
Total nonperforming loans and troubled debt restructurings as a percentage of total loans....    1.04%       1.71%
Total nonperforming assets and troubled debt restructurings as a percentage of total assets..    1.18%       1.41%

-------------------------------
(1) Total nonaccruing loans equals total nonperforming loans.
(2) Real estate owned balances are shown net of related loss allowances.
(3) Nonperforming assets consist of nonperforming loans, impaired loans, real estate owned and other repossessed assets.

         Interest income that would have been recorded for 1998 had nonaccruing loans been current according to their original terms amounted to approximately $16,000. No interest was included in interest income in 1998 related to these loans.

         Real Estate Owned. Real estate acquired by Indian Village as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at fair market value at the date of foreclosure, establishing a new cost basis. If the fair value declines, Indian Village records a valuation allowance through expense. Costs after acquisition are expensed. At December 31, 1998, Indian Village had $122,000 of real estate owned, consisting of one residential property and one commercial property.

         Asset Classification. The Office of Thrift Supervision has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, Office of Thrift Supervision examiners have authority to identify problem assets during examinations and, if appropriate, require them to be classified.

         There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful can be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention." Indian Village monitors "special mention" assets.

         The aggregate amounts of Indian Village's classified and special mention assets at the dates indicated were as follows:


                                                                                             At December 31,
                                                                                       ----------------------------
                                                                                          1998             1997
                                                                                       -----------      -----------
                                                                                              (In thousands)
Classified assets:
   Loss.............................................................................     $  --            $  --
   Doubtful.........................................................................        --               --
   Substandard......................................................................       416              419
   Special mention..................................................................       173              314

         At December 31, 1998, assets designated substandard consisted of real estate owned of $122,000 and ten residential mortgage loans totaling $294,000, and assets designated as special mention consisted of seven residential mortgage loans.

         Allowance for Loan Losses. In originating loans, Indian Village recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's evaluation of the collectibility of the loan portfolio, including past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, and economic conditions.

         At December 31, 1998, Indian Village had an allowance for loan losses of $218,000. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Indian Village believes it has established its existing allowance for loan losses as required by generally accepted accounting principles, there can be no assurance that regulators, in reviewing Indian Village's loan portfolio, will not request Indian Village to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Indian Village's financial condition and results of operations.

         The following table presents an analysis of Indian Village's allowance for loan losses.


                                                                                         Year Ended December 31,
                                                                                       ----------------------------
                                                                                          1998             1997
                                                                                       -----------      -----------
                                                                                          (Dollars in thousands)
Allowance for loan losses, beginning of period......................................       $176             $176
Charge-offs:
   One- to four-family..............................................................         --               --
   Multi-family.....................................................................         --               --
   Commercial.......................................................................        (18)              --
   Construction.....................................................................         --               --
   Land.............................................................................         --               --
   Consumer.........................................................................         --               --
   Commercial business..............................................................         --               --
                                                                                          -----            -----
      Total charge-offs.............................................................        (18)              --
Recoveries:
   One- to four-family..............................................................         --               --
   Multi-family.....................................................................         --               --
   Commercial.......................................................................         --               --
   Construction.....................................................................         --               --
   Land.............................................................................         --               --
   Consumer.........................................................................         --               --
   Commercial business..............................................................         --               --
                                                                                          -----            -----
      Total recoveries..............................................................         --               --
Net charge-offs.....................................................................        (18)              --
Provision for loan losses...........................................................         60              --
                                                                                          -----           -----
Allowance for loan losses, end of period............................................       $218             $176
                                                                                           ====             ====
Net charge-offs to average interest-earning loans...................................       0.06%            0.00%
Allowance for loan losses to total loans............................................       0.69%            0.64%
Allowance for loan losses to nonperforming loans and
   troubled debt restructurings.....................................................      66.46%           37.37%
Net charge-offs to allowance for loan losses........................................       8.26%            0.00%


          For additional discussion regarding the provisions for loan losses in recent periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Years Ended December 31, 1998 and 1997--Provision for Loan Losses."

         The following table presents the approximate allocation of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                                         At December 31,
                                            ----------------------------------------------------------------------
                                                          1998                                   1997
                                            ---------------------------------   ----------------------------------

                                                     Percent of                          Percent of
                                                      Allowance     Percent              Allowance      Percent
                                                      in Each      of Loans               in Each       of Loans
                                                      Category      in Each               Category      in Each
                                                      to Total    Category to             to Total     Category to
                                             Amount   Allowance   Total Loans    Amount   Allowance    Total Loans
                                            -------- ----------   -----------   -------- -----------   -----------
                                                                    (Dollars in thousands)
Real estate loans:
   One- to four-family...................       $121      55.50%        82.57%      $104       59.09%        83.59%
   Multi-family..........................          9       4.13          5.50          7        3.98          5.26
   Commercial............................          5       2.29          2.05          4        2.27          2.77
   Construction..........................          1       0.46          2.14          1        0.57          4.02
   Land..................................          1       0.46          0.43         --          --          0.16
Consumer loans...........................         10       4.59          7.23          2        1.14          3.97
Commercial business loans................         --         --          0.08         --          --          0.23
Unallocated..............................         71      32.57            --         58       32.95            --
                                                ----     ------        ------        ----     ------        ------
      Total allowance for loan losses....       $218     100.00%       100.00%       $176     100.00%       100.00%
                                                ====     ======        ======        ====     ======        ======


Investment Activities

         Indian Village is permitted under federal law to invest in various types of liquid assets, including U.S. Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank of Cincinnati, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Within certain regulatory limits, Indian Village may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like Indian Village are also required to maintain an investment in Federal Home Loan Bank of Cincinnati stock. Indian Village is required under federal regulations to maintain a minimum amount of liquid assets. See "Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that investments be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. Statement of Financial Accounting Standards No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading securities." These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Indian Village does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. At December 31, 1998, all of Indian Village's mortgage-backed securities and investment securities were classified as "available for sale."

         All of Indian Village's investment securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. They also carry prepayment risk insofar as they may be called before maturity in times of low market interest rates, so that Indian Village may have to invest the funds at a lower interest rate. Indian Village's investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, Indian Village's liquidity position, and anticipated cash needs and sources. The effect that the proposed investment would have on Indian Village's credit and interest rate risk and risk-based capital is also considered. Indian Village purchases investment securities to provide necessary liquidity for day-to-day operations. Indian Village also purchases investment securities when investable funds exceed loan demand.

         The following table presents the amortized cost and fair value of Indian Village 's securities, by accounting classification and by type of security, at the dates indicated.


                                                                                    At December 31,
                                                                    ------------------------------------------------
                                                                             1998                     1997
                                                                    -----------------------  -----------------------
                                                                    Amortized       Fair     Amortized       Fair
                                                                       Cost        Value        Cost        Value
                                                                    ----------   ----------  ----------   ----------
                                                                                    (In thousands)
Investment securities available for sale:
      Municipal securities.......................................     $   147      $   152    $     75     $     75
      Obligations of U.S. Treasury and U.S. government
         agencies................................................       1,797        1,816       3,433        3,459
                                                                       ------       ------      ------       ------
            Total................................................       1,944        1,968       3,508        3,534

Mortgage-backed securities available for sale:
   Ginnie Mae....................................................       2,022        2,063       1,735        1,782
   Fannie Mae....................................................       1,918        1,927       1,500        1,523
   Freddie Mac...................................................         235          237         482          478
                                                                       ------       ------      ------       ------
         Total...................................................       4,175        4,227       3,717        3,783
                                                                       ------       ------      ------       ------

Net unrealized gains (losses) on securities available for sale...          76          N/A          92          N/A
                                                                       ------       ------      ------       ------

            Total securities available for sale..................      $6,195       $6,195      $7,317       $7,317
                                                                       ======       ======      ======       ======


         All of Indian Village's mortgage-backed securities are issued or guaranteed by agencies of the U.S. Government. Accordingly, they carry lower credit risk than mortgage-backed securities of a private issuer. However, mortgage-backed securities still carry market risk, the risk that increases in market interest rates may cause a decrease in market value, and prepayment risk, the risk that the securities will be repaid before maturity and that Indian Village will have to reinvest the funds at a lower interest rate.

         Occasionally, Indian Village invests in municipal obligations of local and out-of-state entities, such as school districts. Out-of-state obligations are generally rated by a nationally recognized credit rating service.

         At December 31, 1998, Indian Village did not own any securities, other than U.S. Government and agency securities, which had an aggregate book value in excess of 10% of Indian Village's retained earnings at that date.

         The following presents the activity in the mortgage-backed securities and investment securities portfolios for the periods indicated.


                                                                                        Year Ended December 31,
                                                                                   ---------------------------------
                                                                                      1998                  1997
                                                                                   -----------           -----------
                                                                                            (In thousands)
Mortgage-backed securities(1):
   Mortgage-backed securities, beginning of period..........................           $3,783                $2,306
   Purchases................................................................            2,336                 1,980
   Sales....................................................................             (844)                   --
   Repayments and prepayments...............................................           (1,022)                 (553)
   Increase (decrease) in net premium.......................................              (12)                   27
   Increase (decrease) in unrealized gain...................................              (14)                   23
                                                                                       ------                ------
      Net increase in mortgage-backed securities............................              444                 1,477
                                                                                       ------                ------
   Mortgage-backed securities, end of period................................           $4,227                $3,783
                                                                                       ======                ======

Investment securities(2):
   Investment securities, beginning of period...............................           $3,534                $3,487
   Purchases................................................................            2,125                 2,800
   Sales....................................................................             (455)               (1,600)
   Calls....................................................................           (2,900)                 (650)
   Maturities...............................................................             (335)                 (525)
   Increase (decrease) in net premium.......................................                1                    (5)
   Increase (decrease) in unrealized gain...................................               (2)                   27
                                                                                       ------                ------
      Net increase (decrease) in investment securities......................           (1,566)                   47
                                                                                       ------                ------
   Investment securities, end of period.....................................           $1,968                $3,534
                                                                                       ======                ======

-----------------------------
(1) All mortgage-backed securities are classified as available for sale.
(2) All investment securities are classified as available for sale.


         The following table presents certain information regarding the carrying value, weighted average yields and maturities or periods to repricing of Indian Village's debt securities at December 31, 1998, all of which are available for sale.

                                            Less Than         One to         After Five to          After
                                            One Year        Five Years         Ten Years          Ten Years            Totals
                                        ----------------- ---------------- ------------------ ------------------- -----------------
                                                 Weighted                            Weighted           Weighted           Weighted
                                        Carrying  Average         Carrying  Carrying  Average Carrying   Average Carrying   Average
                                         Value    Yield   Amount   Value     Value     Yield   Value      Yield   Value      Yield
                                        -------- ------- ------  --------  --------  -------  --------  --------- --------  -------
                                                                             (Dollars in thousands)
Securities available for sale:
  Investment securities:
    Municipal securities(1)..........    $ --      --%    $ --      --%     $   --      --%   $  152       6.82   $  152       6.82%

    Obligations of the U.S. Treasury
       and U.S. government agencies..     505    6.31      809    6.55         502    7.25        --         --    1,816       6.68
    Mortgage-backed securities.......      --      --        9    7.20         701    6.92     3,517       6.80    4,227       6.82
                                         ----             ----              ------            ------              ------
           Total.....................    $505    6.31     $818    6.56      $1,203    7.06    $3,669       6.80   $6,195       6.78
                                         ====             ====              ======            ======              ======

------------------------------
(1) Weighted average yields for municipal securities are presented on a tax equivalent basis based on an assumed rate of 34%.

Deposit Activities and Other Sources of Funds

         General. Deposits are the major external source of funds for Indian Village's lending and other investment activities. In addition, Indian Village also generates funds internally from loan principal repayments and prepayments and maturing investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Indian Village may use borrowings from the Federal Home Loan Bank of Cincinnati to compensate for reductions in the availability of funds from other sources. Presently, Indian Village has no other borrowing arrangements aside from Federal Home Loan Bank of Cincinnati advances.

         Deposit Accounts. Nearly all of Indian Village's depositors reside in Ohio. Indian Village's deposit products include money market accounts, passbook accounts, and term certificate accounts. Deposit account terms vary with the principal differences being the minimum balance deposit, early withdrawal penalties and the interest rate. Indian Village reviews its deposit mix and pricing weekly. Indian Village does not utilize brokered deposits, nor has it aggressively sought jumbo certificates of deposit.

         Indian Village believes it is competitive in the interest rates it offers on its deposit products. Indian Village determines the rates paid based on a number of factors, including rates paid by competitors, Indian Village's need for funds and cost of funds, borrowing costs and movements of market interest rates. Historically, Indian Village has relied predominately on certificates of deposit with terms of more than one year. Indian Village believes that the opening of the new branch office in New Philadelphia, a more commercial area than Gnadenhutten, will offer an opportunity to attract more transaction accounts.

         In the unlikely event Indian Village is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to Indian Village Bancorp as the sole stockholder of Indian Village.

         The following table presents information concerning Indian Village's deposit accounts at December 31, 1998.



        Weighted
         Average                                                                                     Percentage
        Interest                                                  Minimum                             of Total
          Rate                    Category                         Amount          Balance            Deposits
        -------- -----------------------------------------       ---------         -------          -----------
                                                                                (In thousands)
         3.25%   Passbook accounts                                  $   10         $ 5,464              17.70%
           --    Noninterest-bearing demand accounts                   100              81               0.27
         2.00    NOW accounts                                          100             837               2.71
         3.30    Money market accounts                               2,500           1,695               5.49

                          Certificates of Deposit
                          -----------------------

         4.89     6 Month money market certificate                     500           2,424               7.85
         4.93     9 Month certificate                                  500             763               2.47
         5.10    12 Month certificate                                  500           3,463              11.22
         5.38    18 Month certificate                                  500           2,559               8.29
         5.46    18 Month individual retirement account                500           1,308               4.24
         5.82    22 Month certificate                                  500           1,734               5.62
         5.69    24 Month certificate                                  500             397               1.29
         5.70    30 Month certificate                                  500           2,892               9.37
         5.84    36 Month certificate                                  500           1,805               5.85
         6.00    48 Month certificate                                  500              82               0.27
         6.13    60 Month certificate                                  500           3,701              11.98
         5.91    60 Month individual retirement account                500           1,661               5.38
                                                                                   -------             ------
                                                                                   $30,866             100.00%
                                                                                   =======             ======

         The following table indicates the amount of Indian Village's jumbo certificate accounts by time remaining until maturity as of December 31, 1998. Jumbo certificate accounts have principal balances of $100,000 or more.



           Maturity Period                                     Amount
           ---------------                                 --------------
                                                           (In thousands)
           Three months or less....................           $  103
           Over three through six months...........              100
           Over six through twelve months..........              393
           Over twelve months......................              761
                                                              ------
                   Total..........................            $1,357
                                                              ======

         The following table presents information concerning average balances and rates paid on Indian Village's deposit accounts at the dates indicated.

                                                               For the Year Ended December 31,
                                             --------------------------------------------------------------------
                                                         1998                                 1997
                                             ---------------------------------   --------------------------------
                                                         Percent                           Percent
                                                        of Total                          of Total
                                              Average     Average    Average     Average    Average     Average
                                              Balance    Deposits   Rate Paid    Balance   Deposits    Rate Paid
                                             ----------  ---------  ----------   --------  ---------  -----------
                                                                      (Dollars in thousands)
Passbook accounts........................      $ 5,263      17.23%       3.27%   $ 4,977      16.28%        3.25%
Money market accounts....................        1,777       5.82        3.32      1,775       5.81         3.32
NOW accounts.............................          815       2.67        1.96        643       2.10         2.49
Certificates of deposit(1)...............       22,585      73.95        5.68     23,079      75.51         5.70
Noninterest-bearing deposits:
   Demand deposits.......................          101       0.33          --         89       0.30           --
                                               -------     ------                 -------    ------
       Total average deposits............      $30,541     100.00%                $30,563    100.00%
                                               =======     ======                 =======    ======

-------------------------------
(1) Based on remaining maturity of certificates of deposit.

         Deposit Flow. The following table presents the balances, with interest credited, and changes in dollar amounts of deposits in the various types of accounts offered by Indian Village between the dates indicated.

                                                                           Year Ended December 31,
                                                          ----------------------------------------------------------
                                                                         1998                         1997
                                                          ---------------------------------- -----------------------
                                                                       Percent                             Percent
                                                                         of        Increase                  of
                                                           Amount       Total     (Decrease)  Amount        Total
                                                          ---------  -----------  ---------- ----------  -----------
                                                                            (Dollars in thousands)
Passbook accounts.....................................     $  5,464       17.70%    $  371   $  5,093        16.82%
NOW accounts..........................................          837        2.71        220        617         2.04
Money market deposits.................................        1,695        5.49        (29)     1,724         5.69
Fixed-rate certificates maturing:
   Within 1 year......................................       14,348       46.48      1,566     12,782        42.22
   After 1 year, but within 2 years...................        4,194       13.59     (1,854)     6,048        19.98
   After 2 years, but within 5 years..................        4,247       13.76        328      3,919        12.94
   After 5 years......................................           --          --        (32)        32         0.11
                                                            -------      ------    -------    -------       ------
   Total certificates.................................       22,789       73.83          8     22,781        75.25
                                                            -------      ------    -------    -------       ------
Noninterest-bearing deposits:
   Demand deposits....................................           81        0.27         19         62         0.20
                                                            -------      ------    -------    -------       ------

      Total...........................................      $30,866      100.00%   $   589    $30,277       100.00%
                                                            =======      ======    =======    =======       ======

         Time Deposits by Rates and Maturities. The following table presents the amount of time deposits in Indian Village categorized by rates and maturities at the dates indicated.

                                    Period to Maturity from December 31, 1998                At December 31,
                          --------------------------------------------------------------  ---------------------
                          Less than   1 - 2     2 - 3    3 - 4       After
                          One Year    Years     Years     Years     4 Years     Total       1998        1997
                          ---------  --------  -------- --------  ----------- ----------  --------   ----------
                                                            (Dollars in thousands)
  0.00 - 4.00%..........    $    39    $   --    $   --   $   --       $   --    $    39   $    39      $    81
  4.01 - 5.00%..........      2,738       304       100       --           --      3,142     3,142          812
  5.01 - 6.00%..........      9,598     2,910     1,578      243        1,219     15,548    15,548       17,397
  6.01 - 7.00%..........      1,973       646        71    1,031            5      3,726     3,726        4,179
  Over 7.00%............           --     334         --       --          --        334       334          312
                          -------------------  ------------------   ---------  ---------  --------     --------

      Total.............    $14,348    $4,194    $1,749   $1,274       $1,224    $22,789   $22,789      $22,781
                            =======    ======    ======   ======       ======    =======   =======      =======


         Deposit Activity. The following table presents the deposit activity of Indian Village for the periods indicated.

                                                              Year Ended
                                                              December 31,
                                                         --------------------
                                                            1998       1997
                                                          ---------  ---------
                                                              (In thousands)
        Beginning balance...............................    $30,277    $31,439
        Net deposits (withdrawals)
         before interest credited.......................       (629)    (2,355)
        Interest credited...............................      1,218      1,193
                                                            -------    -------
        Net increase (decrease) in deposits.............        589     (1,162)
                                                            -------    -------
        Ending balance..................................    $30,866    $30,277
                                                            =======    =======


         The settlement of estate accounts totaling $642,000 contributed to part of the net decrease in deposits in 1997. Management attributes the remainder of the decrease to the withdrawal of funds for investment in the stock market and other non-deposit investments.


         Borrowings. Indian Village has the ability to use advances from the Federal Home Loan Bank of Cincinnati to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank of Cincinnati functions as a central reserve bank providing credit for savings associations and certain other member financial institutions. As a member of the Federal Home Loan Bank of Cincinnati, Indian Village is required to own capital stock in the Federal Home Loan Bank of Cincinnati and is authorized to apply for advances on the security of the capital stock and certain of its mortgage loans and other assets, principally securities that are obligations of, or guaranteed by, the U.S. Government or its agencies, provided certain creditworthiness standards have been met. Advances are made under several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. At December 31, 1998, Indian Village had the ability to borrow a total of approximately $20.0 million from the Federal Home Loan Bank of Cincinnati. At that date, Indian Village had outstanding advances of $4.0 million.

         The following tables presents certain information regarding Indian Village's use of Federal Home Loan Bank of Cincinnati advances during the periods and at the dates indicated.

                                                                                          Year Ended December 31,
                                                                                         --------------------------
                                                                                            1998            1997
                                                                                         ----------      ----------
                                                                                            (Dollars in thousands)
Maximum amount of advances outstanding at any month end...............................      $4,000          $1,000
Approximate average short-term advances outstanding...................................       2,351             471
Approximate weighted average rate paid on advances....................................        5.78%           5.10%

                                                                                              At December 31,
                                                                                         --------------------------
                                                                                            1998            1997
                                                                                         ----------      ----------
                                                                                            (Dollars in thousands)
Balance outstanding at end of period..................................................      $4,000          $1,000
Weighted average rate paid on advances................................................        5.14%           6.10%


Subsidiary Activities

         Under Office of Thrift Supervision regulations, Indian Village generally may invest up to 3% of its assets in service corporations, provided that at least one-half of investment in excess of 1% is used primarily for community, inner-city and community development projects. On December 1, 1998, Indian Village dissolved its only wholly owned subsidiary, Gnadenhutten Development Corporation, because it was inactive.

Properties

         Currently, Indian Village operates only from its main office located at 100 South Walnut Street, Gnadenhutten, Ohio. Indian Village owns this office, which opened in 1968. The office consists of approximately 7,600 square feet. At December 31, 1998, the net book value of land, building, furniture and equipment of the main office was approximately $233,000.

         In February 1999, Indian Village received Office of Thrift Supervision approval to establish a branch office in the vicinity of 635 West High Avenue, New Philadelphia, Ohio. Indian Village purchased the land in December 1998 for $213,000. Based on preliminary architectural estimates, Indian Village expects the total cost of construction and furniture, fixtures and equipment to be approximately $1.0 million. Indian Village currently expects to open the office in the fourth quarter of 1999.

Personnel

         As of December 31, 1998, Indian Village had nine full-time employees and three part-time employees, none of whom is represented by a collective bargaining unit. Indian Village believes its relationship with its employees is good.

Legal Proceedings

         Periodically, there have been various claims and lawsuits involving Indian Village, such as claims to enforce liens, condemnation proceedings on properties in which Indian Village holds security interests, claims involving the making and servicing of real property loans and other issues incident to Indian Village's business. Indian Village is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of Indian Village.

                     MANAGEMENT OF INDIAN VILLAGE BANCORP

         Directors shall be elected by the stockholders of Indian Village Bancorp for staggered three-year terms, or until their successors are elected and qualified. Indian Village Bancorp's Board of Directors consists of seven persons divided into three classes, each of which contains approximately one third of the Board. One class, consisting of John A. Beitzel and Cindy S. Knisely, has a term of office expiring at the first annual meeting of stockholders after their initial election by stockholders; a second class, consisting of Vernon E. Mishler, Joanne Limbach, and Marty R. Lindon, has a term of office expiring at the second annual meeting of stockholders after their initial election by stockholders; and a third class, consisting of Rebecca S. Mastin and Michael A. Cochran, has a term of office expiring at the third annual meeting of stockholders after their initial election by stockholders. Indian Village Bancorp anticipates that its first annual meeting of stockholders will be held in April 2000.

         The executive officers of Indian Village Bancorp are elected annually and serve at the Board's discretion. The executive officers of Indian Village Bancorp are:


Name                                                Position
----                                                --------
Rebecca S. Mastin................................   Chairperson of the Board
Marty R. Lindon..................................   President and Chief Executive Officer
Michael A. Cochran...............................   Corporate Secretary
Lori S. Frantz...................................   Vice President, Treasurer and Chief Financial Officer

                         MANAGEMENT OF INDIAN VILLAGE

Directors and Executive Officers

         The Board of Directors of Indian Village is presently composed of seven members who are elected for terms of three years, approximately one third of whom are elected annually as required by the Bylaws of Indian Village. The executive officers of Indian Village are elected annually by the Board of Directors and serve at the Board's discretion. The following table presents information with respect to the directors and executive officers of Indian Village.

                                                     Directors
                                                                                                Director    Term
Name                                Age(1)  Position Held With Indian Village                    Since     Expires
----                               ------   ----------------------------------                 ---------   -------
Rebecca S. Mastin...............     45     Chairperson of the Board                             1996       2002
John A. Beitzel.................     50     Vice Chairman of the Board                           1997       2000
Marty R. Lindon.................     41     President and Chief Executive Officer                1998       2001
Michael A. Cochran..............     48     Corporate Secretary                                  1995       2002
Vernon E. Mishler...............     70     Director                                             1989       2001
Joanne Limbach..................     58     Director                                             1997       2001
Cindy S. Knisely................     41     Director                                             1997       2000

                                           Executive Officers Who Are Not Directors

Name                               Age(1)   Position Held With Indian Village
----                               ------   ----------------------------------
Lori S. Frantz..................     39     Vice President, Treasurer and Chief Financial         --         --
                                            Officer

-----------------------
(1) As of December 31, 1998.

Biographical Information

         Below is certain information regarding the directors and executive officers of Indian Village. Unless otherwise stated, each director and executive officer has held his or her current occupation for the last five years. There are no family relationships among or between the directors or executive officers.

         Rebecca S. Mastin owns Wendy's restaurant franchises.

         John A. Beitzel retired as the elected Tuscarawas County auditor.

         Marty R. Lindon joined Indian Village in September 1991 as a credit manager. In December 1993 he was appointed Vice President of Lending. He was appointed President and Chief Executive Officer in December 1998.

         Michael A. Cochran is an attorney in private practice. He is also Assistant Prosecuting Attorney for Tuscarawas County.

         Vernon E. Mishler is a retired Ohio State Auditor and public accountant.

         Joanne Limbach is the President of Limbach, Nolan and Dantonio, Inc. D/B/A/ Limbach and Associates, Columbus, Ohio, a state and local tax consulting firm. Ms. Limbach served as Tax Commissioner for the State of Ohio from 1983 to 1991.

         Cindy S. Knisely, a certified public accountant, is the President of Kinsely & Associates Accounting and Financial Services, Inc., a certified public accounting firm.

         Lori S. Frantz joined Indian Village in 1977 as a teller and loan processor. She was appointed Assistant Secretary in 1985, Vice President in 1993 and Treasurer in 1996.

Meetings and Committees of the Board of Directors

         The business of Indian Village is conducted through meetings and activities of the Board of Directors and its committees. During the fiscal year ended December 31, 1998, the Board of Directors held 12 regular meetings and 19 special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which the director served.

         The Loan Committee consists of Marty R. Lindon, John A. Beitzel and Cindy S. Knisely. This committee reviews and approves loan applications that do not require the approval of the full Board of Directors. The committee met 41 times in 1998.

         The Audit Committee consists of Rebecca S. Mastin and Vernon E. Mishler. The committee receives and reviews all reports prepared by Indian Village's external auditor. The committee met 12 times in 1998.

         The Asset Classification Committee consists of Michael A. Cochran and Joanne Limbach. The committee reviews and classifies Indian Village's loans and other assets according to established policies of the Board of Directors. The committee met four times in 1998.

Directors' Compensation

         Fees. Directors who are not salaried employees of Indian Village each receive $1,000 per month. Two excused absences from meetings are permitted. After the conversion, Indian Village will continue to pay directors' fees, but, initially, Indian Village Bancorp does not expect to pay separate fees for service on its Board of Directors.

Executive Compensation

         Summary Compensation Table. The following information is furnished for Marty R. Lindon and Paul M. Soupart, Jr. for the year ended December 31, 1998. Mr. Soupart resigned as President and Managing Officer of Indian Village in August 1998 for personal reasons. No executive officer of Indian Village received salary and bonus of $100,000 or more during the year ended December 31, 1998.

                                                 Annual Compensation (1)
                                              ------------------------------
                                                                                 Other Annual         All Other
             Name and Position                 Year      Salary      Bonus      Compensation(2)     Compensation
-------------------------------------------   ------   ----------   --------   ----------------   -----------------
Marty R. Lindon............................    1998     $41,000      $7,000          --               $4,686(3)
President, Chief Executive Officer
and Director

Paul M. Soupart, Jr........................    1998     $42,000      2,000           --              $34,776(4)
Former President and Managing Officer

----------------------
(1) Compensation information for the years ended December 31, 1997 and 1996 has been omitted as Indian Village was neither a public company nor a subsidiary of a public company at that time.
(2) Does not include the aggregate amount of perquisites and other personal benefits, which was less than 10% of the total annual salary and bonus reported.
(3)  Consists of employer pension plan contribution.
(4) Consists of severance payment of $33,000 and medical insurance continuation coverage expenses of $1,776.

         Consulting Contract. Indian Village and John A. Beitzel are parties to a consulting contract calling for him to consult with the Board of Directors on general matters relating to the operations of the institution between January 1, 1999 and June 30, 1999. Mr. Beitzel will receive $13,010 as compensation for his services over the term of the agreement. Either party may terminate the agreement with 30 days notice to the other party. Mr. Beitzel would not be paid after the date of termination.

         Employment Agreements. Indian Village Bancorp and Indian Village plan to enter into three-year employment agreements with Marty R. Lindon and Lori S. Frantz. Under the employment agreements, the initial salary levels for Mr. Lindon and Ms. Frantz will be $60,000 and $48,000, respectively, which amounts will be paid by Indian Village and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. On each anniversary after the starting date of the employment agreements, the term of the agreements may be extended for an additional year at the discretion of the Board. The agreements may be terminated by the Employers at any time, by the executive if he or she is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. If the executive's employment is terminated without cause or upon the executive's voluntary termination following the occurrence of an event described in the preceding sentence, Indian Village would be required to honor the terms of the agreement through the expiration of the current term, including payment of current cash compensation and continuation of employee benefits.

         The employment agreements also provide for a severance payment and other benefits upon involuntary termination of employment in connection with any change in control of Indian Village Bancorp and Indian Village. A severance payment also will be paid on a similar basis in connection with a voluntary termination of employment where, after a change in control, the executive is assigned duties inconsistent with his or her position, duties, responsibilities and status immediately before a change in control. The term "change in control" is defined in the agreement as having occurred when, among other things, a person other than Indian Village Bancorp purchases shares of Indian Village Bancorp's common stock under a tender or exchange offer for the shares; any person (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of Indian Village Bancorp representing 25% or more of the combined voting power of Indian Village Bancorp's then outstanding securities; the membership of the Board of Directors changes as the result of a contested election; or shareholders of Indian Village Bancorp approve a merger, consolidation, sale or disposition of all or substantially all of Indian Village Bancorp's assets, or a plan of partial or complete liquidation.

         The maximum value of the severance benefits under the employment agreement is 2.99 times the executive's average annual compensation during the five-year period preceding the effective date of the change in control. The employment agreements provide that the value of the maximum benefit may be distributed, at the executive's election, in the form of a lump sum cash payment equal to 2.99 times the executive's average annual compensation for the five years preceding the effective date of the change in control, or a combination of a cash payment and continued coverage under the Indian Village Bancorp's and Indian Village's health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times the executive's average annual compensation for the five years preceding the effective date of the change in control. Assuming that a change in control had occurred at December 31, 1998 and that Mr. Lindon and Ms. Frantz each elected to receive a lump sum cash payment, Mr. Lindon would have been entitled to a payment of approximately $122,000 and Ms. Frantz would have been entitled to approximately $116,000. The Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments must pay a 20% excise tax on the amount of excess payments, and their employers would not be entitled to deduct the amount of the excess payments.

         The employment agreements restrict the executive's right to compete against Indian Village Bancorp and Indian Village for a period of one year from the date of termination of the agreement if he or she voluntarily terminates employment, except upon a change in control.

         Employee Severance Compensation Plan. Indian Village's Board of Directors intends to adopt the Indian Village Community Bank Employee Severance Compensation Plan to provide benefits to eligible employees upon a change in control of Indian Village Bancorp or Indian Village. Eligible employees are those with a minimum of two years of service with Indian Village. Generally, all eligible employees, other than officers who will enter into separate employment agreements with Indian Village Bancorp and Indian Village, will be eligible to participate in the severance plan. Under the severance plan, if a change in control of Indian Village Bancorp or Indian Village occurs, eligible employees who are terminated or who terminate employment, but only upon the occurrence of events specified in the severance plan, within 12 months of the effective date of a change in control will be entitled to a payment based on years of service with Indian Village with a maximum payment equal to 26 weeks of compensation, which would be earned after 13 years of service. Assuming that a change in control had occurred at December 31, 1998, and resulted in the termination of all eligible employees, the maximum aggregate payment due under the severance plan would be approximately $31,000.

Benefits

         General. Indian Village currently pays 95% of the premiums for medical insurance benefits and 100% of premiums for life and disability insurance benefits for full-time employees.

         Retirement Plan. Indian Village maintains a non-contributory defined benefit retirement plan. The following table indicates the annual retirement benefits that would be payable under the retirement plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. Under the

Internal Revenue Code, maximum annual benefits under the retirement plan are limited to $130,000 per year for the 1999 calendar year.

        Highest Five-Year                      Years of Service
          Average Annual     ----------------------------------------------
           Compensation       5           10           15             25+
        -----------------    ---        ------       ------         -------
           $  10,000     $    815      $  1,630     $  2,445      $  4,075
              20,000        1,774         3,548        5,323         8,871
              30,000        2,914         5,828        8,742        14,571
              40,000        4,054         8,108       12,163        20,271
              60,000        6,334        12,668       19,003        31,671
              80,000        8,614        17,228       25,843        43,071
             100,000       10,894        21,788       32,683        54,471
             120,000       13,174        26,348       39,523        65,871
             130,000       14,314        28,628       42,943        71,571

         The retirement plan is a non-contributory, defined benefit plan which provides for monthly payments to, or on behalf of, each covered employee. All full-time employees are eligible to participate in the retirement plan after completion of one year of service with Indian Village and attainment of age 21. To obtain one year of service, an employee must complete at least 1,000 hours of service in 12 consecutive months. Benefits are based upon years of service and salary excluding bonuses, fees, overtime, etc. Employees become 20% vested following three years of service increasing 20% annually to 100% after seven years of service. As of December 31, 1998, Mr. Lindon had eight years of credited service under the retirement plan.

         The normal retirement age is 65 and the early retirement age is before age 65, but after age 55 with the completion of ten years of service. Normal retirement benefits are equal to 40.75% of the highest five year average compensation up to the integration level plus 57% of average compensation in excess of the integration level reduced for less than 25 years of service. If an employee elects early retirement, but defers the receipt of benefits until age 65, the formula for computation of early retirement benefits is the same as if the employee had retired at the normal retirement age but based on service and average compensation at early retirement. If the employee elects early retirement benefits before normal retirement, the benefits are equal to the accrued benefits payable at age 65 reduced by applying an early retirement factor. Payment may also be deferred beyond normal retirement in which case the retirement allowance will be the actuarial equivalent of the normal retirement benefit. Under the retirement plan, Indian Village makes annual contributions, computed on an actuarial basis, to fund the benefits.

         Upon retirement, the regular form of benefit under the retirement plan is an annuity payable in equal monthly installments for the life of the employee and guaranteed for ten years. Optional annuity or lump sum benefit forms may also be elected by the employee. Benefits under the retirement plan are not integrated with social security.

         At December 31, 1998, which is the date of the most recent retirement plan statement, the retirement plan's benefit obligation exceeded assets by approximately $134,000.

         Employee Stock Ownership Plan. Indian Village's Board of Directors has authorized the adoption of an employee stock ownership plan for employees of Indian Village to be effective upon the completion of the conversion. Full-time employees of Indian Village Bancorp and Indian Village who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 will be eligible to participate in the employee stock ownership plan.

         The employee stock ownership plan intends to purchase 8% of the shares issued in the conversion. This would range between 34,680 shares, assuming 433,500 shares are issued in the conversion, and 46,920 shares assuming 586,500 shares are issued in the conversion. It is anticipated that the employee stock ownership plan will borrow funds from Indian Village Bancorp to purchase stock in the conversion. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from Indian Village's contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the conversion. See "Pro Forma Data." If the employee stock ownership plan is unable to acquire 8% of the common stock sold in the offering, it is anticipated that these additional shares may be acquired following the conversion through open market purchases.


         In any plan year, Indian Village may make additional discretionary contributions to the employee stock ownership plan for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by Indian Village Bancorp. The timing, amount, and manner of discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

         Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Any forfeitures will be reallocated among the remaining plan participants.

         Participants will vest in their accrued benefits under the employee stock ownership plan at the rate of 20% per year, beginning upon the completion of two years of service. A participant is fully vested at retirement, upon death or disability or upon termination of the employee stock ownership plan. Benefits are distributable upon a participant's retirement, early retirement, death, disability, or termination of employment. Indian Village's contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

         It is anticipated that members of Indian Village's Board of Directors will serve as trustees of the employee stock ownership plan. The trustees must vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received must be voted in the same ratio on any matter as those shares for which instructions are given.

         Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants' accounts. See "Pro Forma Data."

         The employee stock ownership plan must meet the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the regulations of the Internal Revenue Service and the Department of Labor. Indian Village intends to request a determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. Indian Village expects to receive a favorable determination letter, but cannot guarantee it.

         Stock Option Plan. The Board of Directors of Indian Village Bancorp intends to adopt a stock option plan and to submit the it to the stockholders for approval at a meeting held no earlier than six months following the conversion. Under current Office of Thrift Supervision regulations, the approval of a majority vote of Indian Village Bancorp's outstanding shares is required for implementation of the stock option plan within one year after the conversion. The stock option plan will comply with all applicable regulatory requirements. However, the stock option plan will not be approved or endorsed by the Office of Thrift Supervision.

         The stock option plan will be designed to attract and retain qualified management personnel and nonemployee directors; to provide officers, key employees and nonemployee directors with a proprietary interest in Indian Village Bancorp as an incentive to contribute to the success of Indian Village Bancorp and Indian Village; and to reward officers and key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of the Internal Revenue Code and for nonqualified stock options. Upon receipt of stockholder approval of the stock option plan, stock options may be granted to officers, key employees and nonemployee directors of Indian Village Bancorp and its subsidiaries, including Indian Village. The stock option plan will continue in effect for a period of ten years from the date the stock option plan is approved by stockholders, unless terminated earlier.


         A number of authorized shares of common stock equal to 10% of the number of shares of common stock issued with the conversion will be reserved for future issuance under the stock option plan. This would range from 43,350 shares, assuming 433,500 shares are issued in the conversion, to 58,650 shares, assuming 586,500 shares are issued in the conversion. Shares acquired upon exercise of options will be authorized but unissued shares or treasury shares. If a stock split, reverse stock split, stock dividend, or similar event occurs, the number of shares of common stock under the stock option plan, the number of shares to which any award relates and the exercise price per share under any option may be adjusted by the stock option plan committee to reflect the increase or decrease in the total number of shares of common stock outstanding.


         The stock option plan will be administered and interpreted by a committee of the Board of Directors of Indian Village Bancorp. According to applicable Office of Thrift Supervision regulations, the committee will determine which nonemployee directors, officers and key employees will be granted options, the number of shares represented by each option, and the exercisability of options. All options granted to nonemployee directors will be nonqualified stock options. The per share exercise price of all options will equal at least 100% of the fair market value of a share of common stock on the date the option is granted.

         It is anticipated that all options will be granted according to a vesting schedule so that the options become exercisable over a specified period following the date of grant. Under Office of Thrift Supervision regulations, if the stock option plan is implemented within the first year following the conversion the minimum vesting period will be five years. All unvested options will be immediately exercisable upon the recipient's death or disability. Unvested options also will be exercisable following a change in control, as defined in the stock option plan, of Indian Village Bancorp or Indian Village so long as it is authorized or not prohibited by applicable law or regulations. Under current Office of Thrift Supervision regulations, if the stock option plan is implemented before the first anniversary of the conversion, vesting may not be accelerated upon a change in control of Indian Village Bancorp or Indian Village.

         Each stock option that is awarded to an officer or key employee will remain exercisable at any time on or after the date it vests through the earlier to occur of the tenth anniversary of the date of grant or three months after the date on which the optionee terminates employment, or one year if the optionee's termination results from death or disability, unless the stock option committee extends the time period. Each stock option that is awarded to a nonemployee director will remain exercisable through the earlier to occur of the tenth anniversary of the date of grant, or one year or two years upon a nonemployee director's death or disability, following the termination of a nonemployee director's service on the Board. All stock options are nontransferable except by will or the laws of descent or distribution.

         Under current provisions of the Internal Revenue Code, the federal tax treatment of incentive stock options and nonqualified stock options is different. For incentive stock options, an optionee who satisfies certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised.

If the holding period requirements are satisfied, the optionee will generally recognize capital gain or loss upon a subsequent disposition of the shares of common stock received upon the exercise of a stock option. If the holding period requirements are not satisfied, the difference between the fair market value of the common stock on the date of grant and the option exercise price, if any, will be taxable to the optionee at ordinary income tax rates. A federal income tax deduction generally will not be available to Indian Village Bancorp as a result of the grant or exercise of an incentive stock option, unless the optionee fails to satisfy the holding period requirements. For nonqualified stock options, the grant generally is not a taxable event for the optionee and no tax deduction will be available to Indian Village Bancorp. However, upon exercise, the difference between the fair market value of the common stock on the date of exercise and the option exercise price generally will be treated as compensation to the optionee upon exercise, and Indian Village Bancorp will be entitled to a compensation expense deduction in the amount of income realized by the optionee.

         Under generally accepted accounting principles, compensation expense is generally not recognized upon the award of options to officers and employees of Indian Village Bancorp and its subsidiaries. However, the Financial Accounting Standards Board recently indicated that it would propose rules during 1999 that would generally require recognition of compensation expense with respect to awards made to nonemployees, including nonemployee directors of Indian Village Bancorp. The proposed changes would apply to awards made after December 15, 1998.

         Under current Office of Thrift Supervision regulations, if the stock option plan is implemented within one year of the conversion, no officer or employee could receive an award of options covering more than 25%, no nonemployee director could receive more than 5%, and nonemployee directors, as a group, could not receive more than 30% of the number of shares reserved for issuance under the stock option plan.

         Although no specific award determinations have been made at this time, Indian Village Bancorp and Indian Village anticipate that if stockholder approval is obtained it would grant awards to its directors, officers and employees up to amounts and under terms and conditions permitted by Office of Thrift Supervision regulations. The size of individual awards will be determined before submitting the stock option plan for stockholder approval, and disclosure of anticipated awards will be included in the proxy materials for the meeting.

         The material provisions of the stock option plan may be combined with the material provisions of the management development and recognition plan to create a single, unified stock-based benefit plan.

         Management Recognition and Development Plan. The Board of Directors of Indian Village Bancorp intends to adopt the Indian Village Bancorp, Inc. Management Recognition and Development Plan, a restricted stock plan, for officers, employees, and nonemployee directors of Indian Village Bancorp and Indian Village, and to submit it to the stockholders for approval at a meeting held no earlier than six months following the conversion. The plan will enable Indian Village Bancorp and Indian Village to provide participants with a proprietary interest in Indian Village Bancorp as an incentive to contribute to the success of Indian Village Bancorp and Indian Village. Persons who are awarded stock under the plan will not have to pay for the stock. Furthermore, some or all of the persons who receive awards under the management development and recognition plan will also be granted options under the stock option plan.

         The plan will comply with all applicable regulatory requirements. However, the plan will not be approved or endorsed by the Office of Thrift Supervision. Under current Office of Thrift Supervision regulations, the approval of a majority vote of Indian Village Bancorp's outstanding shares is required for implementation of the plan within one year after the conversion.


         The plan intends to acquire a number of shares of Indian Village Bancorp's common stock equal to 4% of the common stock issued in the conversion. This would range from 17,340 shares, assuming 433,500 shares are issued in the conversion, to 23,460 shares, assuming 586,500 shares are issued in the conversion. The shares will be acquired on the open market, if available, with funds contributed by Indian Village Bancorp or Indian Village to a trust which Indian Village Bancorp may establish in conjunction with the plan or from authorized but unissued shares or treasury shares of Indian Village Bancorp.

         A committee of the Board of Directors of Indian Village Bancorp will administer the management development and recognition plan, the members of which will also serve as trustees for the plan, if a trust is formed. The trustees will be responsible for the investment of all funds contributed by Indian Village Bancorp or Indian Village to the trust. The Board of Directors of Indian Village Bancorp may terminate the plan at any time and, upon termination, all unallocated shares of common stock will revert to Indian Village Bancorp.

         Shares of common stock granted under the plan will be in the form of restricted stock payable ratably over a specified vesting period following the date of grant. During the period of restriction, all shares will be held in escrow by Indian Village Bancorp or by the plan. Under Office of Thrift Supervision regulations, if the management development and recognition plan is implemented within the first year following the conversion, the minimum vesting period will be five years. All unvested awards will vest upon the recipient's death or disability. Unvested management development and recognition plan awards will also vest following a change in control, as defined in the plan, of Indian Village Bancorp or Indian Village so long as it is authorized or not prohibited by applicable law or regulations. Office of Thrift Supervision regulations currently provide that, if the management development and recognition plan is implemented before the first anniversary of the conversion, vesting may not be accelerated upon a change in control of Indian Village Bancorp or Indian Village.

         A recipient of a plan award in the form of restricted stock generally will not recognize income upon an award of shares of common stock, and Indian Village Bancorp will not be entitled to a federal income tax deduction, until the termination of the restrictions. Upon termination, the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock at the time and Indian Village Bancorp will be entitled to a deduction in the same amount after satisfying federal income tax withholding requirements. However, the recipient may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, Indian Village Bancorp will be entitled to a deduction in that year and in the same amount. Any gain or loss recognized by the recipient upon subsequent disposition of the stock will be either a capital gain or capital loss.

         Under current Office of Thrift Supervision regulations, if the plan is implemented within one year after the conversion, no officer or employee could receive an award covering more than 25%, no nonemployee director could receive more than 5% and nonemployee directors, as a group, could not receive more than 30% of the number of shares reserved for issuance under the plan.

         Although no specific award determinations have been made at this time, Indian Village Bancorp and Indian Village anticipate that if stockholder approval is obtained it would grant awards to its directors, officers and employees up to amounts and under terms and conditions permitted by Office of Thrift Supervision regulations. The size of individual awards will be determined before submitting the plan for stockholder approval, and disclosure of anticipated awards will be included in the proxy materials for the meeting.

         The material provisions of the management development and recognition plan may be combined with the material provisions of the stock option plan to create a single, unified stock-based benefit plan.

Transactions with Indian Village

         Federal regulations require that all loans or extensions of credit to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee, and must not involve more than the normal risk of repayment or present other unfavorable features. Indian Village's policy is not to make any new loans or extensions of credit to Indian Village's executive officers and directors at different rates or terms than those offered to the general public. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Indian Village's capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See "Regulation--Federal Regulation of Savings Associations--Transactions with Affiliates." The aggregate amount of loans by Indian Village to its executive officers and directors was $479,000 at December 31, 1998, or approximately 4.8% of pro forma stockholders' equity assuming that 586,500 shares are issued in the conversion. These loans were performing according to their original terms at December 31, 1998.


         Michael A. Cochran performs legal services for Indian Village Bancorp and Indian Village. In 1998, Indian Village paid $3,200 in legal fees to Mr. Cochran for legal services rendered to the institution, which includes a retainer fee of $2,400. These amounts in total did not represent more than 5% of total legal fees that Mr. Cochran earned in 1998.

         John A. Beitzel and Indian Village are parties to a consulting contract. See "--Executive Compensation--Consulting Contract" for further information.


                          REGULATION AND SUPERVISION

General

         As a savings and loan holding company, Indian Village Bancorp will be required by federal law to file reports with, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision. Indian Village is regulated, examined and supervised extensively by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer. Indian Village is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Indian Village must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining their approval before entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Office of Thrift Supervision and the Federal Deposit Insurance Corporation examine Indian Village periodically to test Indian Village's safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework for Indian Village's activities and is intended primarily to protect the insurance fund and Indian Village's depositors.

         The regulatory structure also gives regulatory authorities extensive discretion in their supervisory and enforcement activities and examination policies, including policies regarding asset classification and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the Congress, could have a material adverse impact on Indian Village Bancorp, Indian Village and their operations. The description of statutory provisions and regulations that apply to Indian Village Bancorp and Indian Village discussed below and elsewhere in this prospectus is not a complete description of them and their effects on Indian Village and Indian Village Bancorp.

Holding Company Regulation

         Indian Village Bancorp will be a non-diversified unitary savings and loan holding company under federal law because Indian Village will be its only insured subsidiary immediately after the conversion. As a unitary savings and loan holding company, Indian Village Bancorp generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that Indian Village continues to be a qualified thrift lender. See "Federal Savings Institution Regulation - Qualified Thrift Lender Test." If Indian Village Bancorp acquires another savings institution or savings bank that is not a problem institution, that meets the qualified thrift lender test and that the Office of Thrift Supervision considers to be a savings institution, Indian Village Bancorp would become a multiple savings and loan holding company if the acquired institution is held as a separate subsidiary and not merged into Indian Village. As a multiple savings and loan holding company, Indian Village Bancorp would generally be limited to activities permissible for bank holding companies under federal law so long as the Office of Thrift Supervision first approves of these activities, and to certain other activities authorized by Office of Thrift Supervision regulation.

         A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation, unless it first receives the approval of the Office of Thrift Supervision. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the holding company and the institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

         The Office of Thrift Supervision may not approve any acquisition that results in a multiple savings and loan holding company controlling savings institutions in more than one state. However, there are two exceptions to this general rule. First, the approval of interstate supervisory acquisitions by savings and loan holding companies. Second, the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit the acquisition. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         Although savings and loan holding companies do not face specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations place these restrictions on subsidiary savings institutions as described below. Indian Village must notify the Office of Thrift Supervision 30 days before declaring any dividend to Indian Village Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision, which has authority to order the stoppage of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Federal Savings Institution Regulation

         Business Activities. The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal association are limited to a specified percentage of the institution's capital or assets.

         Capital Requirements. The Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 3% leverage ratio and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS financial institution rating system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

         The risk-based capital standard requires an institution to maintain Tier 1 or core capital to risk-weighted assets of at least 4% and total capital to risk-weighted assets of at least 8%. Total capital is defined as core capital and supplementary capital. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core or Tier 1 capital is defined as common stockholders' equity and retained earnings, certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, and the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         The capital regulations also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. Presently, the Office of Thrift Supervision has deferred implementation of the interest rate risk component. At December 31, 1998, Indian Village met each of its capital requirements. See "Historical and Pro Forma Regulatory Capital Compliance" for information regarding Indian Village's compliance with the Office of Thrift Supervision's regulatory capital requirements.

         Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 or core capital to risk-weighted assets of less than 4%, or a ratio of core capital to total assets of less than 4%, or 3% or less for institutions with the highest examination rating, is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Although there is a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that an institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date that the Office of Thrift Supervision notifies it that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions immediately apply to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including issuing a capital directive and replacing senior executive officers and directors.

         Insurance of Deposit Accounts. Deposits of Indian Village are presently insured by the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution's assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semiannually by the Federal Deposit Insurance Corporation and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

         In addition to the assessment for deposit insurance, institutions are required to pay on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During 1998, Financing Corporation payments for Savings Association Insurance Fund members approximated 6.10 basis points, while Bank Insurance Fund members paid 1.22 basis points. By law, there will be equal sharing of Financing Corporation payments between the members of both insurance funds on the earlier of January 1, 2000 or the date the two insurance funds are merged.

         Indian Village's assessment rate for fiscal 1998 ranged from 0 to 3 basis points and the premium paid for this period was $4,500. Payments toward the Financing Corporation bonds amounted to $18,000. The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Indian Village. Management cannot predict what insurance assessment rates will be in the future.

         The Federal Deposit Insurance Corporation may terminate an institution's deposit insurance if it finds that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Indian Village does not know of any practice, condition or violation that might lead to termination of its deposit insurance.

         Thrift Rechartering Legislation. Legislation enacted in 1996 provided that the Bank Insurance Fund and the Savings Association Insurance Fund were to have merged on January 1, 1999 if there were no more savings associations as of that date. Various proposals to eliminate the federal savings association charter, create a uniform financial institutions charter, abolish the Office of Thrift Supervision and restrict savings and loan holding company activities have been introduced in Congress. Indian Village is unable to predict whether any of this legislation will be enacted or the extent to which legislation might restrict or disrupt its operations. See "Risk Factors -- Banking Reform Legislation May Reduce Indian Village Bancorp's and Indian Village's Powers."

         Loans to One Borrower. Federal law provides that savings institutions must generally follow the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. See "Business of Indian Village -- Lending Activities -- Loans to One Borrower" for further information.

         Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" in at least 9 months out of each 12 month period. "Portfolio assets" equals total assets less specified liquid assets up to 20% of total assets, intangibles, including goodwill, and the value of property used to conduct business. "Qualified thrift investments" are primarily residential mortgages and related investments, including certain mortgage-backed securities.

         A savings institution that fails the qualified thrift lender test faces certain operating restrictions and may be required to convert to a bank charter. As of December 31, 1998, Indian Village complied with the qualified thrift lender test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered "qualified thrift investments."

         Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. The rule effective in 1998 established three tiers of institutions based primarily on an institution's capital level.

         A Tier I institution exceeds all capital requirements before and after a proposed capital distribution and has not been advised by the Office of Thrift Supervision that it needs more than normal supervision. A Tier I institution could, after first giving notice to but without obtaining approval of the Office of Thrift Supervision, make capital distributions during the calendar year equal to the greater of 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half the excess capital over its capital requirements at the beginning of the calendar year, or 75% of its net income for the previous four quarters. Any additional capital distributions would first require regulatory approval. At December 31, 1998, Indian Village was a Tier 1 institution.

         Effective April 1, 1999, the Office of Thrift Supervision's capital distribution regulation changed. Under the new regulation, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under Office of Thrift Supervision regulations, the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with Office of Thrift Supervision. If an application is not required, the institution must still give advance notice to Office of Thrift Supervision of the capital distribution. If Indian Village's capital fell below its regulatory requirements or if the Office of Thrift Supervision notified it that it was in need of more than normal supervision, Indian Village's ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution, which would otherwise be permitted by the regulation if the Office of Thrift Supervision determines that the distribution would be an unsafe or unsound practice.

         Liquidity. Indian Village is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement is currently 4%, but may be changed from time to time by the Office of Thrift Supervision to any amount within the range of 4% to 10%. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank met these requirements at December 31, 1998. See "Business of Indian Village -- Liquidity and Capital Resources" for further information.

         Assessments. Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed upon the savings institution's total assets, including consolidated subsidiaries, as reported in Indian Village's latest quarterly thrift financial report. Indian Village's assessments for the fiscal year ended December 31, 1998 totaled $13,000.

         Transactions with Related Parties. Indian Village's authority to engage in transactions with "affiliates" is limited by federal law. Generally, an affiliate is any company that controls or is under common control with an institution, including Indian Village Bancorp. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

         Indian Village's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities within the control of these persons, is also governed by federal law. These persons are often referred to as "insiders" of a company. Loans to insiders are required to be made on terms substantially the same as those offered to unaffiliated individuals and may not involve more than the normal risk of repayment. Recent legislation created an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The law limits both the individual and aggregate amount of loans Indian Village may make to insiders based, in part, on Indian Village's capital position and requires certain board approval procedures to be followed.

         Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors, to institution of a receivership or conservatorship, or to termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially serious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

         Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Federal Reserve System

         The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts, primarily NOW and regular checking accounts. The regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $46.5 million or less, subject to adjustment by the Federal Reserve Board the reserve requirement is 3%; and for accounts aggregating greater than $46.5 million, the reserve requirement is $1.395 million plus 10%, subject to adjustment by the Federal Reserve Board between 8% and 14%, against that portion of total transaction accounts in excess of $46.5 million. The first $4.9 million of otherwise reservable balances, as adjusted by the Federal Reserve Board, are exempted from the reserve requirements. Indian Village complies with the foregoing requirements.


                          FEDERAL AND STATE TAXATION

Federal Taxation

         General. Indian Village Bancorp and Indian Village intend to report their income on a calendar year, unconsolidated basis using the accrual method of accounting. The federal income tax laws apply to Indian Village Bancorp and Indian Village in the same manner as to other corporations with some exceptions, including particularly Indian Village's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Indian Village or Indian Village Bancorp. Indian Village's federal tax returns have been either audited or closed under the statute of limitations through tax year 1994. For its 1998 tax year, Indian Village's maximum federal income tax rate was 34%.

         Bad Debt Reserves. For fiscal years beginning before December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Internal Revenue Code of 1986, as amended, were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method.

         Federal legislation enacted in 1996 repeal the reserve method of accounting for bad debts for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Thrift institutions eligible to be treated as "small banks," those with assets of $500 million or less, are allowed to use the experience method that applies to "small banks," while thrift institutions that are treated as large banks, those with assets exceeding $500 million, are required to use only the specific charge-off method. As a result, the percentage of taxable income method of accounting for bad debts is no longer available for any financial institution.

         A thrift institution required to change its method of computing reserves for bad debts will treat the change as a change in method of accounting, initiated by the taxpayer, and having been made with the consent of the Internal Revenue Service. Any adjustment required to be taken into income with respect to a change in accounting method generally will be taken into income ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to a 2-year suspension if the "residential loan requirement" is satisfied. Under the residential loan requirement provision, the recapture required by the new legislation will be suspended for each of two successive taxable years, beginning with Indian Village's 1996 taxable year, in which Indian Village originates a minimum of certain residential loans based upon the average of the principal amounts of these loans that Indian Village makes during its six taxable years preceding its current taxable year.

         Indian Village is required to recapture or take into income over a six year period the excess of the balance of its tax bad debt reserves as of December 31, 1995 over the balance of the reserves as of December 31, 1987. As a result, Indian Village will incur an additional tax liability of approximately $35,000, which is generally expected to be taken into income beginning in 1996 over a six year period.

         Distributions. If Indian Village makes "non-dividend distributions" to Indian Village Bancorp, they will be considered to have been made from Indian Village's unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the "nondividend distributions," and then from Indian Village's supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Indian Village's income. Non-dividend distributions include distributions in excess of Indian Village's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Indian Village's current or accumulated earnings and profits will not be so included in Indian Village's income.

         The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Indian Village makes a non-dividend distribution to Indian Village Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Indian Village does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

         Savings Association Insurance Fund Recapitalization Assessment. Federal legislation enacted in 1996 levied a 65.7-cent fee on every $100 of thrift deposits held on March 31, 1995. For financial statement purposes, this assessment was reported as an expense for the quarter ended September 30, 1996. The law includes a provision which states that the amount of any special assessment paid to capitalize Savings Association Insurance Fund under this legislation is deductible in the year of payment.

Ohio Taxation

         Indian Village Bancorp is subject to the Ohio corporation franchise tax, which, as applied to it, is a tax measured by both net income and net worth. In general, the tax liability is the greater of 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000, or 0.40% of taxable net worth. Under these alternative measures of computing the tax liability, complex formulas determine the jurisdictions to which total net income and total net worth are apportioned or allocated. The minimum tax is $50 per year and maximum tax liability as measured by net worth is limited to $150,000 per year.

         A special litter tax also applies to all corporations, including Indian Village Bancorp, subject to the Ohio corporation franchise tax. This litter tax does not apply to "financial institutions." If a corporation pays franchise tax on the basis of net income, the litter tax is equal to .11% of the first $50,000 of computed Ohio taxable income and .22% of computed Ohio taxable income in excess of $50,000. If a corporation pays franchise tax on the basis of net worth, the litter tax is equal to .014% times taxable net worth.

         A statutory exemption from the net worth tax is available to Indian Village Bancorp if certain conditions are satisfied. Indian Village Bancorp expects to qualify for this exemption, which would restrict its tax liability to the tax measured by net income.

         Indian Village is a "financial institution" for State of Ohio tax purposes. Accordingly, it must pay the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.4% of the Indian Village's apportioned book net worth, determined under generally accepted accounting principles, less any statutory deduction. This tax rate is scheduled to decrease to 1.3% in the year 2000. As a "financial institution," Indian Village does not pay any Ohio tax based upon net income or net profits.

                                THE CONVERSION

         The Office of Thrift Supervision has approved the plan of conversion, provided that it is approved by the members of Indian Village and that Indian Village Bancorp and Indian Village satisfy certain other conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval is not a recommendation or endorsement of the plan of conversion.

General

         On January 20, 1999, the Board of Directors of Indian Village unanimously adopted the plan of conversion, under which Indian Village will be converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank to be held as a wholly owned subsidiary of Indian Village Bancorp, a newly formed Pennsylvania corporation. The following discussion of the plan of conversion contains all material terms about the conversion. Nevertheless, readers are urged to read carefully the plan of conversion, which accompanies Indian Village's proxy statement and is available to members of Indian Village upon request. The plan of conversion is also filed as an exhibit to the registration statement that Indian Village Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information." The Office of Thrift Supervision has approved the plan of conversion with the condition that it is approved by the members of Indian Village entitled to vote on the matter at a special meeting on _______, 1999 and conditioned on the satisfaction of certain other conditions imposed by the Office of Thrift Supervision in its approval.

         The conversion will be accomplished through adoption of a Federal Stock Charter and Bylaws to authorize the issuance of capital stock by Indian Village. As part of the conversion, Indian Village will issue all of its newly issued capital stock, or 1,000 shares of common stock, to Indian Village Bancorp in exchange for 50% of the net proceeds from the sale of common stock by Indian Village Bancorp.

         The plan of conversion provides generally that: Indian Village will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings bank; the common stock will be offered by Indian Village Bancorp in the subscription offering to persons having subscription rights; if necessary, shares of common stock not subscribed for in the subscription offering will be offered in a direct community offering to certain members of the general public, with preference given to natural persons and their trusts residing in Tuscarawas County, Ohio, and then to certain members of the general public in a syndicated community offering through a syndicate of registered broker-dealers under selected dealers agreements; and Indian Village Bancorp will purchase all of the capital stock of Indian Village to be issued in the conversion. The conversion will be completed only upon the sale of at least $5,100,000 of common stock to be issued under the plan of conversion.

         As part of the conversion, Indian Village Bancorp is making a subscription offering of its common stock to holders of subscription rights in the following order of priority. First, depositors of Indian Village with $50.00 or more on deposit as of December 31, 1997. Second, Indian Village's employee stock ownership plan. Third, depositors of Indian Village with $50.00 or more on deposit as of March 31, 1999. Finally, depositors of Indian Village as of April 30, 1999 and borrowers of Indian Village with loans outstanding as of January 20, 1999 which continue to be outstanding as of April 30, 1999.


         Shares of common stock not subscribed for in the subscription offering may be offered for sale in the direct community offering. The direct community offering, if one is held, is expected to begin immediately after the expiration of the subscription offering, but may begin at any time during the subscription offering. Shares of common stock not sold in the subscription and direct community offerings may be offered in the syndicated community offering. Regulations require that the direct community and syndicated community offerings be completed within 45 days after completion of the fully extended subscription offering unless extended by Indian Village or Indian Village Bancorp with the approval of the regulatory authorities. If the syndicated community offering is not feasible, the Board of Directors of Indian Village will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The plan of conversion provides that the conversion must be completed within 24 months after the date of the approval of the plan of conversion by the members of Indian Village.

         No sales of common stock may be completed, either in the subscription offering, direct community offering or syndicated community offering unless the plan of conversion is approved by the members of Indian Village.

         The completion of the offering, however, depends on market conditions and other factors beyond Indian Village's control. No assurance can be given as to the length of time after approval of the plan of conversion at the special meeting that will be required to complete the Direct Community or syndicated community offerings or other sale of the common stock. If delays are experienced, significant changes may occur in the estimated pro forma market value of Indian Village Bancorp and Indian Village as converted, together with corresponding changes in the net proceeds realized by Indian Village Bancorp from the sale of the common stock. If the conversion is terminated, Indian Village would be required to charge all conversion expenses against current income.


         Orders for shares of common stock will not be filled until at least 433,500 shares of common stock have been subscribed for or sold and the Office of Thrift Supervision approves the final valuation and the conversion closes. If the conversion is not completed within 45 days after the last day of the fully extended subscription offering and the Office of Thrift Supervision consents to an extension of time to complete the conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at Indian Village's passbook rate from the date payment is received until the funds are returned to the subscriber. If the period is not extended, or, in any event, if the conversion is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at Indian Village's passbook rate from the date payment is received until the conversion is terminated.


Reasons for the Conversion

         The Board of Directors and management believe that the conversion is in the best interests of Indian Village, its members and the communities it serves. Indian Village's Board of Directors has formed Indian Village Bancorp to serve as a holding company, with Indian Village as its subsidiary, after the conversion. By converting to the stock form of organization, Indian Village Bancorp and Indian Village will be structured in the form used by holding companies of commercial banks, most business entities and by a growing number of savings institutions. Management of Indian Village believes that the conversion offers a number of advantages which will be important to the future growth and performance of Indian Village. The capital raised in the conversion is intended to support

Indian Village's current lending and investment activities and may also support possible future expansion and diversification of operations, although there are no current specific plans, arrangements or understandings, written or oral, regarding any expansion or diversification other than the proposed New Philadelphia branch. The conversion is also expected to afford Indian Village's management, members and others the opportunity to become stockholders of Indian Village Bancorp and participate more directly in, and contribute to, any future growth of Indian Village Bancorp and Indian Village. The conversion will also enable Indian Village Bancorp and Indian Village to raise additional capital in the public equity or debt markets should the need arise, although there are no current specific plans, arrangements or understandings, written or oral, regarding any financing activities. Indian Village, as a mutual savings and loan association, does not have the authority to issue capital stock or debt instruments, other than by accepting deposits.

Effects of Conversion to Stock Form on Depositors and Borrowers of Indian
Village

         Voting Rights. Savings members and borrowers will have no voting rights in the converted association or Indian Village Bancorp and therefore will not be able to elect directors of Indian Village or Indian Village Bancorp or to control their affairs. Currently, these rights are accorded to savings members of Indian Village. After the conversion, voting rights will be vested exclusively in Indian Village Bancorp with respect to Indian Village and the holders of the common stock as to matters pertaining to Indian Village Bancorp. Each holder of common stock shall be entitled to vote on any matter to be considered by the stockholders of Indian Village Bancorp. A stockholder will be entitled to one vote for each share of common stock owned.

         Savings Accounts and Loans. Indian Village's savings accounts, account balances and existing Federal Deposit Insurance Corporation insurance coverage of savings accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with Indian Village.


         Tax Effects. Indian Village has received an opinion from Muldoon, Murphy & Faucette LLP, Washington, D.C., that addresses all the material federal income tax consequences of the conversion. The opinion concludes that the conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended. Among other things, the opinion states that:


         1. no gain or loss will be recognized to Indian Village in its mutual or stock form by reason of the conversion;

         2. no gain or loss will be recognized to its account holders upon the issuance to them of accounts in Indian Village immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Indian Village in its mutual form plus interest in the liquidation account;

         3. the tax basis of account holders' accounts in Indian Village immediately after the conversion will be the same as the tax basis of their accounts immediately before conversion;

         4. the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest;

         5. the tax basis of the common stock purchased in the conversion will be the amount paid and the holding period for the stock will begin on the date of purchase; and

         6. no gain or loss will be recognized to account holders upon the receipt or exercise of subscription rights in the conversion, except if subscription rights are deemed to have value as discussed below.

         Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

         Based upon past rulings issued by the Internal Revenue Service, the opinion provides that the receipt of subscription rights by eligible account holders, supplemental eligible account holders and other members under the plan of conversion will be taxable if the subscription rights are deemed to have a fair market value. Keller & Company, whose findings are not binding on the Internal Revenue Service, has issued a letter indicating that the subscription rights do not have any value, based on the fact that the rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the common stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the direct community offering for unsubscribed shares of common stock. If the subscription rights are deemed to have a fair market value, the receipt of the rights may only be taxable to those persons who exercise their subscription rights. Indian Village could also recognize a gain on the distribution of subscription rights. Holders of subscription rights are encouraged to consult with their own tax advisors as to the tax consequences if the subscription rights are deemed to have a fair market value.

         Indian Village has also received an opinion from Crowe, Chizek and Company LLP, Columbus, Ohio, that, assuming the conversion does not result in any federal income tax liability to Indian Village, its account holders, or Indian Village Bancorp, implementation of the plan of conversion will not result in any Ohio income tax liability to those entities or persons.

         The opinions of Muldoon, Murphy & Faucette LLP and Crowe, Chizek and Company LLP, and the letter from Keller & Company are filed as exhibits to the registration statement that Indian Village Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information."

         Prospective investors are urged to consult with their own tax advisors regarding the tax consequences of the conversion particular to them.

         Liquidation Account. In the unlikely event of a complete liquidation of Indian Village, before the conversion, each depositor in Indian Village would receive a pro rata share of any assets of Indian Village remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor's pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Indian Village at the time of liquidation.

         After the conversion, holders of withdrawals deposit(s) in Indian Village, including certificates of deposit, shall not be entitled to share in any residual assets upon liquidation of Indian Village. However, under Office of Thrift Supervision regulations, Indian Village shall, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.

         The liquidation account shall be maintained by Indian Village after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in Indian Village. Each eligible account holder and supplemental eligible account holder shall, with respect to each savings account held, have a related inchoate interest in a sub-account portion of the liquidation account balance.

         The initial subaccount balance for a savings account held by an eligible account holder or a supplemental eligible account holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder's "qualifying deposit" in the savings account and the denominator is the total amount of the "qualifying deposits" of all eligible account holders. The initial subaccount balance shall not be increased, and it shall be decreased as provided below.

         If the deposit balance in any savings account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing day of Indian Village after December 31, 1997, or March 31, 1999 is less than the lesser of the deposit balance in a savings account at the close of business on any other annual closing date after December 31, 1997 or March 31, 1999, or the amount of the "qualifying deposit" in a savings account on December 31, 1997 or March 31, 1999, then the subaccount balance for a savings account shall be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the deposit balance. Once reduced, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, the related subaccount balance shall be reduced to zero.

         Only upon a complete liquidation of Indian Village, each eligible account holder and supplemental eligible account holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for savings account(s) held by the holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of savings account and other liabilities or similar transactions with another federally insured institution in which Indian Village is not the surviving institution shall be considered to be a complete liquidation. In any of these transaction the liquidation account shall be assumed by the surviving institution.

         In the unlikely event Indian Village is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to Indian Village Bancorp as the sole stockholder of Indian Village.

The Subscription, Direct Community and Syndicated Community Offerings

         Subscription Offering. Under the plan of conversion, nontransferable subscription rights to purchase the common stock have been issued to persons and entities entitled to purchase the common stock in the subscription offering. The amount of the common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of conversion. Subscription priorities have been established for the allocation of stock that may be available. These priorities are as follows:

         Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at Indian Village as of December 31, 1997 will receive nontransferable subscription rights to subscribe for up to the greater of $100,000 of common stock, which equals 10,000 shares, one-tenth of one percent of the total offering of common stock or 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, if possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated proportionately, based on the amount of the eligible accountholder's qualifying deposits as compared to total qualifying deposits of all subscribing eligible account holders. Subscription rights received by officers and directors in this category based on any increased deposits in Indian Village in the one year period preceding December 31, 1997 are subordinated to the subscription rights of other eligible account holders.

         Category 2: Employee Stock Ownership Plan. The plan of conversion provides that the employee stock ownership plan shall receive nontransferable subscription rights to purchase up to 8% of the shares of common stock issued in the conversion. The plan intends to purchase 8% of the shares of common stock issued in the conversion. If the number of shares offered in the conversion is increased, the plan shall have a priority right to purchase any shares exceeding that amount up to 8% of the common stock. If the plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Indian Village Bancorp.

         Category 3: Supplemental Eligible Account Holders. Each depositor with $50.00 or more on deposit as of March 31, 1999 will receive nontransferable subscription rights to subscribe for up to the greater of $100,000 of common stock, which equals 10,000 shares, one-tenth of one percent of the total offering of common stock or 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among subscribing supplemental eligible account holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all subscribing supplemental eligible account holders.

         Category 4: Other Members. Each depositor of Indian Village as of April 30, 1999 and each borrower with a loan outstanding on January 20, 1999 which continues to be outstanding as of April 30, 1999 will receive nontransferable subscription rights to purchase up to $100,000 of common stock, which equals 10,000 shares, in the conversion if shares are available following subscriptions by eligible account holders, Indian Village's employee stock ownership plan and supplemental eligible account holders. If there is an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the respective subscriptions.


         Subscription rights are nontransferable. Persons selling or otherwise transferring their rights to subscribe for common stock in the subscription offering or subscribing for common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares. Once tendered, subscription orders cannot be revoked without the consent of Indian Village and Indian Village Bancorp.

         Indian Village Bancorp and Indian Village will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights. However, the subscription offering and all subscription rights under the plan of conversion will expire at 12:00 Noon, Eastern time, on the ___________, 1999, whether or not Indian Village has been able to locate each person entitled to subscription rights. Orders for common stock in the subscription offering received in hand by Indian Village after that time will not be accepted. The subscription offering may be extended by Indian Village Bancorp and Indian Village up to _______, 1999 without regulatory approval. Office of Thrift Supervision regulations require that Indian Village Bancorp complete the sale of common stock within 45 days after the close of the subscription offering. If the direct community offering and the syndicated community offerings are not completed within that period all funds received will be promptly returned with interest at Indian Village's passbook rate and all withdrawal authorizations will be canceled. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by Indian Village Bancorp from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

         Direct Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Indian Village Bancorp to certain members of the general public in a direct community offering, with preference given to natural persons and trusts of natural persons residing in Tuscarawas County, Ohio. Purchasers in the direct community offering are eligible to purchase up to $100,000 of common stock, which equals 10,000 shares. If not enough shares are available to fill orders in the direct community offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders. The direct community offering, if held, may be concurrent with, during or promptly after the subscription offering. The direct community offering may terminate on or at any time after 12 Noon, Eastern time, on _________, 1999, but no later than 45 days after the close of the subscription offering, unless extended by Indian Village Bancorp and Indian Village, with approval of the Office of Thrift Supervision. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by Indian Village Bancorp from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest. Indian Village Bancorp and Indian Village have the absolute right to accept or reject in whole or in part any orders to purchase shares in the direct community offering. If an order is rejected in part, the purchaser does not have the right to cancel the remainder of the order. Indian Village Bancorp presently intends to terminate the direct community offering as soon as it has received orders for all shares available for purchase in the conversion.

         If all of the common stock offered in the subscription offering is subscribed for, no common stock will be available for purchase in the direct community offering.

         Syndicated Community Offering. The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and direct community offering, if any, may be offered for sale to certain members of the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Trident Securities acting as agent of Indian Village Bancorp. Indian Village Bancorp and Indian Village have the right to reject orders, in whole or part, in their sole discretion in the syndicated community offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the syndicated community offering.

         Stock sold in the syndicated community offering also will be sold at the $10.00 purchase price. See "--Stock Pricing and Number of Shares to Be Issued." No person will be permitted to subscribe in the syndicated community offering for shares of common stock with an aggregate purchase price of more than $100,000 of common stock, which equals 10,000 shares. See "--Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings" for a description of the commission to be paid to the selected dealers and to Trident Securities.

         Trident Securities may enter into agreements with selected dealers to assist in the sale of shares in the syndicated community offering. During the syndicated community offering, selected dealers may only solicit indications of interest from their customers to place orders with Indian Village Bancorp as of a certain date for the purchase of shares. When and if Trident Securities and Indian Village Bancorp believe that enough indications of interest and orders have been received in the subscription offering, the direct community offering and the syndicated community offering to consummate the conversion, Trident Securities will request, as of that certain date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations to customers on the next business day after that certain date. Selected dealers may settle the trade by debiting the accounts of their customers on a date which will be three business days from that certain date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account that Indian Village Bancorp established for each selected dealer. Each customer's funds so forwarded to Indian Village Bancorp, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to the applicable $100,000 legal limit. After payment has been received by Indian Village Bancorp from selected dealers, funds will earn interest at Indian Village's passbook rate until the completion of the offering. At the completion of the conversion, the funds received will be used to purchase the shares of common stock ordered. The shares issued in the conversion cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the conversion is not completed, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit their customers' brokerage accounts.

         The syndicated community offering may terminate no more than 45 days after the expiration of the subscription offering, unless extended by Indian Village Bancorp and Indian Village, with approval of the Office of Thrift Supervision.

         If Indian Village is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of Indian Village, if feasible. Any other arrangements must be approved by the Office of Thrift Supervision. The Office of Thrift Supervision may grant one or more extensions of the offering period, provided that no single extension exceeds 90 days, subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and the extensions do not go more than two years beyond the date on which the members approved the plan of conversion. If the conversion is not completed within 45 days after the close of the subscription offering, either all funds received will be returned with interest, and withdrawal authorizations canceled, or, if the Office of Thrift Supervision has granted an extension of time, all subscribers will be given the right to increase, decrease or rescind their subscriptions at any time before 20 days before the end of the extension period. If an extension of time is obtained, all subscribers will be notified of the extension and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by Indian Village Bancorp from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest or withdrawal authorizations will be canceled.

         Persons in Non-Qualified States. Indian Village Bancorp and Indian Village will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, Indian Village Bancorp and Indian Village are not required to offer stock in the subscription offering to any person who resides in a foreign country, who resides in a state of the United States in which only a small number of persons otherwise eligible to subscribe for shares of common stock reside, or in a state where Indian Village Bancorp or Indian Village determines that compliance with that state's securities laws would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that Indian Village Bancorp and Indian Village or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of the state, or a request or requirement to register or otherwise qualify the subscription rights or common stock for sale or submit any filing in the state. Where the number of persons eligible to subscribe for shares in one state is small, Indian Village Bancorp and Indian Village will base their decision as to whether or not to offer the common stock in the state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state, and of actually registering or qualifying the shares, or the need to register Indian Village Bancorp, its officers, directors or employees as brokers, dealers or salesmen.

Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings

         Indian Village and Indian Village Bancorp have retained Trident Securities to consult with and advise Indian Village and to assist Indian Village and Indian Village Bancorp, on a best efforts basis, in the distribution of shares in the offering. Trident Securities is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. Trident Securities will assist Indian Village in the conversion by acting as marketing advisor with respect to the subscription offering and will represent Indian Village as placement agent on a best efforts basis in the sale of the common stock in the direct community offering if one is held; conducting training sessions with directors, officers and employees of Indian Village regarding the conversion process; and assisting in the establishment and supervision of Indian Village's stock information center and, with management's input, will train Indian Village's staff to record properly and tabulate orders for the purchase of common stock and to respond appropriately to customer inquiries.

         Based upon negotiations between Trident Securities and Indian Village Bancorp and Indian Village concerning fee structure, Trident Securities will receive a payment of $100,000 that will cover all of its fees and reimbursable expenses. Trident Securities and selected dealers participating in the syndicated community offering may receive a commission in the syndicated community offering in a maximum amount to be agreed upon by Indian Village Bancorp and Indian Village to reflect market requirements at the time of the allocation of shares in the syndicated community offering. Fees and commissions paid to Trident Securities and to any selected dealers may be deemed to be underwriting fees, and Trident Securities and the selected dealers may be deemed to be underwriters. Trident Securities has received an advance of $10,000 towards its reimbursable expenses. For additional information, see "--Stock Pricing and Number of Shares to Be Issued" and "Use of Proceeds."

         With certain limitations, Indian Village Bancorp and Indian Village have also agreed to indemnify Trident Securities against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock or with regard to allocations of shares if there is an oversubscription, or determinations of eligibility to purchase shares.

Description of Sales Activities

         The common stock will be offered in the subscription offering and direct community offering principally by the distribution of this prospectus and through activities conducted at Indian Village's stock information center at its main office. The stock information center is expected to operate during normal business hours throughout the subscription offering and direct community offering. It is expected that at any particular time one or more Trident Securities employees will be working at the stock information center. Employees of Trident Securities will be responsible for mailing materials relating to the offering, responding to questions regarding the conversion and the offering and processing stock orders.

         Sales of common stock will be made by registered representatives affiliated with Trident Securities or by the selected dealers managed by Trident Securities. The management and employees of Indian Village may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Management of Indian Village may answer questions regarding the business of Indian Village when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. The management and employees of Indian Village Bancorp and Indian Village have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

         No officer, director or employee of Indian Village or Indian Village Bancorp will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the conversion.

         None of Indian Village's personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Indian Village's personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934, as amended. Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Direct Community
Offerings

         To purchase shares in the subscription offering, an executed order form with the required full payment for each share subscribed for, or with appropriate authorization indicated on the stock order form for withdrawal of full payment from the subscriber's deposit account with Indian Village, must be received by Indian Village by 12:00 Noon, Eastern time, on __________, 1999. Order forms that are not received by that time or are executed defectively or are received without full payment or without appropriate withdrawal instructions are not required to be accepted. Indian Village Bancorp and Indian Village have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that they will do so. Under the plan of conversion, the interpretation by Indian Village Bancorp and Indian Village of the terms and conditions of the plan of conversion and of the order form will be final. In order to purchase shares in the direct community offering, the order form, accompanied by the required payment for each share subscribed for, must be received by Indian Village before the direct community offering terminates, which may be on or at any time after the end of the offering. Once received, an executed order form may not be modified, amended or rescinded without the consent of Indian Village unless the conversion has not been completed within 45 days after the end of the subscription offering, unless extended.

         In order to ensure that persons with subscription rights are properly identified as to their stock purchase priorities, they must list all accounts on the order form giving all names in each account, the account number and the approximate account balance as of the appropriate eligibility date. Failure to list an account could result in fewer shares allocated if there is an oversubscription than if all accounts had been disclosed.


         Full payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Indian Village. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at Indian Village's passbook rate from the date payment is received at the stock information center until the completion or termination of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the passbook rate from the date of maturity until the conversion is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the conversion. When the conversion is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the conversion cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

         If a subscriber authorizes Indian Village to withdraw the amount of the aggregate purchase price from his or her deposit account, Indian Village will do so as of the effective date of conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. Indian Village will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at Indian Village's passbook rate.

         The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for at the $10.00 purchase price after the conversion, provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or Indian Village Bancorp to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

         Individual retirement accounts maintained in Indian Village do not permit investment in the common stock. A depositor interested in using his or her Individual Retirement Account funds to purchase common stock must do so through a self-directed individual retirement account. Since Indian Village does not offer those accounts, it will allow a depositor to make a trustee-to-trustee transfer of the individual retirement account funds to a trustee offering a self-directed individual retirement account program with the agreement that the funds will be used to purchase Indian Village Bancorp's common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Indian Village now holds the depositor's Individual Retirement Account funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an individual retirement account at Indian Village to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% shareholders who use self-directed individual retirement account funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of individual retirement accounts.

         Certificates representing shares of common stock purchased, and any refund due, will be mailed to purchasers at the address specified in properly completed order forms or to the last address of the persons appearing on the records of Indian Village as soon as practicable following the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of as required by applicable law. Purchasers may not be able to sell the shares of common stock which they purchased until certificates for the common stock are available and delivered to them, even though trading of the common stock may have begun.

         To ensure that each purchaser receives a prospectus at least 48 hours before the end of the offering as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will only be distributed with a prospectus. Indian Village will accept for processing only orders submitted on original order forms. Indian Village is not obligated to accept orders submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the reverse side of the order form.

Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of Indian Village Bancorp and Indian Village as converted, as determined by an independent appraisal. Indian Village and Indian Village Bancorp have retained Keller & Company to prepare an appraisal of the pro forma market value of Indian Village Bancorp and Indian Village as converted, as well as a business plan. Keller & Company will receive a fee expected to total approximately $23,000 for its appraisal services and assistance in the preparation of a business plan, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. Indian Village has agreed to indemnify Keller & Company under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the conversion.

         Keller & Company has prepared an appraisal of the estimated pro forma market value of Indian Village Bancorp and Indian Village as converted taking into account the formation of Indian Village Bancorp as Indian Village Bancorp for Indian Village. For its analysis, Keller & Company undertook substantial investigations to learn about Indian Village's business and operations. Management supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed Indian Village's conversion application as filed with the Office of Thrift Supervision and Indian Village Bancorp's registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Company visited Indian Village's facilities and had discussions with Indian Village's management and its special conversion legal counsel, Muldoon, Murphy & Faucette LLP. Keller &

Company did not perform a detailed individual analysis of the separate components of Indian Village Bancorp's or Indian Village's assets and liabilities.

         Keller & Company's analysis utilized three selected valuation procedures, the Price/Book method, the Price/Earnings method, and Price/Assets method, all of which are described in its report. Keller & Company placed the greatest emphasis on the Price/Earnings and Price/Book methods in estimating pro forma market value. In applying these procedures, Keller & Company reviewed, among other factors, the economic make-up of Indian Village's primary market area, Indian Village's financial performance and condition in relation to publicly traded institutions that Keller & Company deemed comparable to Indian Village, the specific terms of the offering of Indian Village Bancorp's common stock, the pro forma impact of the additional capital raised in the conversion, conditions of securities markets in general, and the market for thrift institution common stock in particular. Keller & Company's analysis provides an approximation of the pro forma market value of Indian Village Bancorp and Indian Village as converted based on the valuation methods applied and the assumptions outlined in its report. Included in its report were certain assumptions as to the pro forma earnings of Indian Village Bancorp after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return on the net conversion proceeds as described under "Pro Forma Data," purchases by the employee stock ownership plan of 8% of the common stock sold in the conversion and purchases in the open market by the management development and recognition plan of a number of shares equal to 4% of the common stock sold in the conversion at the $10.00 purchase price. See "Pro Forma Data" for additional information concerning these assumptions. The use of different assumptions may yield different results.


         On the basis of the foregoing, Keller & Company has advised Indian Village Bancorp and Indian Village that, in its opinion, as of March 1, 1999, and updated as of April 8, 1999, the aggregate estimated pro forma market value of Indian Village Bancorp and Indian Village, as converted and, therefore, the common stock was within the valuation range of $4,335,000 to $5,865,000 with a midpoint of $5,100,000. After reviewing the methodology and the assumptions used by Keller & Company in the preparation of the appraisal, the Board of Directors established the estimated valuation range which is equal to the valuation range of $4,335,000 to $5,865,000 with a midpoint of $5,100,000. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 433,500 and 586,500 with a midpoint of 510,000. The purchase price of $10.00 was determined by discussion among the Boards of Directors of Indian Village and Indian Village Bancorp and Trident Securities, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the conversion. Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Indian Village Bancorp at this time. The estimated valuation range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, the financial condition or operating results of Indian Village, regulatory guidelines or national or local economic conditions. Keller & Company's appraisal report is filed as an exhibit to the registration statement that Indian Village Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information."


         If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of Indian Village Bancorp and Indian Village as converted, as of the close of the subscription offering.

         No shares will be sold unless Keller & Company confirms to the Office of Thrift Supervision that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of Indian Village Bancorp and Indian Village as converted at the time of the sale. If, however, the facts do not justify that statement, the offering may be canceled, a new estimated valuation range and price per share set and new subscription, direct community and syndicated community offerings held. Under circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.


         Depending upon market and financial conditions, the number of shares issued may be more than 674,475 shares or less than 433,500 shares. If the total amount of shares issued is less than 433,500 or more than 674,475, for aggregate gross proceeds of less than $4,335,000 or more than $6,744,750, subscription funds will be returned promptly with interest to each subscriber unless he indicates otherwise. If Keller & Company establishes a new valuation range, it must be approved by the Office of Thrift Supervision.


         If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of Indian Village and Indian Village Bancorp, if possible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, the plan of conversion will terminate.

         In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents Indian Village furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by Indian Village and Indian Village Bancorp or independently value the assets or liabilities of Indian Village Bancorp and Indian Village. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors which change periodically, there is no assurance that purchasers of shares in the conversion will be able to sell shares after the conversion at prices at or above the purchase price.

Limitations on Purchases of Shares

         The plan of conversion provides for certain limitations to be placed upon the purchase of common stock by eligible subscribers and others in the conversion. Each subscriber must subscribe for a minimum of 25 shares.
The plan of conversion provides for the following purchase limitations:

         1. The maximum purchase in the subscription offering by any person or group of persons through a single account is $100,000, which equals 10,000 shares;

         2. No person may purchase more than $100,000, which equals 10,000 shares, in the direct community offering; and

         3. The maximum purchase in the conversion by any person, related persons or persons acting in concert is $150,000, which equals 15,000 shares.

For purposes of the plan of conversion, the directors are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each subscription rights category will be made in allocating shares if the maximum purchase limitations are exceeded.

         Indian Village's and Indian Village Bancorp's Boards of Directors may, in their sole discretion, increase the maximum purchase limitation up to 9.99% of the shares of common stock sold in the conversion, provided that orders for shares which exceed 5% of the shares of common stock sold in the conversion may not exceed, in the aggregate, 10% of the shares sold in the conversion. Indian Village and Indian Village Bancorp do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the estimated valuation range. If the Boards of Directors decide to increase the purchase limitation above, persons who subscribed for the maximum number of shares of common stock will be, and other large subscribers in the discretion of Indian Village Bancorp and Indian Village may be, given the opportunity to increase their subscriptions accordingly, based on the rights and preferences of any person who has priority subscription rights.

         The plan of conversion defines "acting in concert" to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party shall also be deemed to be acting in concert with any person who is also acting in concert with that other party. Indian Village Bancorp and Indian Village may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies.

         The plan of conversion defines "associate," with respect to a particular person, to mean any corporation or organization other than Indian Village or a majority-owned subsidiary of Indian Village of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and any relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of Indian Village or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of a person and, therefore, all shares purchased by a corporation would be included with the number of shares which a person could purchase individually under the above limitations.

         The plan of conversion defines "officer" to mean an executive officer of Indian Village, including its Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer.

         Common stock purchased in the conversion will be freely transferable, except for shares purchased by directors and officers of Indian Village and Indian Village Bancorp and by NASD members. See "--Restrictions on Transferability by Directors and Officers and NASD Members."

Restrictions on Repurchase of Stock

         Under Office of Thrift Supervision regulations, savings associations and their holding companies may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision or the repurchase of qualifying shares of a director. Furthermore, repurchases of any common stock are prohibited if they would cause the association's regulatory capital to be reduced below the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision. Repurchases are generally prohibited during the first year following conversion. Upon ten days' written notice to the Office of Thrift Supervision, and if the Office of Thrift Supervision does not object, an institution may make open market repurchases of its outstanding common stock during years two and three following the conversion, provided that certain regulatory conditions are met and that the repurchase would not adversely affect the financial condition of the institution. Any repurchases of common stock by Indian Village Bancorp must meet these regulatory restrictions unless the Office of Thrift Supervision would provide otherwise.

Restrictions on Transferability by Directors and Officers and NASD Members

         Shares of common stock purchased by directors and officers of Indian Village Bancorp may not be sold for a period of one year following the conversion, except upon the death of the stockholder or in any exchange of the common stock in connection with a merger or acquisition of Indian Village Bancorp. Shares of common stock received by directors or officers through the employee stock ownership plan or the management development and recognition plan or upon exercise of options issued under the stock option plan or purchased after the conversion are free of this restriction. Accordingly, shares of common stock issued by Indian Village Bancorp to directors and officers shall bear a legend giving appropriate notice of the restriction and, in addition, Indian Village Bancorp will give appropriate instructions to the transfer agent for Indian Village Bancorp's common stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted common stock shall also be restricted.

         Purchases of outstanding shares of common stock of Indian Village Bancorp by directors, executive officers, or any person who was an executive officer or director of Indian Village after adoption of the plan of conversion, and their associates during the three-year period following the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Indian Village Bancorp's outstanding common stock or to the purchase of stock under the stock option plan.

         Indian Village Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the conversion. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Indian Village Bancorp may be resold without registration. Shares purchased by an affiliate of Indian Village Bancorp will have resale restrictions under Rule 144 of the Securities Act, as amended. If Indian Village Bancorp meets the current public information requirements of Rule 144, each affiliate of Indian Village Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Indian Village Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Indian Village Bancorp to permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended, under certain circumstances.

         Under guidelines of the National Association of Securities Dealers, Inc., members of that organization and their associates face certain restrictions on the transfer of securities purchased with subscription rights and to certain reporting requirements upon purchase of the securities.


             RESTRICTIONS ON ACQUISITION OF INDIAN VILLAGE BANCORP

         The following discussion is a summary of the material provisions of federal law and regulations and Pennsylvania corporate law, as well as the Articles of Incorporation and Bylaws of Indian Village Bancorp, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Articles of Incorporation and Bylaws of Indian Village Bancorp contained in the registration statement that Indian Village Bancorp has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" as to how to obtain a copy of these documents.

Conversion Regulations

         Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of an offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed to acquire, hold or dispose of securities of an insured institution. However, offers made exclusively to an association or its holding company or an underwriter or member of a selling group acting on the converting institution's or its holding company behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converting or converted institution or its holding company.

Change in Control Regulations

         Under the Change in Bank Control Act, no person may acquire control of an insured federal savings and loan association or its parent holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings association without the prior approval of the Office of Thrift Supervision. Any company that acquires control becomes a savings and loan holding company under registration, examination and regulation by the Office of Thrift Supervision.

         Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquirer also meets any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, before the acquisition of stock or the occurrence of any other circumstances giving rise to a control determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the Office of Thrift Supervision a certification form that the holder is not in control of the institution, is not under a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

         The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that the acquisition would result in a monopoly or substantially lessen competition, the financial condition of the acquiring person might jeopardize the financial stability of the institution, or the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by the person.

Pennsylvania Corporate Law

         In addition to provisions which may be contained in Indian Village Bancorp's Articles of Incorporation, Pennsylvania law includes certain provisions applicable to Pennsylvania corporations, like Indian Village Bancorp, which may be deemed to have an anti-takeover effect. These provisions include rights of stockholders to receive the fair value of their shares of stock following a control transaction with a controlling person or group, and requirements relating to certain business combinations.

         Control Transactions. Pennsylvania law allows holders of voting shares of a business corporation involved in a control transaction to object to any control transaction and demand payment of the fair value of their shares unless the corporation's articles of incorporation or bylaws explicitly provide otherwise or the articles of the corporation are amended before the control transaction to provide that the anti-takeover provisions are inapplicable. Any amendment rendering the anti-takeover provisions inapplicable would require the affirmative vote of the holders of at least 80% of the outstanding stock, or, if the board of directors has approved the amendment, by the holders of at least 50% of the outstanding stock. Fair value for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at anytime during the 90-day period ending on and including the date of the control transaction plus any incremental value that may not be reflected in the price. A control transaction for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the corporation.

         Business Combinations. Under Pennsylvania law, a Pennsylvania corporation may not engage in a business combination with an interested shareholder, which is generally defined as the holder of 20% of the outstanding voting stock, except for:

         1. a business combination approved by the corporation's board of directors before the date on which the interested shareholder became a 20% holder;

         2. a business combination approved by a majority of the non-interested shares of voting stock, at a meeting held no earlier than three months after the interested shareholder became the beneficial owner of at least 80% of the outstanding voting stock, and if the business combination satisfies certain Pennsylvania minimum price requirements which are based on the price paid by the interested shareholder for its shares and market prices;

         3. a business combination approved by all of the holders of all of the outstanding shares of company common stock;

         4. a business combination approved by a majority of the non-interested outstanding shares of voting stock, at a meeting held no earlier than five years after the interested shareholder became a 20% holder; or

         5. a business combination approved at a stockholders meeting held no earlier than five years after the interested shareholder became a 20% holder that meets certain Pennsylvania minimum price requirements which are based on the price paid by the interested shareholder for its shares and market prices.

         Pennsylvania law defines a business combination generally to include certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassification of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, under an agreement or understanding between the corporation or any subsidiaries, on the one hand, and an interested shareholder or an affiliate or associate thereof, on the other hand.

         Furthermore, under Pennsylvania law, unless explicitly provided for otherwise in a corporation's bylaws or articles of incorporation, shares acquired by a person in excess of 20% of a class of securities of a qualified Pennsylvania corporation are deemed control shares and cannot be voted until a majority of the disinterested stockholders give their approval. In addition, Pennsylvania law provides that the voting rights may lapse in certain instances, and the corporation is also given the option to redeem the control shares in certain instances.

         Pennsylvania law also provides certain protection to qualified Pennsylvania corporations from being exposed to and paying greenmail, which is generally defined as offering to purchase at least 20% of the voting shares of a corporation or threatening to wage or waging a proxy contest and thereafter disposing of the securities at a profit before consummating the proposed transactions. Generally, Pennsylvania law provides that a qualified corporation can recover any profit realized by the controlling person or group due to the disposition of the securities of the corporation within a certain time after obtaining the control shares.

         Furthermore, Pennsylvania law requires acquiring persons to pay a minimum severance salary to any eligible employee, as defined, whose employment is terminated, other than for willful misconduct, due to a business combination or control share acquisition.

Anti-takeover Provisions in Indian Village Bancorp's Articles of Incorporation and Bylaws

         Several provisions of Indian Village Bancorp's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the material provisions of Indian Village Bancorp's Articles of Incorporation and Bylaws and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Board of Directors or management of Indian Village Bancorp more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of Indian Village Bancorp is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

         Limitation on Voting Rights. The Articles of Incorporation of Indian Village Bancorp provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock be entitled or permitted to any vote in respect of the shares held in excess of that percentage limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined under Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, and includes shares beneficially owned by that person or any of his or her affiliates, shares which that person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which the person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by the employee stock ownership plan or directors, officers and employees of Indian Village or Holding Company or shares that are associated with a revocable proxy and that are not otherwise beneficially, or deemed by Indian Village Bancorp to be beneficially, owned by the person and his or her affiliates.

         Board of Directors. The Board of Directors of Indian Village Bancorp is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. Indian Village Bancorp's Articles of Incorporation provides that the size of the Board shall be established in the Bylaws. The Bylaws currently set the number of directors at seven. The Articles of Incorporation provides that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of a majority of the directors then in office and any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of Indian Village Bancorp. The Articles of Incorporation of Indian Village Bancorp provides that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and upon the vote of 75% of the outstanding shares of voting stock. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire Board, but only with cause, and replace it with persons of the holders' choice.

         Cumulative Voting; Special Meetings. The Articles of Incorporation do not provide for cumulative voting for any purpose. The Articles of Incorporation also provide that special meetings of stockholders of Indian Village Bancorp may be called only by the Chairperson of the Board, the President or by the Board of Directors of Indian Village Bancorp.

         Authorized Shares. The Articles of Incorporation authorizes the issuance of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide Indian Village Bancorp's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits, restricted stock grants and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with fiduciary duties, to deter future attempts to gain control of Indian Village Bancorp. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of Indian Village Bancorp, and thereby assist members of management to retain their positions. Indian Village Bancorp's Board currently has no plans for the issuance of additional shares, other than the issuance of shares of common stock upon exercise of stock options and in connection with the management development and recognition plan.

         Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Articles of Incorporation requires the approval of the holders of at least 80% of Indian Village Bancorp's outstanding shares of voting stock to approve certain "Business Combinations" involving a "Related Person" except in cases where the proposed transaction has been approved in advance by a majority of those members of Indian Village Bancorp's Board of Directors who are unaffiliated with the Related Person and were directors before the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Indian Village Bancorp or an affiliate of that person or entity. This provision of the Articles of Incorporation applies to any "Business Combination," which is defined to include:

         1. any merger or consolidation of Indian Village Bancorp with or into any Related Person;

         2. any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Indian Village Bancorp or combined assets of Indian Village Bancorp and its subsidiaries to a Related Person;

         3. any merger or consolidation of a Related Person with or into Indian Village Bancorp or a subsidiary of Indian Village Bancorp; any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to Indian Village Bancorp or a subsidiary of Indian Village Bancorp;

         4. the issuance of any securities of Indian Village Bancorp or a subsidiary of Indian Village Bancorp to a Related Person;

         5. the acquisition by Indian Village Bancorp or a subsidiary of Indian Village Bancorp of any securities of a Related Person;

         6. any reclassification of common stock of Indian Village Bancorp or any recapitalization involving the common stock of Indian Village Bancorp; or

         7. any agreement or other arrangement providing for any of the foregoing transactions.

         Amendment of Articles of Incorporation and Bylaws. Amendments to Indian Village Bancorp's Articles of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 75% of the outstanding voting stock entitled to vote after giving effect to the provision limiting voting rights is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by Indian Village Bancorp and amendment of Indian Village Bancorp's Bylaws and Articles of Incorporation. Indian Village Bancorp's Bylaws may be amended by its Board of Directors, or by the stockholders; provided, however, that an affirmative vote of at least 75% of the total votes eligible to be voted at a duly constituted meeting of stockholders is necessary to amend certain provisions relating to the conduct of stockholders meetings, directors and amendment of the Bylaws.

         Stockholder Nominations and Proposals. The Bylaws of Indian Village Bancorp require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give not less than 60 nor more than 90 days' advance notice to the Secretary of Indian Village Bancorp; provided, however, that if less than 71 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice, to be timely, must be received no later than the close of business on the 10th day following the date on which notice was mailed to shareholders or other public disclosure was made. The notice provision requires a stockholder who desires to raise new business to provide certain information to Indian Village Bancorp concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Indian Village Bancorp with certain information concerning the nominee and the proposing stockholder.

         Purpose and Takeover Defensive Effects of Indian Village Bancorp's Articles of Incorporation and Bylaws. The Board of Directors of Indian Village Bancorp believes that the provisions described above are prudent and will reduce Indian Village Bancorp's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist Indian Village Bancorp and Indian Village in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Board of Directors believes these provisions are in the best interest of Indian Village and Indian Village Bancorp and its stockholders. In the judgment of the Board of Directors, Indian Village Bancorp's Board will be in the best position to determine the true value of Indian Village Bancorp and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of Indian Village Bancorp and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of Indian Village Bancorp and that these provisions will encourage negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Indian Village Bancorp and that is in the best interest of all stockholders.

         Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is first negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Indian Village Bancorp for its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Indian Village Bancorp's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, these offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment when it may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive Indian Village Bancorp's remaining stockholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, as amended, if the number of beneficial owners became less than 300, thereby allowing for deregistration under that statute.

         Despite the belief of Indian Village and Indian Village Bancorp as to the benefits to stockholders of these provisions of Indian Village Bancorp's Articles of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by Indian Village Bancorp's Board, but where stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might want to participate in a transaction may not have any opportunity to do so. These provisions will also make the removal of Indian Village Bancorp's Board of Directors and management more difficult. The Board of Directors of Indian Village and Indian Village Bancorp, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Following the conversion, if required by law, following the approval by stockholders, Indian Village Bancorp may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of its equity securities that would be permitted for a Pennsylvania business corporation.

         The cumulative effect of the restriction on acquisition of Indian Village Bancorp contained in the Articles of Incorporation and Bylaws of Indian Village Bancorp and in Federal and Pennsylvania law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Indian Village Bancorp may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.


            DESCRIPTION OF CAPITAL STOCK OF INDIAN VILLAGE BANCORP

General


         Indian Village Bancorp is authorized to issue 5,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Indian Village Bancorp currently expects to issue up to 586,500 shares of common stock, unless increased to 674,475 shares of common stock sold. Indian Village Bancorp will not issue any shares of preferred stock in the conversion. Each share of Indian Village Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable.


         The common stock of Indian Village Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

         Dividends. Indian Village Bancorp can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by Indian Village Bancorp is limited by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of common stock of Indian Village Bancorp will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Indian Village Bancorp out of funds legally available therefor. If Indian Village Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. After the conversion, the holders of common stock of Indian Village Bancorp will possess exclusive voting rights in Indian Village Bancorp. They will elect Indian Village Bancorp's Board of Directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of Indian Village Bancorp," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Indian Village Bancorp issues preferred stock, holders of Indian Village Bancorp preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote. See "Restrictions on Acquisition of Indian Village Bancorp."

         As a federal mutual savings association, corporate powers and control of Indian Village are currently vested in its Board of Directors, who elect the officers of Indian Village and who fill any vacancies on the Board of Directors. After the conversion, voting rights will be vested exclusively in Indian Village Bancorp, which will own all of the outstanding capital stock of Indian Village, and will be voted at the direction of Indian Village Bancorp's Board of Directors. Consequently, the holders of the common stock of Indian Village Bancorp will not have direct control of Indian Village.

         Liquidation. If there is any liquidation, dissolution or winding up of Indian Village, Indian Village Bancorp, as the holder of Indian Village's capital stock, would be entitled to receive all of Indian Village's assets available for distribution after payment or provision for payment of all debts and liabilities of Indian Village, including all deposit accounts and accrued interest, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders. Upon liquidation, dissolution or winding up of Indian Village Bancorp, the holders of its common stock would be entitled to receive all of the assets of Indian Village Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Indian Village Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

         Preemptive Rights; Redemption. Holders of the common stock of Indian Village Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

         Indian Village Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

         Acquisitions of Indian Village Bancorp are restricted by provisions in its Articles of Incorporation and Bylaws and by the rules and regulations of various regulatory agencies. See "Regulation" and "Restrictions on Acquisition of Indian Village Bancorp."

                           REGISTRATION REQUIREMENTS

         Indian Village Bancorp has registered the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the conversion. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

                            LEGAL AND TAX OPINIONS

         The legality of the common stock has been passed upon for Indian Village Bancorp by Muldoon, Murphy & Faucette LLP, Washington, D.C. The federal tax consequences of the conversion have been opined upon by Muldoon, Murphy & Faucette LLP and the Ohio tax consequences of the conversion have been opined upon by Crowe, Chizek and Company LLP, Columbus, Ohio. Muldoon, Murphy & Faucette LLP and Crowe, Chizek and Company LLP have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Trident Securities by Michael Best & Friedrich, L.L.P., Milwaukee, Wisconsin.

                                    EXPERTS

         The financial statements of Indian Village at December 31, 1998 and 1997 and for each of the years ended December 31, 1998 and 1997 included in this prospectus have been audited by Crowe, Chizek and Company LLP, Columbus, Ohio, independent auditors, as stated in its report in the back of this prospectus. These financial statements have been included in this prospectus in reliance upon the report of Crowe, Chizek and Company LLP given upon its authority as experts in accounting and auditing.

         Keller & Company has consented to the summary in this prospectus of its report to Indian Village setting forth its opinion as to the estimated pro forma market value of Indian Village Bancorp and Indian Village, as converted, and its letter with respect to subscription rights, and to the use of its name and statements with respect to it appearing in this prospectus.

                             CHANGE IN ACCOUNTANTS

         Before the fiscal year ended December 31, 1998, Indian Village's financial statements were audited by Robb, Dixon, Francis, Davis, Oneson & Company, Granville, Ohio. The former accountant was dismissed and replaced by Crowe, Chizek and Company LLP, which was engaged on October 15, 1998 and continues as the independent auditors of Indian Village.

         For the fiscal years ended December 31, 1997 and 1996 and up to the date of the replacement of Indian Village's former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant, would have caused it to refer to the subject matter of the disagreement in connection with its reports. The independent auditors' report on the financial statements for the fiscal years ended December 31, 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION


         Indian Village Bancorp has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (File No. 333-74621) under the Securities Act of 1933, as amended, with respect to the common stock offered in the conversion. This prospectus does not contain all the information contained in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. This information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission's World Wide Web site on the Internet at http://www.sec.gov.


         Indian Village has filed with the Office of Thrift Supervision an Application for Approval of Conversion, which includes proxy materials for Indian Village's special meeting of members and certain other information. This prospectus omits certain information contained in that application. The application, including the proxy materials, exhibits and certain other information included in the Application, may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Central Regional Office of the Office of Thrift Supervision, 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

                                           Index To Financial Statements
                                           Indian Village Community Bank


                                                                                                            Page
                                                                                                            ----
Report of Independent Auditors............................................................................     F-1

Balance Sheets as of December 31, 1998 and 1997...........................................................     F-2

Statements of Income for the Years Ended December 31, 1998 and 1997.......................................     F-3

Statements of Comprehensive Income for the Years Ended December 31, 1998 and 1997.........................     F-4

Statements of Member's Equity for the Years Ended December 31, 1998 and 1997..............................     F-5

Statements of Cash Flows for the Years Ended December 31, 1998 and 1997...................................     F-6

Notes to Financial Statements.............................................................................     F-7


                                                      *  *  *

         All schedules are omitted as the required information either is not applicable or is included in the Financial Statements or related Notes.

         Separate financial statements for Indian Village Bancorp have not been included in this prospectus because Indian Village Bancorp, which has engaged in only organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

                       [CROWE CHIZEK LOGO APPEARS HERE]



                        REPORT OF INDEPENDENT AUDITORS



Board of Directors
Indian Village Community Bank
Gnadenhutten, Ohio


We have audited the accompanying balance sheets of Indian Village Community Bank as of December 31, 1998 and 1997, and the related statements of income, comprehensive income, members' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indian Village Community Bank as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.



                                    /s/ Crowe, Chizek and Company LLP

                                    Crowe, Chizek and Company LLP

Columbus, Ohio
February 18, 1999

--------------------------------------------------------------------------------

                         INDIAN VILLAGE COMMUNITY BANK
                                BALANCE SHEETS
                          December 31, 1998 and 1997
                                (In thousands)
--------------------------------------------------------------------------------

                                                         1998      1997
                                                       --------  --------
ASSETS
Cash and due from banks                                $   409   $   387
Interest-bearing deposits in other banks                   388       536
                                                       -------   -------
  Total cash and cash equivalents                          797       923
Time deposits                                              499        --
Securities available for sale at fair value              6,195     7,317
Loans, net of allowance for loan losses                 31,274    27,241
Premises and equipment, net                                447       239
Real estate owned                                          122        41
Federal Home Loan Bank stock                               407       379
Accrued interest receivable                                183       153
Other assets                                               100        60
                                                       -------   -------

     Total assets                                      $40,024   $36,353
                                                       =======   =======


LIABILITIES
Deposits                                               $30,866   $30,277
Federal Home Loan Bank advances                          4,000     1,000
Accrued interest payable                                    37        27
Other liabilities                                           19       197
                                                       -------   -------
  Total liabilities                                     34,922    31,501


COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY
Retained earnings - substantially restricted             5,105     4,859
Accumulated other comprehensive income
  Unrealized gains on securities available for sale         50        61
  Additional minimum pension liability                     (53)      (68)
                                                       -------   -------
     Total accumulated other comprehensive income           (3)       (7)
                                                       -------   -------
  Total members' equity                                  5,102     4,852
                                                       -------   -------

     Total liabilities and members' equity             $40,024   $36,353
                                                       =======   =======

--------------------------------------------------------------------------------
                See accompanying notes to financial statements

                         INDIAN VILLAGE COMMUNITY BANK
                              STATEMENTS OF INCOME
                     Years ended December 31, 1998 and 1997
                                 (In thousands)
--------------------------------------------------------------------------------

                                                         1998     1997
                                                        -------  -------
Interest and dividend income
  Loans                                                 $2,450   $2,285
  Securities                                               524      536
  Interest-bearing deposits and Federal funds sold          46       70
                                                        ------   ------
     Total interest income                               3,020    2,891

Interest expense
  Deposits                                               1,530    1,553
  Federal Home Loan Bank advances                          136       24
                                                        ------   ------
     Total interest expense                              1,666    1,577
                                                        ------   ------

Net interest income                                      1,354    1,314

Provision for loan losses                                   60       --
                                                        ------   ------

Net interest income after provision for loan losses      1,294    1,314

Noninterest income
  Service charges and other fees                            11        9
  Loss on sale of securities available for sale, net        (2)      (3)
  Other income                                              20       15
                                                        ------   ------
     Total noninterest income                               29       21

Noninterest expense
  Salaries and employee benefits                           440      336
  Occupancy, furniture and fixtures                         69       69
  Professional and consulting fees                          56       68
  FDIC deposit insurance                                    23       20
  Franchise taxes                                           73       68
  Data processing                                           57       57
  Director and committee fees                               72       73
  Other expense                                            160      114
                                                        ------   ------
     Total noninterest expense                             950      805
                                                        ------   ------

Income before federal income tax expense                   373      530

Federal income tax expense                                 127      180
                                                        ------   ------

Net income                                              $  246   $  350
                                                        ======   ======

--------------------------------------------------------------------------------
                See accompanying notes to financial statements

                         INDIAN VILLAGE COMMUNITY BANK
                       STATEMENTS OF COMPREHENSIVE INCOME
                     Years ended December 31, 1998 and 1997
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                         1988    1997
                                                                        ------  ------
Net Income                                                              $ 246   $ 350

Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities available for sale arising
   during year                                                            (12)     31
  Reclassification adjustment for accumulated losses included in
   net income                                                               1       2
                                                                        -----   -----
     Net unrealized gains (losses) on securities before tax               (11)     33
  Additional minimum pension liability adjustment                          15      (3)
                                                                        -----   -----
     Other comprehensive income                                             4      30
                                                                        -----   -----

Comprehensive income                                                    $ 250   $ 380
                                                                        =====   =====

--------------------------------------------------------------------------------
                See accompanying notes to financial statements

                         INDIAN VILLAGE COMMUNITY BANK
                         STATEMENTS OF MEMBERS' EQUITY
                     Years ended December 31, 1998 and 1997
                                 (In thousands)
--------------------------------------------------------------------------------

                                                                        Accumulated
                                                                           Other        Total
                                                            Retained   Comprehensive   Members'
                                                            Earnings       Income       Equity
                                                            ---------  --------------  --------

Balance at January 1, 1997                                    $4,509            $(37)    $4,472

Net income                                                       350                        350

Change in additional minimum pension liability,
  net of tax                                                                      (3)        (3)

Change in unrealized gain (loss) on securities available
  for sale, net of reclassification and tax items                                 33         33
                                                            ---------  --------------  --------

Balance at December 31, 1997                                   4,859              (7)     4,852

Net income                                                       246                        246

Change in additional minimum pension liability,
  net of tax                                                                      15         15

Change in unrealized gain (loss) on securities available
  for sale, net of reclassification and tax items                                (11)       (11)
                                                            ---------  --------------  --------

Balance at December 31, 1998                                  $5,105            $ (3)    $5,102
                                                            =========  ==============  ========

--------------------------------------------------------------------------------
                See accompanying notes to financial statements

                         INDIAN VILLAGE COMMUNITY BANK
                            STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1998 and 1997
                                 (In thousands)
-------------------------------------------------------------------------------

                                                                 1998      1997
                                                               --------  --------
Cash flows from operating activities
  Net income                                                   $   246   $   350
  Adjustments to reconcile net income to net cash from
   operating activities:
     Depreciation                                                   35        31
     Premium amortization, net of accretion                         (7)       (3)
     Provision for loan losses                                      60        --
     Federal Home Loan Bank stock dividends                        (28)      (26)
     Loss on sale of real estate owned                              --        14
     Loss on sale of securities available for sale                   2         3
     Net change in:
       Accrued interest receivable and other assets                (74)      (29)
       Accrued expenses and other liabilities                     (149)       64
       Deferred income taxes                                         6         5
                                                               -------   -------
          Net cash from operating activities                        91       409

Cash flows from investing activities
  Net change in time deposits                                     (499)       --
  Purchases of securities available for sale                    (4,133)   (4,791)
  Proceeds from sales of securities available for sale           1,456     1,292
  Proceeds from maturities of securities available for sale      3,787     2,035
  Net change in loans                                           (4,174)   (1,786)
  Premises and equipment expenditures, net                        (243)      (43)
  Proceeds from sale of real estate owned                           --       100
                                                               -------   -------
       Net cash from investing activities                       (3,806)   (3,193)

Cash flows from financing activities
  Net change in deposits                                           589    (1,162)
  Repayment of long-term FHLB advances                          (1,000)       --
  Proceeds from long-term FHLB advances                          4,000     1,000
                                                               -------   -------
       Net cash from financing activities                        3,589      (162)
                                                               -------   -------

Net change in cash and cash equivalents                           (126)   (2,946)

Cash and cash equivalents at beginning of year                     923     3,869
                                                               -------   -------

Cash and cash equivalents at end of year                       $   797   $   923
                                                               =======   =======

Supplemental disclosures of cash flow information
  Cash paid during the year for
     Interest                                                  $ 1,656   $ 1,571
     Income taxes                                                  241        70

  Noncash transactions
     Transfers from loans to real estate loans                 $    81   $    44

-------------------------------------------------------------------------------
                See accompanying notes to financial statements

                         INDIAN VILLAGE COMMUNITY BANK
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1998 and 1997
                         (Table amounts in thousands)
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:  Indian Village Community Bank's (the "Bank") revenues,
--------------------
operating income and assets are primarily from the financial institution industry. The Bank is engaged in the business of residential mortgage lending and consumer banking with operations conducted through its main office located in Gnadenhutten, Ohio. This community and the contiguous areas are the source of substantially all the Bank's loan and deposit activities. The majority of the Bank's income is derived from residential and consumer lending activities and investments.

Use of Estimates:  To prepare financial statements in conformity with generally
----------------
accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and pension obligations are particularly subject to change.

Cash Flows:  Cash and cash equivalents includes cash, deposits with other
----------
financial institutions with original maturities less than 90 days and Federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities:  Securities are classified as held to maturity and carried at
----------
amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchased premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans:  Loans are reported at the principal balance outstanding, net of unearned
-----
interest, deferred fees and costs, and the allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual life of the loan. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

-------------------------------------------------------------------------------

                                  (Continued)

                         INDIAN VILLAGE COMMUNITY BANK
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1998 and 1997
                         (Table amounts in thousands)
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses:  The allowance for loan losses is a valuation
-------------------------
allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual basis for other loans. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment:  Premises and equipment are stated at cost less
----------------------
accumulated depreciation. Depreciation expense is calculated using primarily the straight-line method over the estimated useful lives of the assets.

Real Estate Owned:  Real estate acquired through or instead of loan foreclosure
-----------------
is initially recorded at the lower of cost or fair value less estimated costs to sell when acquired, establishing a new cost basis. If the fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Benefit Plans:  Pension expense is the net of service and interest cost, return
-------------
on plan assets, and amortization of gains and losses not immediately recognized.

Income Taxes:  Income tax expense is the total of the current year income tax
------------
due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Concentration of Credit Risk:  The Bank grants primarily one- to four-family
----------------------------
residential mortgage loans to customers in Tuscarawas County, Ohio. These customers' ability to honor their contracts is dependent, to a certain extent, on the economic conditions of Tuscarawas County. The Bank evaluates each customer's creditworthiness on a case-by-case basis at the time of application. One- to four-family residential mortgage loans comprise approximately 83% and 84% of the Bank's loan portfolio as of December 31, 1998 and 1997.

-------------------------------------------------------------------------------

                                  (Continued)

                         INDIAN VILLAGE COMMUNITY BANK
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1998 and 1997
                         (Table amounts in thousands)
-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments:  Financial instruments include credit instruments, such
---------------------
as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.

Comprehensive Income:  Comprehensive income consists of net income and other
--------------------
comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in minimum pension liability which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

Loss Contingencies:  Loss contingencies, including claims and legal actions
------------------
arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Reclassifications:  Reclassifications of certain amounts in the 1997 financial
-----------------
statements have been made to conform to the 1998 presentation.


NOTE 2 - SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair values of securities available for sale at December 31, 1998 are summarized as follows:

                                             Gross        Gross
                                Amortized  Unrealized  Unrealized    Fair
                                  Cost       Gains       Losses     Value
                                ---------  ----------  -----------  ------
  U.S. Treasury securities         $  747         $13        $ --   $  760
  U.S. Government agencies          1,050           6          --    1,056
  Obligations of states and
   political subdivisions             147           5          --      152
  Mortgage-backed securities        4,175          70         (18)   4,227
                                ---------  ----------  -----------  ------

                                   $6,119         $94        $(18)  $6,195
                                =========  ==========  ===========  ======

-------------------------------------------------------------------------------

                                  (Continued)

                         INDIAN VILLAGE COMMUNITY BANK
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1998 and 1997
                         (Table amounts in thousands)
-------------------------------------------------------------------------------

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and estimated fair values of securities available for sale at December 31, 1997 are summarized as follows:

                                             Gross        Gross
                                Amortized  Unrealized  Unrealized    Fair
                                  Cost       Gains       Losses     Value
                                ---------  ----------  -----------  ------
  U.S. Treasury securities         $  786         $11         $--   $  797
  U.S. Government agencies          2,647          15          --    2,662
  Obligations of states and
   political subdivisions              75          --          --       75
  Mortgage-backed securities        3,717          71          (5)   3,783
                                ---------  ----------  -----------  ------

                                   $7,225         $97         $(5)  $7,317
                                =========  ==========  ===========  ======

At December 31, 1998 and 1997, all mortgage-backed securities were issued or guaranteed by agencies of the U.S. Government.

The amortized cost and estimated fair values of debt securities available for sale at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                Amortized   Fair
                                                  Cost     Value
                                                ---------  ------
      Due in one year or less                      $  499  $  505
      Due after one year through five years           798     809
      Due after five years through ten years          500     502
      Due after ten years                             147     152
      Mortgage-backed securities                    4,175   4,227
                                                ---------  ------

                                                   $6,119  $6,195
                                                =========  ======

During 1998 and 1997, the Bank sold securities available for sale for total proceeds of $1,456,000 and $1,292,000, resulting in gross realized gains of approximately $11,000 and $4,000 and gross realized losses of approximately $13,000 and $7,000. No other securities were sold during 1998 or 1997.

No securities were pledged to secure public deposits at December 31, 1998 or 1997.

-------------------------------------------------------------------------------

                                  (Continued)

                         INDIAN VILLAGE COMMUNITY BANK
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1998 and 1997
                         (Table amounts in thousands)
-------------------------------------------------------------------------------

NOTE 3 - LOANS

Year-end loans were as follows:

                                                               1998      1997
                                                             --------  --------
      Real estate loans:
         One- to four-family residential                     $26,080   $23,002
         Multi-family residential                              1,736     1,447
         Nonresidential                                          647       763
         Construction                                            677     1,107
         Land                                                    135        45
                                                             -------   -------
                                                              29,275    26,364
      Consumer loans:
         Home equity loans and lines of credit                   887       842
         Home improvement                                        301        43
         Automobile                                              516        --
         Loans on deposit accounts                               294       207
         Unsecured                                                12        --
         Other                                                   274        --
                                                             -------   -------
                                                               2,284     1,092

      Commercial business loans                                   27        62
                                                             -------   -------

                                                              31,586    27,518
      Less:
         Net deferred loan fees and costs                        (54)      (49)
         Loans in process                                        (40)      (52)
         Allowance for loan losses                              (218)     (176)
                                                             -------   -------

                                                             $31,274   $27,241
                                                             =======   =======

Activity in the allowance for loan losses was as follows:

                                                                1998      1997
                                                             -------   -------

      Beginning balance                                      $   176   $   176
      Charge-offs                                                (18)       --
      Recoveries                                                  --        --
      Provision for losses                                        60        --
                                                             -------   -------
      Ending balance                                         $   218   $   176
                                                             =======   =======

-------------------------------------------------------------------------------

                                  (Continued)

                         INDIAN VILLAGE COMMUNITY BANK
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 1998 and 1997
                         (Table amounts in thousands)
-------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Nonaccrual loans totaled approximately $328,000 and $471,000 at December 31, 1998 and 1997. Interest not recognized on nonaccrual loans totaled approximately $16,000 and $9,000 for the years then ended December 31, 1998 and 1997. The Bank had no impaired loans at December 31, 1998 or 1997 or during the years then ended.

Loans to directors and officers totaled approximately $479,000 and $474,000 at December 31, 1998 and 1997. A summary of activity on related party loans is as follows:

                                                1998    1997
                                               ------  ------
      Beginning balance                         $ 474   $ 272
      New loans                                   225     354
      Principal repayments                       (220)   (152)
                                                -----   -----

      Ending balance                            $ 479   $ 474
                                                =====   =====

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                 1998      1997
                                               --------  --------
      Land                                     $   244   $    31
      Buildings and improvements                   287       286
      Furniture, fixtures, and equipment           198       185
      Automobiles                                   17        17
                                               -------   -------
         Total cost                                746       519
      Accumulated depreciation                    (299)     (280)
                                               -------   -------

                                               $   447   $   239
                                               =======   =======

NOTE 5 - DEPOSITS

Year-end deposits consisted of the following:

                                                       1998      1997
                                                     -------   -------
     Non-interest bearing demand deposit accounts    $    81   $    62
     NOW accounts                                        837       617
     Money market accounts                             1,695     1,724
     Savings accounts                                  5,464     5,093
     Certificates of deposit                          22,789    22,781
                                                     -------   -------
                                                     $30,866   $30,277
                                                     =======   =======

--------------------------------------------------------------------------------

                                  (Continued)

                        INDIAN VILLAGE COMMUNITY BANK
                        NOTES TO FINANCIAL STATEMENTS
                         December 31, 1998 and 1997
                        (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 5 - DEPOSITS (Continued)

The aggregate amount of certificates of deposit accounts with balances of $100,000 or more at December 31, 1998 and 1997 was $1,357,000 and $831,000.
Deposits greater than $100,000 are not federally insured.

At December 31, 1998, the scheduled maturities of time deposits were as follows:

                    1999                                  $14,348
                    2000                                    4,194
                    2001                                    1,749
                    2002                                    1,274
                    2003                                    1,224
                                                          -------
                                                          $22,789
                                                          =======

Interest expense on deposits is summarized as follows:

                                                             1998    1997
                                                          -------  ------
     NOW accounts                                         $    16  $   16
     Money market accounts                                     59      59
     Savings accounts                                         172     162
     Certificates of deposit                                1,283   1,316
                                                          -------  ------

                                                          $ 1,530  $1,553
                                                          =======  ======

Directors and officers of the Bank are customers of the institution in the ordinary course of business. At December 31, 1998 and 1997, deposits from officers and directors of the Bank totaled approximately $198,000 and $275,000.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

Year-end outstanding Federal Home Loan Bank advances are summarized as follows:

                                                          1998       1997
                                                        -------     ------
 4.20% FHLB advance, due December 2003                 $1,000,000
 5.60% FHLB advance, due April 2008                     2,000,000
 5.15% FHLB advance, due July 2008                      1,000,000
 6.10% FHLB advance, due August 1998                                $1,000,000
                                                       ----------   ----------
                                                       $4,000,000   $1,000,000
                                                       ==========   ==========

--------------------------------------------------------------------------------

                                 (Continued)
                                                                            F-13

                        INDIAN VILLAGE COMMUNITY BANK
                        NOTES TO FINANCIAL STATEMENTS
                         December 31, 1998 and 1997
                        (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

As a member of the Federal Home Loan Bank system, the Bank has the ability to obtain borrowings up to a maximum total of 50% of Bank assets subject to the level of qualified, pledgable one- to four-family residential real estate loans and Federal Home Loan Bank stock.

The advances were collateralized by $6,000,000 and $1,500,000 of first mortgage loans under a blanket lien arrangement at year-end 1998 and 1997.

NOTE 7 - INCOME TAXES

The provision for federal income tax consisted of the following components:

                                                      1998    1997
                                                     ------  ------

     Current tax expense                             $ 121   $ 175
     Deferred tax expense                                6       5
                                                     -----   -----

                                                     $ 127   $ 180
                                                     =====   =====

The sources of gross deferred tax assets and gross deferred tax liabilities are as follows:

                                                                   1998    1997
                                                                  -----   -----
     Deferred tax assets:
       Allowance for loan losses                                  $  57   $  37
       Nonaccrual loan interest                                       6       3
       Accrued pension                                                8      25
       Additional minimum pension liability                          42      51
       Other                                                         --       3
                                                                  -----   -----
          Total deferred tax assets                                 113     119
                                                                  -----   -----

     Deferred tax liabilities:
       Depreciation                                                 (19)    (19)
       FHLB stock dividends                                          (9)     --
       Unrealized gain on securities available for sale             (26)    (31)
                                                                  -----   -----
          Total deferred tax liabilities                            (54)    (50)
                                                                  -----   -----

          Net deferred tax asset (liability)                      $  59   $  69
                                                                  =====   =====


--------------------------------------------------------------------------------

                                  (Continued)
                                                                            F-14

                        INDIAN VILLAGE COMMUNITY BANK
                        NOTES TO FINANCIAL STATEMENTS
                         December 31, 1998 and 1997
                        (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 7 - INCOME TAXES (Continued)

The difference between the financial statement income tax expense and amounts computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                1998    1997
                                               ------  ------
     Income taxes computed at the statutory
      tax rate on pretax income                $ 127   $ 180
     Tax effect of:
       Tax-exempt income                          (6)    (11)
       Nondeductible expenses and other            6      11
                                               -----   -----

                                               $ 127   $ 180
                                               =====   =====

     Statutory tax rate                         34.0%   34.0%
                                               =====   =====
     Effective tax rate                         34.0%   34.0%
                                               =====   =====

Federal income tax laws provided additional bad debt deductions through 1987, totaling $584,000. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $199,000 at December 31, 1998. If the Bank was liquidated, or would otherwise cease to be in the business of banking, or if tax laws were to change, this amount would be expensed. Under 1996 tax law changes, bad debts are based on actual loss experience and tax bad debt reserves accumulated since 1987 are to be reduced. This requires payment of approximately $35,000 over six years beginning in 1996.

--------------------------------------------------------------------------------

                                  (Continued)

                        INDIAN VILLAGE COMMUNITY BANK
                        NOTES TO FINANCIAL STATEMENTS
                         December 31, 1998 and 1997
                        (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 8 - PENSION PLAN

Information about the pension plan was as follows:

                                                                   1998    1997
                                                                  ------  ------
  Change in benefit obligation:
     Beginning benefit obligation                                 $ 168   $ 120
     Service cost                                                    13       6
     Interest cost                                                   12       9
     Actuarial gain                                                  22      33
     Benefits paid                                                   (1)     --
                                                                  -----   -----
     Ending benefit obligation                                      214     168
                                                                  -----   -----

  Change in plan assets, at fair value:
     Beginning plan assets                                           48      28
     Actual return                                                   22       4
     Employer contribution                                           11      16
     Benefits paid                                                   (1)     --
                                                                  -----   -----
     Ending plan assets                                              80      48
                                                                  -----   -----

  Funded status                                                    (134)   (120)
  Unrecognized net actuarial loss                                   150     156
  Unrecognized net asset at date of adoption of SFAS No. 87          44      48
  Minimum additional pension liability                             (124)   (150)
                                                                  -----   -----

  Accrued benefit cost                                            $ (64)  $ (66)
                                                                  =====   =====

The components of pension expense and related actuarial assumptions were as follows:

                                                                   1998    1997
                                                                  -----   -----

  Service cost                                                    $  13   $   6
  Interest cost                                                      12       9
  Expected return on plan assets                                      1       1
  Net amortization and deferral                                       1       2
  Recognized net actuarial (gain) loss                                7       6
                                                                  -----   -----

     Net                                                          $  34   $  24
                                                                  =====   =====

  Discount rate on benefit obligation                              7.27%   7.27%
  Long-term expected rate of return on plan assets                 3.00    3.00
  Rate of compensation increase                                    4.00    4.00

--------------------------------------------------------------------------------

                                  (Continued)

                        INDIAN VILLAGE COMMUNITY BANK
                        NOTES TO FINANCIAL STATEMENTS
                         December 31, 1998 and 1997
                        (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 9 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH
 OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to make loans. The Bank's exposure to credit loss in case of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

As of December 31, 1998, variable rate and fixed rate commitments to make loans or fund outstanding lines of credit amounted to approximately $494,000 and $1,891,000. The interest rates on variable rate commitments ranged from 6.25% to 7.75% and the interest rates on fixed rate commitments ranged from 7.00% to 8.75% at December 31, 1998. As of December 31, 1997, variable rate and fixed rate commitments to make loans or fund outstanding lines of credit amounted to approximately $282,000 and $292,000. Since loan commitments may expire without being used, the amounts do not necessarily represent future cash commitments.


NOTE 10 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material affect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Bank's components, risk weightings and other factors. At December 31, 1998 and 1997, management believes the Bank complies with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank is considered well capitalized under the Federal Deposit Insurance Act at December 31, 1998 and 1997. No conditions or events have occurred after December 31, 1998 that management believes have changed the Bank's category.

--------------------------------------------------------------------------------

                                  (Continued)

                        INDIAN VILLAGE COMMUNITY BANK
                        NOTES TO FINANCIAL STATEMENTS
                         December 31, 1998 and 1997
                        (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 10 - REGULATORY MATTERS (Continued)

Year-end actual capital levels and minimum required levels were as follows:

                                                                                       Minimum
                                                                                    Required To Be
                                                            Minimum Required       Well Capitalized
                                                              For Capital      Under Prompt Corrective
                                               Actual      Adequacy Purposes      Action Regulations
                                           --------------  ------------------  ------------------------
                                           Amount  Ratio    Amount     Ratio      Amount       Ratio
                                           ------  ------  ---------  -------  ------------  ----------
December 31, 1998
Total capital (to risk-weighted assets)    $5,226   25.8%     $1,621     8.0%        $2,026       10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                     5,008   24.7         810     4.0          1,215        6.0
Tier 1 (core) capital (to adjusted
  total assets)                             5,008   12.5       1,597     4.0          1,997        5.0
Tangible capital (to adjusted
  total assets)                             5,008   12.5         599     1.5            N/A

December 31, 1997
Total capital (to risk-weighted assets)    $4,919   28.8%     $1,367     8.0%        $1,708       10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                     4,743   27.8         683     4.0          1,025        6.0
Tier 1 (core) capital (to adjusted
  total assets)                             4,743   13.1       1,451     4.0          1,814        5.0
Tangible capital (to adjusted
  total assets)                             4,743   13.1         544     1.5            N/A

The following is a reconciliation of the Bank's equity reported in the financial statements under generally accepted accounting principles to the Office of Thrift Supervision regulatory capital requirements:

                                                                           Tier 1      Total
                                                               Tangible    (Core)    Risk-Based
                                                               Capital     Capital     Capital
                                                             -----------  ---------  -----------
December 31, 1998
  Total equity as reported in the financial statements         $  5,102   $  5,102     $  5,102
  Net unrealized (gain) loss on securities available for sale       (50)       (50)         (50)
  Goodwill and other intangible assets                              (44)       (44)         (44)
  General allowance for loan losses                                  --         --          218
                                                               --------   --------     --------
    Regulatory capital                                         $  5,008   $  5,008     $  5,226
                                                               ========   ========     ========

December 31, 1997
  Total equity as reported in the financial statements         $  4,852   $  4,852     $  4,852
  Net unrealized (gain) loss on securities available for sale       (61)       (61)         (61)
  Goodwill and other intangible assets                              (48)       (48)         (48)
  General allowance for loan losses                                  --         --          176
                                                               --------   --------     --------
    Regulatory capital                                         $  4,743   $  4,743     $  4,919
                                                               ========   ========     ========

--------------------------------------------------------------------------------

                                  (Continued)

                        INDIAN VILLAGE COMMUNITY BANK
                        NOTES TO FINANCIAL STATEMENTS
                         December 31, 1998 and 1997
                        (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments at year-end were as follows:

                                                          1998                    1997
                                                   ---------------------   ---------------------
                                                   Carrying   Estimated    Carrying   Estimated
                                                    Amount    Fair Value    Amount    Fair Value
                                                   --------   ----------   --------   ----------
Financial assets:
  Cash and cash equivalents                        $    797     $    797   $    923     $    923
  Time deposits                                         499          499         --           --
  Securities available for sale                       6,195        6,195      7,317        7,317
  Loans, net                                         31,274       31,531     27,241       26,599
  Federal Home Loan Bank stock                          407          407        379          379
  Accrued interest receivable                           183          183        153          153

Financial liabilities:
  Demand and savings deposits                        (8,077)      (8,077)    (7,496)      (7,496)
  Certificates of deposit                           (22,789)     (22,663)   (22,781)     (25,011)
  Federal Home Loan Bank advances                    (4,000)      (4,000)    (1,000)      (1,000)
  Accrued interest payable                              (37)         (37)       (27)         (27)

Carrying amount is the estimated fair value for cash and cash equivalents, time deposits, Federal Home Loan Bank stock, accrued interest receivable and payable, demand and savings deposits, and variable rate loans and Federal Home Loan Bank advances that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans and certificates of deposit and for variable rate loans with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of fixed rate Federal Home Loan Bank advances and for variable rate advances with infrequent repricing or repricing limits, fair value is based on current rates for similar financing. The estimated fair value for other financial instruments and off-balance-sheet loan commitments approximate cost at December 31, 1998 and is not considered significant to this presentation.

NOTE 12 - OTHER COMPREHENSIVE INCOME

The tax effects on the components of other comprehensive income were as follows:

                                                                  1998    1997
                                                                 ------  ------
  Unrealized gains (losses) on securities available for sale:
     Unrealized gains (losses) arising during year               $  (6)  $  16
     Reclassification adjustment for gains (losses)                  1       1
                                                                 -----   -----
     Net unrealized gain (losses)                                   (5)     17
  Additional minimum pension liability                               9      (2)
                                                                 -----   -----
  Other comprehensive income                                     $   4   $  15
                                                                 =====   =====

--------------------------------------------------------------------------------

                                  (Continued)

                        INDIAN VILLAGE COMMUNITY BANK
                        NOTES TO FINANCIAL STATEMENTS
                         December 31, 1998 and 1997
                        (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 13 - ADOPTION OF PLAN OF CONVERSION

On January 20, 1999, the Board of Directors of the Bank, subject to regulatory approval and approval by the members of the Bank, unanimously adopted a Plan of Conversion from a federally chartered mutual bank to a federally chartered stock bank with the concurrent formation of a holding company. The Holding Company will acquire 100 percent of the Bank's common stock. The conversion is expected to be accomplished through amendment of the Bank's charter and the sale of the Holding Company's common stock in an amount equal to the pro forma market value of the Bank after giving effect to the conversion. A subscription offering of the shares of the Holding Company's common stock will be offered to the Bank's depositors, then to an employee stock benefit plan and then to other members. Any shares of the Holding Company's common stock not sold in the subscription offering may be offered for sale to the general public.

At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its regulatory capital as of the latest practicable date before the conversion at which such regulatory capital can be determined. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account.
In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce shareholders' equity below the required liquidation account balance.

Under Office of Thrift Supervision ("OTS") regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts that are both well capitalized and given favorable qualitative examination ratings by the OTS.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At December 31, 1998, $16,513 of costs have been deferred.

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. Neither Indian Village Bancorp, Inc. nor Indian Village Community Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Indian Village Bancorp, Inc. or Indian Village Community Bank since any of the dates as of which information is furnished in this prospectus or since the date of this prospectus.




                    [Logo for Indian Village Bancorp, Inc.]




         (Proposed Holding Company for Indian Village Community Bank)




                        586,500 Shares of Common Stock



                                     ----

                                  Prospectus

                                     ----




                              TRIDENT SECURITIES



                                 May ___, 1999




Until August __, 1999, all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

In accordance with the General and Business Corporations Law of the Commonwealth of Pennsylvania (being Title 15 of the Pennsylvania Statutes), Article 9 of the Registrant's Articles of Incorporation provide as follows:

           ARTICLE 9.  INDEMNIFICATION, ETC. OF OFFICERS, DIRECTORS,
                             EMPLOYEES AND AGENTS

  A. Personal Liability of Directors.  A director of the Corporation shall not
     -------------------------------
be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited.

  B. Indemnification.  The Corporation shall indemnify any person who was or is
     ---------------
a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Pennsylvania law.

  C. Advancement of Expenses.  Reasonable expenses incurred by an officer,
     -----------------------
director, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Section B of this Article 9 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

  D. Other Rights.  The indemnification and advancement of expenses provided by
     ------------
or pursuant to this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

  E. Insurance.  The Corporation shall have the power to purchase and maintain
     ---------
insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 9.

  F. Security Fund; Indemnity Agreements.  By action of the Board of Directors
     -----------------------------------
(notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 9.

  G. Modification.  The duties of the Corporation to indemnify and to advance
     ------------
expenses to any person as provided in this Article 9 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 9, and no amendment or termination of any trust or other fund created pursuant to Section F of this Article 9, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

  H. Proceedings Initiated by Indemnified Persons.  Notwithstanding any other
     --------------------------------------------
provision of this Article 9, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervener or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Item 25. Other Expenses of Issuance and Distribution.

  SEC filing................................................................................   $  2,206
  OTS filing fee............................................................................      8,400
  NASD filing fee...........................................................................      1,294
  Printing, postage and mailing.............................................................     70,000
  Legal fees and expenses...................................................................     95,000
  Accounting fees and expenses..............................................................     65,000
  Appraisers' fees and expenses (including business plan)...................................     23,000
  Marketing fees, selling commissions and expenses (including underwriter's counsel fees)...    100,000
  Conversion agent fees.....................................................................      5,000
  Certificate printing......................................................................      1,500
  Miscellaneous.............................................................................      8,600
                                                                                               --------
  TOTAL.....................................................................................   $380,000
                                                                                               ========

Item 26.   Recent Sales of Unregistered Securities.

None.

Item 27.  Exhibits.

The exhibits filed as a part of this Registration Statement are as follows:

(a)    List of Exhibits (filed herewith unless otherwise noted)

1.1 Engagement Letter between Indian Village Community Bank and Trident Securities, Inc.*
1.2    Draft Form of Agency Agreement
2.0 Plan of Conversion (including the Federal Stock Charter and Bylaws of Indian Village Community Bank)*
3.1    Articles of Incorporation of Indian Village Bancorp, Inc.*
3.2    Bylaws of Indian Village Bancorp, Inc.*
4.0    Specimen Stock Certificate of Indian Village Bancorp, Inc.*
5.0    Opinion of Muldoon, Murphy & Faucette LLP re: legality
8.1    Opinion of Muldoon, Murphy & Faucette LLP re:  Federal Tax Matters
8.2    Opinion of Crowe, Chizek and Company LLP re:  State Tax Matters
10.1 Form of Indian Village Community Bank Employee Stock Ownership Plan and Trust Agreement*
10.2   Draft ESOP Loan Commitment Letter and ESOP Loan Documents*
10.3 Form of Indian Village Community Bank and Indian Village Bancorp, Inc. Employment Agreement*
10.4   Form of Indian Village Community Bank Employee Severance Compensation
       Plan*
16.0   Letter regarding change in certifying accountant*
23.1   Consent of Muldoon, Murphy & Faucette LLP*
23.2   Consent of Crowe, Chizek and Company LLP
23.4   Consent and Subscription Rights Opinion of Keller & Company, Inc.*
24.1   Powers of Attorney*
27.0   Financial Data Schedule*
99.1   Updated Appraisal Report of Keller & Company, Inc. (P)
99.2   Draft Marketing Materials
99.3   Draft Stock Order Form

--------------------------------------
*   Previously filed
(P) Filed pursuant to Rule 202 of Regulation S-T.

Item 28.  Undertakings.

    The small business issuer will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED                         SIGNATURES
---------


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Gnadenhutten, State of Ohio, on May 4, 1999.

Indian Village Bancorp, Inc.


By:  /s/ Marty R. Lindon
     __________________________________
     Marty R. Lindon
     President, Chief Executive Officer
     and Director
     (duly authorized representative)

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



   Name                        Title                                Date
   ----                        -----                                ----
/s/ Marty R. Lindon       President, Chief Executive
_____________________     Officer and Director                   May 4, 1999
Marty R. Lindon           (principal executive officer)


/s/ Lori S. Frantz        Vice President, Treasurer              May 4, 1999
_____________________     and Chief Financial Officer
Lori S. Frantz            (principal accounting and
                          financial officer)

        *                 Chairperson of the Board
_____________________
Rebecca S. Mastin


        *
_____________________     Vice Chairman of the Board
John A. Beitzel


        *
_____________________     Corporate Secretary and Director
Michael A. Cochran


        *
_____________________     Director
Vernon E. Mishler


        *
_____________________     Director
Joanne Limbach


        *
_____________________     Director
Cindy S. Knisely


_____________________
*Pursuant to a Power of Attorney dated March 18, 1999 and filed as Exhibit 24.1 to the Registration Statement on Form SB-2 of Indian Village Bancorp, Inc. on March 18, 1999.


/s/ Marty R. Lindon       President, Chief Executive Officer     May 4, 1999
_____________________     and Director
Marty R. Lindon

    As filed with the Securities and Exchange Commission on May 4, 1999


                                                      Registration No. 333-74621
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ---------------------


                                   EXHIBITS

                                    TO THE

                     PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

                                   FORM SB-2

                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                             ---------------------


                         INDIAN VILLAGE BANCORP, INC.

                 (Exact name of registrant as specified in its
                         certificate of incorporation)


================================================================================

                               TABLE OF CONTENTS


            List of Exhibits (filed herewith unless otherwise noted)

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1 Engagement Letter between Indian Village Community Bank and Trident Securities, Inc.*
1.2  Draft Form of Agency Agreement
2.0 Plan of Conversion (including the Federal Stock Charter and Bylaws of Indian Village Community Bank)*
3.1  Articles of Incorporation of Indian Village Bancorp, Inc.*
3.2  Bylaws of Indian Village Bancorp, Inc.*
4.0  Specimen Stock Certificate of Indian Village Bancorp, Inc.*
5.0  Opinion of Muldoon, Murphy & Faucette LLP re: legality
8.1  Opinion of Muldoon, Murphy & Faucette LLP re:  Federal Tax Matters
8.2  Opinion of Crowe, Chizek and Company LLP re:  State Tax Matters
10.1 Form of Indian Village Community Bank Employee Stock Ownership Plan and Trust Agreement*
10.2 Draft ESOP Loan Commitment Letter and ESOP Loan Documents*
10.3 Form of Indian Village Community Bank and Indian Village Bancorp, Inc. Employment Agreement*
10.4 Form of Indian Village Community Bank Employee Severance Compensation Plan*
16.0 Letter regarding change in certifying accountant*
23.1 Consent of Muldoon, Murphy & Faucette LLP*
23.2 Consent of Crowe, Chizek and Company LLP
23.4 Consent and Subscription Rights Opinion of Keller & Company, Inc.*
24.1 Powers of Attorney*
27.0 Financial Data Schedule*
99.1 Updated Appraisal Report of Keller & Company, Inc. (P)
99.2 Draft Marketing Materials
99.3 Draft Stock Order Form

_______________________
*   Previously filed
(P) Filed pursuant to Rule 202 of Regulation S-T.